UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

LEAP WIRELESS INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

10307 Pacific Center Court
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 29, 2008

To the Stockholders of Leap Wireless International, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Leap Wireless International, Inc., a Delaware corporation (“Leap”), will be held at the Charleston Place Hotel, 205 Meeting Street, Charleston, South Carolina 29401, on Thursday, May 29, 2008, at 1:00 p.m. local time, for the following purposes:

1. To elect the following five directors to hold office until the next Annual Meeting of Stockholders or until their successors have been elected and have qualified:

John D. Harkey, Jr.	Mark H. Rachesky, M.D.
S. Douglas Hutcheson	Michael B. Targoff
Robert V. LaPenta

2. To ratify the selection of PricewaterhouseCoopers LLP as Leap’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

3. To transact such other business as may properly come before the Annual Meeting or any continuation, adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 31, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any continuation, adjournment or postponement thereof.

By Order of the Board of Directors

S. Douglas Hutcheson
Chief Executive Officer and President

San Diego, California
April 23, 2008

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

10307 Pacific Center Court
San Diego, California 92121

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited by the Board of Directors (the “Board”) of Leap Wireless International, Inc., a Delaware corporation (“Leap”), for use at the Annual Meeting of Stockholders to be held on Thursday, May 29, 2008, at 1:00 p.m. local time (the “Annual Meeting”), or at any continuation, adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Charleston Place Hotel, 205 Meeting Street, Charleston, South Carolina 29401. If you need directions to the location of the Annual Meeting, please contact Leap’s Investor Relations department at (858) 882-6000. The approximate date on which this proxy statement and the accompanying proxy card are first being sent to stockholders is April 29, 2008. As used in this proxy statement and accompanying appendix, the terms “we,” “us,” “our,” “ours” and the “Company” refer to Leap and its wholly owned subsidiaries, including Cricket Communications, Inc. (“Cricket”).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 29, 2008

Pursuant to new rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. The proxy statement and our 2007 Annual Report are available at proxy.leapwireless.com.

Solicitation

Leap will bear the cost of soliciting proxies for the upcoming Annual Meeting. Leap will ask banks, brokerage houses, fiduciaries and custodians holding stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such stock, and Leap will reimburse them for their reasonable expenses in doing so. In addition, Leap has retained Innisfree M&A Incorporated to act as a proxy solicitor in conjunction with the meeting. Leap has agreed to pay that firm a fee not to exceed $20,000, plus reasonable expenses, costs and disbursements for proxy solicitation services. Leap and its directors, officers and regular employees may supplement the proxy solicitor’s solicitation of proxies by mail, personally, by telephone or by other appropriate means. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

Stockholders of record at the close of business on March 31, 2008 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, Leap had 68,976,443 shares of common stock outstanding and entitled to vote. Stockholders of record on such date will be entitled to one vote on all matters to be voted upon for each share of common stock held. If you are a stockholder of record and plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held in “street name” (which means your shares are held of record by a broker, bank or other nominee) and you wish to vote in person at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the record holder of the shares (your broker, bank or other nominee) authorizing you to vote at the Annual Meeting.

A quorum is necessary for the transaction of business at the Annual Meeting. A quorum exists when holders of a majority of the total number of outstanding shares of common stock entitled to vote at the meeting are present in person or by proxy. At the Annual Meeting, the inspector of election appointed for the Annual Meeting will determine the presence of a quorum and tabulate the results of the voting by stockholders. The inspector of elections will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes (i.e., shares held by a broker or nominee that are represented at the meeting but which the broker or nominee is not empowered to vote on a particular proposal) are counted towards a quorum but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

Any stockholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. Proxies may be revoked by filing with the Corporate Secretary of Leap at Leap’s principal executive offices, 10307 Pacific Center Court, San Diego, California 92121, a written notice of revocation or a duly executed proxy bearing a later date. A stockholder of record at the close of business on the Record Date may vote in person if present at the Annual Meeting, whether or not he or she has previously given a proxy. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

PROPOSAL 1

ELECTION OF DIRECTORS

Leap’s Board has nominated five nominees for election at the Annual Meeting. Each of the nominees is currently a member of Leap’s Board and is standing for re-election by the stockholders. If elected at the Annual Meeting, each of the five nominees will serve until Leap’s next annual meeting of stockholders, in each case until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal.

Leap’s Amended and Restated Certificate of Incorporation provides that the number of directors that shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. The authorized number of directors currently is six. We are currently searching for one or more additional directors to join our Board, and our Nominating and Corporate Governance Committee has engaged a professional search firm to assist in identifying and recruiting potential director candidates. Any potential candidates will be reviewed and evaluated by the Nominating and Corporate Governance Committee and our Board under the processes and procedures described further below under “Board of Directors and Board Committees — Director Nomination Process.”

Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. In no event may such shares be voted for the election of more than five nominees. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and the Board does not believe that any nominee will be unable to serve.

Biographical information for each person nominated as a director is set forth below.

Nominees for Election

Mark H. Rachesky, M.D., 49, has served as a member and Chairman of our Board since August 2004. Dr. Rachesky is the co-founder and president of MHR Fund Management LLC, which is an investment manager of various private investment funds that invest in inefficient market sectors, including special situation equities and distressed investments. From 1990 through June 1996, Dr. Rachesky served in various positions at Icahn Holding Corporation, including as a senior investment officer and for the last three years as sole managing director and acting chief investment advisor. Dr. Rachesky serves as a member and chairman of the board of directors of Loral Space & Communications, Inc. (NASDAQ: LORL), and as a member of the boards of directors of Emisphere Technologies, Inc. (NASDAQ: EMIS), Neose Technologies, Inc. (NASDAQ: NTEC) and NationsHealth, Inc. (NASDAQ: NHRX). Dr. Rachesky holds a B.S. in molecular aspects of cancer from the University of Pennsylvania, an M.D. from the Stanford University School of Medicine, and an M.B.A. from the Stanford University School of Business.

John D. Harkey, Jr., 47, has served as a member of our Board since March 2005. Since 1998, Mr. Harkey has served as chief executive officer and chairman of Consolidated Restaurant Companies, Inc., and as chief executive officer and vice chairman of Consolidated Restaurant Operations, Inc. Mr. Harkey also has been manager of the investment firm Cracken, Harkey & Street, L.L.C. since 1997. From 1992 to 1998, Mr. Harkey was a partner with the law firm Cracken & Harkey, LLP. Mr. Harkey was founder and managing director of Capstone Capital Corporation and Capstone Partners, Inc. from 1989 until 1992. He currently serves on the boards of directors and audit committees of Loral Space & Communications, Inc. (NASDAQ:LORL), Energy Transfer Partners, L.P. (NYSE:ETP), Energy Transfer Equity, L.P. (NYSE:ETE) and Emisphere Technologies, Inc. (NASDAQ:EMIS). He also serves on the President’s Development Council of Howard Payne University, and on the executive board of Circle Ten Council of the Boy Scouts of America. Mr. Harkey obtained a B.B.A. with honors and a J.D. from the University of Texas at Austin and an M.B.A. from the Stanford University School of Business.

S. Douglas Hutcheson, 52, was appointed as our chief executive officer and president in February 2005, and has served as a member of our Board since then, and has also served as our acting chief financial officer since September 2007, having previously served as our president and chief financial officer from January 2005 to February 2005, as our executive vice president and chief financial officer from January 2004 to January 2005, as our senior vice president and chief financial officer from August 2002 to January 2004, as our senior vice president and chief strategy officer from

March 2002 to August 2002, as our senior vice president, product development and strategic planning from July 2000 to March 2002, as our senior vice president, business development from March 1999 to July 2000 and as our vice president, business development from September 1998 to March 1999. From February 1995 to September 1998, Mr. Hutcheson served as vice president, marketing in the Wireless Infrastructure Division at Qualcomm Incorporated. Mr. Hutcheson is on the board of directors of the Children’s Museum of San Diego and of San Diego’s Regional Economic Development Corporation. Mr. Hutcheson holds a B.S. in mechanical engineering from California Polytechnic University and an M.B.A. from the University of California, Irvine.

Robert V. LaPenta, 62, has served as a member of our Board since March 2005. Mr. LaPenta is the chairman, president and chief executive officer of L-1 Identity Solutions, Inc. (NYSE:ID), a provider of technology solutions for protecting and securing personal identities and assets. From April 2005 to August 2006, Mr. LaPenta served as the chairman and chief executive officer of L-1 Investment Partners, LLC, an investment firm seeking investments in the biometrics area. Mr. LaPenta served as president, chief financial officer and director of L-3 Communications Holdings, Inc., a company he co-founded, from April 1997 until his retirement from those positions effective April 1, 2005. From April 1996, when Loral Corporation was acquired by Lockheed Martin Corporation, until April 1997, Mr. LaPenta was a vice president of Lockheed Martin and was vice president and chief financial officer of Lockheed Martin’s C3I and Systems Integration Sector. Prior to the April 1996 acquisition of Loral, Mr. LaPenta was Loral’s senior vice president and controller, a position he held since 1981. Mr. LaPenta previously served in a number of other executive positions with Loral since he joined that company in 1972. Mr. LaPenta is on the board of trustees of Iona College and is chairman of the board of directors of Core Software Technology. Mr. LaPenta received a B.B.A. in accounting and an honorary degree in 2000 from Iona College in New York.

Michael B. Targoff, 63, has served as a member of our Board since September 1998. He is founder of Michael B. Targoff and Co., a company that seeks active or controlling investments in telecommunications and related industry early stage companies. In February 2006, Mr. Targoff was appointed chief executive officer and vice-chairman of the board of directors of Loral Space & Communications Inc. (NASDAQ: LORL). From its formation in January 1996 through January 1998, Mr. Targoff was president and chief operating officer of Loral Space & Communications Ltd. Mr. Targoff was senior vice president of Loral Corporation until January 1996. Previously, Mr. Targoff was the president of Globalstar Telecommunications Limited, the public owner of Globalstar, Loral’s global mobile satellite system. Mr. Targoff also serves as a member of the board of directors of ViaSat, Inc. (NASDAQ: VSAT) and CPI International, Inc. (NASDAQ: CPII), in addition to serving as chairman of the boards of directors of three small private telecommunications companies. Before joining Loral Corporation in 1981, Mr. Targoff was a partner in the New York law firm of Willkie Farr & Gallagher LLP. Mr. Targoff holds a B.A. from Brown University and a J.D. from the Columbia University School of Law.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE NAMED ABOVE.

BOARD OF DIRECTORS AND BOARD COMMITTEES

Board Meetings

Leap’s Board held 14 meetings, including telephonic meetings, during fiscal 2007. During the past fiscal year, each incumbent director attended at least 75% of the total number of meetings of the Board and meetings of committees of the Board on which he served.

Director Attendance at Annual Meetings of Stockholders

Leap’s policy is to encourage the members of its Board to attend Leap’s annual meetings of stockholders. All of Leap’s directors attended the Annual Meeting of Stockholders held on May 17, 2007.

Communications with Our Board

Any stockholder may communicate with the Board and its committees by addressing his or her communication to the Board, the independent directors, a committee of the Board, or an individual director by sending a communication addressed to the recipient group or individual at:

Leap Wireless International, Inc.
Attn: Board of Directors
c/o Corporate Secretary
10307 Pacific Center Court
San Diego, CA 92121

Copies of written communications received by the Corporate Secretary will be provided to the relevant director(s) unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of stockholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to Leap or its business, or communications that relate to improper or irrelevant topics. Any such improper communication will be made available to any non-employee director upon request.

Director Independence

The Board has determined that, except for Mr. Hutcheson, all of its members are independent directors as defined in the Nasdaq Stock Market listing standards. Mr. Hutcheson is not considered independent because he is employed by us as our president, chief executive officer and acting chief financial officer.

Committees of the Board of Directors

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee.  Our Audit Committee consists of Mr. Targoff, Chairman, and Messrs. Harkey and LaPenta. Each member of the Audit Committee is an independent director, as defined in the Nasdaq Stock Market listing standards. Our Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the Securities and Exchange Commission, or the SEC. The functions of this Committee include:

•	appointment, compensation, retention and oversight of our independent registered public accounting firm and senior internal audit executive;

•	pre-approval of audit and non-audit services to be rendered by our independent registered public accounting firm;

•	review of the independence and quality control procedures of our independent registered public accounting firm and the experience and qualifications of the senior personnel from our independent registered public accounting firm providing audit services to us;

•	meeting with our management, our independent registered public accounting firm and our senior internal audit executive to discuss: (i) the scope of the audit, the procedures to be followed, and the staffing of the audit; (ii) each annual audit, major issues regarding accounting principles and financial statement presentations, complex or unusual transactions, and other special financial issues; (iii) analyses prepared by management or the independent registered public accounting firm of significant financial reporting issues and judgments made in connection with the preparation of our financial statements; and (iv) the effect of recent regulatory and professional accounting pronouncements and off-balance sheet structures on our financial statements;

•	reviewing our financial statements and periodic reports and discussing these statements and reports with our management and our independent registered public accounting firm, and considering whether such statements and reports are complete and consistent with information known to the Audit Committee members;

•	meeting separately with representatives from the independent registered public accounting firm: (i) regarding any problems or difficulties encountered during the course of the audit work; (ii) to discuss the report the independent registered public accounting firm is required to make to the Audit Committee; and (iii) to discuss the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees, ” as amended; and

•	determining whether to recommend to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year subject to the audit.

Representatives from both our independent registered public accounting firm and our internal financial personnel regularly meet privately with the Audit Committee and have unrestricted access to this committee. The Audit Committee held eight meetings during the 2007 fiscal year. A copy of the Audit Committee Charter adopted by Leap’s Board is posted in the Investor Relations section of Leap’s website at www.leapwireless.com. The information on our website is not part of this proxy statement or any other report or registration statement that we furnish to or file with the SEC.

Compensation Committee.  Our Compensation Committee currently consists of Dr. Rachesky and Mr. Targoff. All members of the Compensation Committee are independent directors, as defined in the Nasdaq Stock Market listing standards. The functions of this Committee include:

•	reviewing our compensation philosophy and our employee compensation, pension and welfare benefit plans;

•	reviewing and approving corporate goals and objectives relating to the compensation of the chief executive officer, and evaluating the performance of, and determining and approving the compensation of, the chief executive officer;

•	evaluating the performance of our other executive officers, and reviewing and approving, or modifying, the recommendations of the chief executive officer regarding compensation of such executive officers;

•	reviewing and approving any employment contracts and special employment arrangements to be entered into by Leap with any executive officer;

•	granting awards under, and setting and evaluating performance targets under, annual bonus and long-term incentive compensation plans; and

•	reviewing and approving, as well as reviewing and discussing with our management, the Compensation Discussion and Analysis to be included in our Annual Report on Form 10-K and proxy statement.

The Compensation Committee held five meetings during the 2007 fiscal year. A copy of the Compensation Committee Charter adopted by Leap’s Board is posted in the Investor Relations section of Leap’s website at

www.leapwireless.com. Under the Compensation Committee Charter, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee, and may delegate to one or more officers of Leap any or all of the Committee’s responsibilities to grant awards under Leap’s stock incentive plans to eligible participants (other than to Leap’s executive officers).

Nominating and Corporate Governance Committee.  Our Nominating and Corporate Governance Committee currently consists of Dr. Rachesky, Chairman, and Messrs. Harkey and Targoff. All members of the Nominating and Corporate Governance Committee are independent directors, as defined in the Nasdaq Stock Market listing standards. The functions of this Committee include:

•	identifying qualified candidates to become members of our Board;

•	recommending to the Board candidates for nomination for election as directors at each annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);

•	recommending the membership of committees of the Board;

•	recommending to the Board candidates for appointment to fill vacancies on our Board;

•	overseeing the annual evaluation of the performance of the Board; and

•	overseeing our corporate governance guidelines.

The Nominating and Corporate Governance Committee held two meetings during the 2007 fiscal year. A copy of the Nominating and Corporate Governance Committee Charter adopted by Leap’s Board is posted in the Investor Relations section of Leap’s website at www.leapwireless.com.

Director Nomination Process

Director Qualifications

The Nominating and Corporate Governance Committee’s goal is to assemble a Board that brings to our company a variety of perspectives and skills derived from high quality business and professional experience. In evaluating director nominees, the Nominating and Corporate Governance Committee considers the following criteria, among others that the committee deems appropriate:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;

•	experience in our industry;

•	experience as a board member of another publicly held company;

•	academic expertise in an area of our operations; and

•	practical and mature business judgment, including ability to make independent analytical inquiries.

The Nominating and Corporate Governance Committee has no stated minimum criteria for director nominees. In evaluating director nominees, in addition to the criteria described above, the Nominating and Corporate Governance Committee may consider other factors that it deems to be appropriate and in the best interests of Leap and its stockholders. The Nominating and Corporate Governance Committee believes it is appropriate for at least one, and preferably several, members of our Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our Board be independent directors, as defined under the Nasdaq Stock Market listing standards. At this time, the Nominating and Corporate Governance Committee also believes it is appropriate for our president and chief executive officer to serve as a member of our Board.

Process for Identification and Evaluation of Nominees for Director

Nominating and Corporate Governance Committee Process.  The Nominating and Corporate Governance Committee identifies nominees for director by first evaluating the current members of the Board willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating and Corporate Governance Committee’s criteria for Board service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining new perspectives. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. In such a case, the Nominating and Corporate Governance Committee generally polls the Board and members of management for their recommendations. The Nominating and Corporate Governance Committee may also seek input from industry experts or analysts. Once candidates are identified, the Nominating and Corporate Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are then interviewed by the Nominating and Corporate Governance Committee and certain other of our independent directors and executive management. In making its determinations, the Nominating and Corporate Governance Committee evaluates each individual in the context of our Board as a whole, with the objective of assembling a group that can best perpetuate our success and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating and Corporate Governance Committee makes its recommendation to the Board. Historically, the Nominating and Corporate Governance Committee has not relied on third-party search firms to identify Board candidates. However, the Nominating and Corporate Governance Committee has engaged the services of a professional search firm to assist in identifying and recruiting one or more potential director candidates to join our Board.

Recommendations from Stockholders.  The Nominating and Corporate Governance Committee’s policy is to consider and evaluate nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received any director candidate recommendations from our stockholders to date. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by Board members, management or other parties are evaluated.

Stockholders wishing to recommend a candidate for nomination for election as a director must do so in writing addressed to the Corporate Secretary of Leap. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes this candidate is qualified for service on our Board. The stockholder must also provide such other information about the candidate as would be required by SEC rules to be included in a proxy statement about the candidate. In addition, the stockholder must include the written consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the recommendation or nomination. In order to give the Nominating and Corporate Governance Committee sufficient time to evaluate a recommended candidate, the recommendation must be received by our Corporate Secretary at our principal executive offices by the deadline for submitting proposals to be included in the proxy statement for the next annual meeting of stockholders, as described below in the section entitled “Stockholder Proposals.” Recommendations received after such date will likely not be timely for consideration in connection with that year’s annual meeting of stockholders.

Nominations by Stockholders.  Nominations of persons for election to the Board may be made at the Annual Meeting by any stockholder who is entitled to vote at the meeting and who has complied with the notice procedures set forth in Article II, Section 8 of the Amended and Restated Bylaws of Leap. Generally, these procedures require stockholders to give timely notice in writing to the Corporate Secretary of Leap, including all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors and the nominee’s written consent to being named in the proxy and to serving as a director if elected. Stockholders are encouraged to review the Amended and Restated Bylaws of Leap for a complete description of the procedures.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Leap’s financial statements for the fiscal year ended December 31, 2007 have been examined by PricewaterhouseCoopers LLP, which has audited Leap’s financial statements since 1998. The Board has selected PricewaterhouseCoopers LLP as Leap’s independent registered public accounting firm for the fiscal year ending December 31, 2008 and has directed that management submit the selection of the independent registered public accounting firm to the stockholders for ratification at the Annual Meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

Stockholders are not required to ratify the selection of PricewaterhouseCoopers LLP as Leap’s independent registered public accounting firm. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board and the Audit Committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of Leap and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 2.

Audit Fees

The following table summarizes the aggregate fees billed to Leap by its independent registered public accounting firm, PricewaterhouseCoopers LLP, for the fiscal years ended December 31, 2007 and 2006 (in thousands):

	2007	2006

Audit fees(1)	$4,360	$2,839
Audit-related fees(2)	10	10
Tax fees(3)	698	283
All other fees(4)	—	—

Total	$5,068	$3,132

(1)	Audit fees consist of fees billed for professional services rendered for the audit of Leap’s consolidated annual financial statements and internal control over financial reporting, review of the interim condensed consolidated financial statements included in quarterly reports, and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Leap’s consolidated financial statements and are not reported under “Audit Fees.” For the fiscal years ended December 31, 2007 and 2006, this category included agreed upon procedures for contractual and regulatory obligations.

(3)	Tax fees consist of fees billed for professional services rendered for tax compliance and tax planning. In 2007 and 2006, these services included assistance regarding federal and state tax compliance and consultations regarding various income tax issues.

(4)	All other fees consist of fees for products and services other than the services reported above.

In considering the nature of the services provided by PricewaterhouseCoopers LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with PricewaterhouseCoopers LLP and Leap management to determine that they were permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the Public Company Accounting Oversight Board. The Audit Committee requires that all services performed by PricewaterhouseCoopers LLP be pre-approved prior to the services being performed. During 2007, all services were pre-approved in accordance with these procedures.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of Leap’s Board of Directors is comprised solely of independent directors, as defined by the listing standards of the Nasdaq Stock Market, and operates pursuant to a written charter adopted by the Board of Directors. The Audit Committee reviews and reassesses the adequacy of the charter on an annual basis. The Audit Committee is responsible for monitoring and overseeing management’s conduct of Leap’s financial reporting process, Leap’s systems of internal accounting and financial controls, and the independent audit of Leap’s financial statements by Leap’s independent registered public accounting firm.

In this context, the Audit Committee has reviewed and discussed the audited financial statements of Leap as of and for the fiscal year ended December 31, 2007 with both management and PricewaterhouseCoopers LLP. Specifically, the Audit Committee has discussed with PricewaterhouseCoopers LLP those matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect as adopted by the Public Company Accounting Oversight Board, and it has discussed with PricewaterhouseCoopers LLP the issue of its independence from Leap.

Based on the Audit Committee’s review of the audited financial statements and its discussions with management and PricewaterhouseCoopers LLP noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Leap’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Michael B. Targoff, Chairman
John D. Harkey, Jr.
Robert V. LaPenta

EXECUTIVE OFFICERS

Biographical information for the executive officers of Leap who are not directors, as of the date of this proxy statement, is set forth below. There are no family relationships between any director or executive officer and any other director or executive officer. Executive officers serve at the discretion of the Board and until their successors have been duly elected and qualified, unless sooner removed by the Board.

Name	Age	Position

Albin F. Moschner	55	Executive Vice President and Chief Marketing Officer
Glenn T. Umetsu	58	Executive Vice President and Chief Technical Officer
William D. Ingram	51	Senior Vice President, Strategy
Robert J. Irving, Jr.	52	Senior Vice President, General Counsel and Secretary
Steven R. Martin	47	Acting Chief Accounting Officer
Leonard C. Stephens	51	Senior Vice President, Human Resources

Albin F. Moschner has served as our executive vice president and chief marketing officer since January 2005, having previously served as senior vice president, marketing from September 2004 to January 2005. Prior to this, Mr. Moschner was president of Verizon Card Services from December 2000 to November 2003. Prior to joining Verizon, Mr. Moschner was president and chief executive officer of OnePoint Services, Inc., a telecommunications company that he founded and that was acquired by Verizon in December 2000. Mr. Moschner also was a principal and the vice chairman of Diba, Inc., a development stage internet software company, and served as senior vice president of operations, a member of the board of directors and ultimately president and chief executive officer of Zenith Electronics from October 1991 to July 1996. Mr. Moschner holds a master’s degree in electrical engineering from Syracuse University and a B.E. in electrical engineering from the City College of New York.

Glenn T. Umetsu has served as our executive vice president and chief technical officer since January 2005, having previously served as our executive vice president and chief operating officer from January 2004 to January 2005, as our senior vice president, engineering operations and launch deployment from June 2002 to January 2004, and as vice president, engineering operations and launch development from April 2000 to June 2002. From September 1996 to April 2000, Mr. Umetsu served as vice president, engineering and technical operations for Cellular One in the San Francisco Bay Area. Before Cellular One, Mr. Umetsu served in various telecommunications operations roles for 24 years with AT&T Wireless, McCaw Communications, RAM Mobile Data, Honolulu Cellular, PacTel Cellular, AT&T Advanced Mobile Phone Service, Northwestern Bell and the United States Air Force. Mr. Umetsu holds a B.A. in mathematics and economics from Brown University.

William D. Ingram has served as our senior vice president, strategy since April 2008, having previously served as our senior vice president, financial operations and strategy from February 2008 to April 2008 and as a consultant to us beginning August 2007. Prior to joining us, Mr. Ingram served as vice president and general manager of AudioCodes, Inc., a telecommunications equipment company from July 2006 to March 2007. Prior to that, Mr. Ingram served as the president and chief executive officer of Nuera Communications, Inc., a provider of VoIP infrastructure solutions, from September 1996 until it was acquired by AudioCodes, Inc. in July 2006. Prior to joining Nuera Communications in 1996, Mr. Ingram served as the chief operating officer of the clarity products division of Pacific Communication Sciences, Inc., a provider of wireless data communications products, as president of Ivie Industries, Inc., a computer security and hardware manufacturer, and as president of KevTon, Inc., an electronics manufacturing company. Mr. Ingram holds an A.B. in economics from Stanford University and an M.B.A. from Harvard Business School.

Robert J. Irving, Jr. has served as our senior vice president, general counsel and secretary since May 2003, having previously served as our vice president, legal from August 2002 to May 2003, and as our senior legal counsel from September 1998 to August 2002. Previously, Mr. Irving served as administrative counsel for Rohr, Inc., a corporation that designed and manufactured aerospace products from 1991 to 1998, and prior to that served as vice president, general counsel and secretary for IRT Corporation, a corporation that designed and manufactured x-ray inspection equipment. Before joining IRT Corporation, Mr. Irving was an attorney at Gibson, Dunn & Crutcher LLP. Mr. Irving was admitted to the California Bar Association in 1982. Mr. Irving holds a B.A. from Stanford

University, an M.P.P. from The John F. Kennedy School of Government of Harvard University and a J.D. from Harvard Law School, where he graduated cum laude.

Steven R. Martin has served as our acting chief accounting officer since February 2008, having previously served as an accounting consultant to us and our Audit Committee since October 2007. From July 2005 to September 2007, Mr. Martin served as vice president and chief financial officer of Stratagene Corporation, a publicly traded life sciences company, and served as director of finance of Stratagene Corporation from May 2004 to July 2005. From March 2001 to May 2003, Mr. Martin served as controller of Gen-Probe Incorporated, a publicly traded life sciences company. Prior to Gen-Probe, Mr. Martin held various senior finance positions at two other international manufacturing companies and was a senior audit manager at the public accounting firm of Deloitte & Touche LLP. Mr. Martin is a certified public accountant and holds a B.S. in accounting from San Diego State University.

Leonard C. Stephens has served as our senior vice president, human resources since our formation in June 1998. From December 1995 to September 1998, Mr. Stephens was vice president, human resources operations for Qualcomm Incorporated. Before joining Qualcomm Incorporated, Mr. Stephens was employed by Pfizer Inc., where he served in a number of human resources positions over a 14-year career. Mr. Stephens holds a B.A. from Howard University.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our compensation and benefits programs are designed to attract and retain key employees necessary to support our business plans and to create and sustain a competitive advantage for us in the market segment in which we compete. For all of our executive officers, a substantial portion of total compensation is performance-based. We believe that compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis, linked to specific, measurable results intended to create value for stockholders.

In particular, our fundamental compensation philosophies and objectives for executive officers include the following:

•	Using total compensation to recognize each individual officer’s scope of responsibility within the organization, experience, performance and overall contributions to our company.

•	Providing incentives to achieve key strategic, financial and individual performance measures by linking incentive award opportunities to the achievement of performance goals in these areas.

•	Using external compensation data from similarly sized wireless companies and other “high-tech” companies as part of our due diligence in determining base salary, target bonus amounts and equity awards for individual officers at Leap.

•	Using long-term equity-based compensation (generally restricted stock and stock options) to align employee and stockholder interests, as well as to attract, motivate and retain employees and enable them to share in our long-term success.

Our compensation program includes cash compensation, which we view as a short-term incentive, and equity compensation, which we believe provides incentives over a longer term. Our equity compensation awards are designed to reward executives for the financial and operating performance of the company as a whole, as well as the executive’s individual contributions to our overall success. We do not have any requirements that executive officers hold a specific amount of our common stock or stock options; however, we periodically review executive officer equity-based incentives to ensure that our executives maintain sufficient unvested awards to promote their continued retention. In general, we seek to provide executives who have the greatest influence on our financial and operating success with compensation packages in which their equity awards could provide a significant portion of their total potential compensation. This focus on equity awards is intended to provide meaningful compensation opportunities to executives with the greatest potential influence on our financial and operating performance. Thus, we make the most substantial equity awards to our senior executive management team, comprised of our chief executive officer, or CEO, executive vice presidents and senior vice presidents. In addition, we seek to provide vice presidents and other employees who have significant influence over our operating and financial success with equity incentives that provide high retention value and alignment of these managers’ interests with those of our stockholders. We have not adopted any other formal or informal policies or guidelines for allocating compensation between long-term and short-term incentives, between cash and non-cash compensation, or among different forms of non-cash compensation.

Procedures for Determining Compensation Awards

The Compensation Committee

The Compensation Committee of our Board of Directors has primary authority to determine and recommend the compensation payable to our executive officers. In fulfilling this oversight responsibility, the Compensation Committee annually reviews the performance of our senior executive management team in light of our compensation philosophies and objectives described above. To aid the Compensation Committee in making its compensation determinations, each year our CEO, assisted by our senior vice president, human resources, provides recommendations to the Compensation Committee regarding the compensation of the other executive officers. In addition, the Compensation Committee has retained Mercer (US), Inc., or Mercer, a consulting firm specializing in executive compensation matters, to assist the committee in evaluating our compensation programs, policies and objectives. Mercer began providing these services to the Compensation Committee in January 2006.

Comparison of Compensation to Market Data

The Compensation Committee strives to provide compensation opportunities for our executive officers that are competitive with the market in which Leap competes for executive talent. To aid the Compensation Committee in its review of our executive compensation programs, management and/or Mercer periodically prepares a comparison of executive compensation levels at similarly-sized wireless telecommunications companies and other “high-tech” companies. This comparison typically includes statistical summaries of compensation information derived from a number of large, third-party studies and surveys, which, for purposes of considering 2007 compensation for our executive officers, included the Mercer Benchmark Database, the Watson Wyatt Services Report, the Radford Executive Survey and the Mellon High-Technology Survey. These summaries and databases contain executive compensation information for telecommunications, wireless and other companies, although the surveys do not provide the particular names of those companies whose pay practices are surveyed with respect to any particular position being reviewed. In addition to this third-party survey information, Mercer may also present comparative compensation information for a select number of other telecommunications and “high-tech” companies with annual revenues generally comparable to ours and against which we compete for executive talent. As part of its review of compensation for 2007, the Compensation Committee reviewed comparative data prepared by Mercer with respect to the following companies: Alamosa Holdings, American Tower, Centennial Communications, Crown Castle International, Dobson Communications, Nextel Partners, NII Holdings, USA Mobility and Valor. This comparative information, together with the statistical summaries described above, was presented to help the Compensation Committee generally assess comparative compensation levels for positions held by our executive officers. This approach is designed to help us provide executive compensation opportunities that will allow us to remain competitive.

Our Compensation Committee has historically attempted to provide base salaries, target bonus amounts and long-term equity awards for our executive officers that are generally targeted around the 75th percentile of compensation awarded to executives with similar positions and experience. Under this objective, we generally seek to target less than the 75th percentile of total compensation when performance expectations are not met, total compensation at or around the 75th percentile when performance expectations are met, and total compensation at or above the 75th percentile when performance expectations are exceeded. Comparative compensation levels, however, are only one of several factors that our Compensation Committee considers in determining compensation levels for our executive officers. As a result, the individual elements of an executive officers’ overall compensation opportunity may deviate from the 75th percentile based on other considerations, including the executive officer’s experience and tenure in his or her respective position, as well as his or her individual performance, leadership and other skills. In addition, because Leap has experienced, and expects to continue to experience, rapid growth in our business and revenues, the companies against which we measure our compensation will continue to evolve. As a result, although we intend to continue to strive to provide compensation opportunities that are competitive, the Compensation Committee may determine not to fully adjust the compensation levels of our executive officers to keep pace with the 75th percentile of the larger peer companies against which we may be measured.

The extent to which actual compensation to be received by an executive may materially deviate from the targeted compensation opportunity will also depend upon Leap’s corporate and operational performance, the individual performance of the relevant officer as measured against his or her pre-determined individual performance goals for the year, as well as a more subjective assessment of the individual’s contributions. This approach is intended to ensure that there is a direct relationship between Leap’s overall performance in the achievement of its financial and operational goals and each individual named executive officer’s total compensation.

With respect to targeted cash compensation for 2007, the Compensation Committee set base salary and target bonus amounts that substantially comported with the 75th percentile of compensation provided to executives with comparable positions as determined by reference to the survey data and peer group information described above. As described further below, however, actual cash and total compensation amounts earned by our executive officers in 2007 were below the targeted 75th percentile of compensation of executives at comparable companies due to the below-target bonus awards earned during the year as a result of 2007 company performance. In addition, because the compensation levels of our named executive officers reflect, in part, the compensation levels associated with the varying roles and responsibilities of corporate executives in the marketplace, there were significant differentials between the 2007 compensation awarded to our CEO and to our other named executive officers. The difference in Mr. Hutcheson’s compensation relative to the other executive officers, however, is not the result of any internal compensation equity standard but rather reflects our Compensation Committee’s review of the compensation of chief executive officers of other comparable companies, as well as its review of Mr. Hutcheson’s performance.

Performance Goals

As indicated above, an important objective of our compensation program is to provide incentives to our executives to achieve key strategic, financial and individual performance measures. Corporate and individual performance goals are generally established at the beginning of each year. Annual corporate goals are generally formulated by our executive management team and are submitted to the Board of Directors for review. Management then typically recommends a subset of these goals to the Compensation Committee as the corporate performance goals underlying the annual cash bonus plan for our named executive officers. The corporate performance goals established by our Compensation Committee for our named executive officers generally focus on two key performance metrics: (i) a financial measure we call adjusted OIBDA, which we currently define as operating income (loss) less depreciation and amortization, adjusted to exclude the effects of: gain/loss on sale/disposal of assets; impairment of assets; and share-based compensation expense (benefit); and (ii) our number of net customer additions. We believe that the achievement of these performance goals is dependent in many respects upon the efforts and contributions of our named executive officers and the attainment of their individual performance goals. When determining whether Leap has achieved its corporate performance goals, the Compensation Committee has the ability to make objective adjustments to the performance goals to account for any significant investments or special projects undertaken during the year which were not contemplated when the goals were originally determined. In addition, our Compensation Committee retains the authority to authorize bonus payments to our executive officers that are different from the bonus payments that would otherwise be awarded based on our achievement of the performance goals established for the bonus plans.

At the beginning of each year, our executive officers work with our CEO to establish their individual performance goals for the year, based on their respective roles within the company. For example, individual performance goals established for 2007 included, among others, the retention and expansion of our customer base, maintaining and improving the quality of our wireless network, continued recruitment and development of our employees and continued control and reduction of our operating expenses. These individual performance goals are generally qualitative in nature.

Elements of Executive Compensation

Leap’s executive officer compensation program is comprised of three primary components: base salary; annual short-term incentive compensation in the form of cash bonuses; and long-term incentive compensation in the form of stock options and restricted stock. We also provide certain additional employee benefits and retirement programs to our executive officers.

Base Salary

The base salary for each executive officer is generally established through negotiation at the time the executive is hired, taking into account the executive’s qualifications, experience, prior salary and competitive salary information. As discussed above, in determining base salaries for our executive officers, the Compensation Committee considers compensation paid to comparable officers at comparable companies. In addition, each year the Compensation Committee determines whether to approve merit increases to our executive officers’ base salaries based upon their individual performance and the recommendations of our CEO. From time to time, an executive officer’s base salary may also be increased to reflect changes in competitive salaries for such executive’s position based on the compensation data for comparable companies prepared for our Compensation Committee. Our CEO does not participate in deliberations regarding his own compensation.

In early 2007, as part of its annual salary review, the Compensation Committee increased our CEO’s base salary by 7%. In addition, the Compensation Committee approved merit base salary increases between 0% and 10.6% for our other named executive officers. These annual merit salary increases reflected the Compensation Committee’s review of the compensation levels of each of our named executive officers as compared to those of officers with similar positions at comparable companies, as well as the Committee’s assessment of each individual named executive officer’s performance during the prior year. Our named executive officers’ base salaries for 2007 are set forth in the Summary Compensation Table below.

Annual Performance Bonus

We provide an annual cash performance bonus to our executive officers. The purpose of these bonus awards is to provide an incentive to our executive officers to assist us in achieving our principal financial and operating performance goals. In determining the potential bonus opportunity for an executive officer for a given year, the Compensation Committee generally intends that approximately 75% of the targeted amount of the annual performance bonus be based upon Leap’s corporate performance and that approximately 25% be based upon the officer’s individual performance.

Prior to 2007, the entire amount of an officer’s annual performance bonus was payable under the Cricket Non-Sales Bonus Plan for the relevant year. The Cricket Non-Sales Bonus Plan is a bonus plan established each year for eligible employees of Cricket and provides for the payment of cash bonuses to employees working a specified minimum number of hours per week (other than employees who are eligible to participate in Cricket’s separate sales bonus plan). Payment of bonuses to our executive officers under the Cricket Non-Sales Bonus Plan is administered by the Compensation Committee. Historically, 75% of the target amount payable to an officer under the Cricket Non-Sales Bonus Plan for the relevant year was based upon Leap’s achievement of corporate performance goals and 25% was based on an evaluation of the individual officer’s performance throughout the year.

In 2007, our Board of Directors adopted and our stockholders approved the Leap Wireless International, Inc. Executive Incentive Bonus Plan, or the Executive Bonus Plan. The Executive Bonus Plan is a bonus plan for our executive officers and other eligible members of management which provides for the payment of cash bonuses based on Leap’s achievement of certain predetermined corporate performance goals, with the intention that such bonuses be deductible as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The Executive Bonus Plan is further described below under the heading “— The Leap Wireless International, Inc. Executive Incentive Bonus Plan” and is administered by the Executive Bonus Plan Committee, or the Plan Committee, consisting of Compensation Committee members Mark Rachesky and Michael Targoff. Beginning in 2007, the 75% portion of the annual performance bonus attributable to corporate performance goals became payable to our executive officers under the Executive Bonus Plan and the 25%

portion attributable to their individual performance was payable under the Cricket Non-Sales Bonus Plan for 2007, or the 2007 Non-Sales Bonus Plan.

Determination of Targets and Performance Goals

Target and maximum bonus amounts payable to our executive officers are established early in the year, generally as a percentage of each individual executive officer’s base salary. For 2007 compensation, overall target bonuses were set at 100% of base salary for our CEO, 80% of base salary for our executive vice presidents and 65% of base salary for the other individuals serving as named executive officers. The actual bonus award payable to the executive officers is generally 0% to 200% of the target bonus amount, based on the relative attainment of the corporate and individual performance objectives, subject to the Committee’s discretion to reduce the amount payable. These target and maximum bonus amounts are based, in part, on the Compensation Committee’s review of cash bonus payments made to similarly situated executives of other comparable and surveyed companies, as described above.

As more fully described above, the corporate and individual performance goals used to determine the actual amount of the annual performance bonus are generally established at the beginning of the year. With respect to the 75% portion of the target bonus attributable to corporate performance, the performance goals generally relate to financial and operational goals for adjusted OIBDA and our number of net customer additions, each of which goals is weighted evenly in determining the amount of the bonus. With respect to 2007 performance, this portion of the bonus was payable semi-annually, with up to 50% of the target amount payable after completion of our second fiscal quarter and any remaining amount payable after completion of our fiscal year. Beginning in 2008, the entire amount of any corporate performance bonus will be payable following completion of the fiscal year.

With respect to the 25% portion of the target bonus attributable to individual performance, performance goals are determined for our CEO and other executive officers based on their respective role within the company. Following the completion of our fiscal year, each of the executive officers is evaluated in light of the performance goals he or she established for the year. The Compensation Committee determines the portion of our CEO’s bonus attributable to individual performance based upon his achievement of performance goals, as well as its subjective and more qualitative assessment of his performance. For our other named executive officers, the Compensation Committee determines the portion of the annual bonus attributable to individual performance based, in part, upon a rating assigned to each individual each quarter by our CEO based upon his assessment of such individual’s achievement of performance goals, as well as the Compensation Committee’s subjective and more qualitative assessment of such individual’s overall performance.

2007 Performance Bonus Awards

Corporate performance goals for the Executive Bonus Plan were approved in early 2007. The performance targets to permit each of our named executive officers to receive 100% of their 2007 target bonus for corporate performance were: (i) approximately $450 million of adjusted OIBDA; and (ii) approximately 850,000 net customer additions. The threshold levels, below which no performance bonus would be paid, were: (i) approximately 90% of the adjusted OIBDA target; and (ii) approximately 80% of the net customer additions target. Individual performance goals established among our named executive officers for fiscal 2007 included, among others, the retention and expansion of our customer base, maintaining and improving the quality of our wireless network, continued recruitment and development of our employees and continued control and reduction of our operating expenses.

Following the completion of our second fiscal quarter of 2007, the Plan Committee approved the payment of bonuses in July 2007 to our named executive officers based on Leap’s results for adjusted OIBDA and net customer additions for the first six months of the year as measured against the corporate performance goals described above. The amounts paid to the named executive officers under the Executive Bonus Plan for the first six months of 2007 were as follows: Mr. Hutcheson: $224,274; Mr. Umetsu, $106,262; Mr. Moschner, $106,008; and Mr. Stephens, $68,619. Mr. Khalifa ceased serving as our executive vice president and chief financial officer, or CFO, as of September 6, 2007 and did not receive a corporate performance bonus in 2007. As contemplated by the Executive Bonus Plan, any remaining amounts payable to our named executive officers under the Executive Bonus Plan were payable after the fourth quarter of 2007 upon finalization of our 2007 fiscal year results. Based upon our 2007 results for net customer additions and adjusted OIBDA, no additional amounts were payable to our named executive officers under the Executive Bonus Plan. The adjusted OIBDA and net customer additions performance targets for 2008 have been set in a manner consistent with prior years, will be challenging to achieve and are intended to reward significant company performance.

With respect to the portion of the bonus based upon individual performance, the Compensation Committee determined the amount of the bonus based, in part, upon a rating assigned to each individual each quarter by our CEO based upon his assessment of such individual’s achievement of performance goals, as well as the Compensation Committee’s more subjective and qualitative assessment of such individual’s overall performance. As part of this assessment, the Compensation Committee determined to double the amount of the potential bonus opportunity attributable to the executive officers’ performance in the fourth quarter of 2007 under the 2007 Non-Sales Bonus Plan. This potential fourth quarter bonus opportunity was made available to all participants under the 2007 Non-Sales Bonus Plan, including our named executive officers, to recognize the significant efforts of senior management and other employees during the year. Following its consideration of the named executive officers’ performance for the year in light of the goals set forth above, the Compensation Committee approved the payment of the following individual performance bonuses to our named executive officers under the 2007 Non-Sales Bonus Plan: Mr. Hutcheson: $248,374; Mr. Umetsu, $127,280; Mr. Moschner, $136,352; and Mr. Stephens, $64,260.

Aggregate cash bonuses paid to our named executive officers under the Executive Bonus Plan and the 2007 Non-Sales Bonus Plan, expressed as an approximate percentage of their aggregate target bonus, were as follows: Mr. Hutcheson, 77%; Mr. Umetsu, 80%; Mr. Moschner, 84%; and Mr. Stephens, 70%.

Long-Term Incentive Compensation

Leap provides long-term incentive compensation to its executive officers and other selected employees through the 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan, or the 2004 Stock Plan. The 2004 Stock Plan was approved and adopted by the Compensation Committee in 2004 pursuant to authority delegated to it by the Board of Directors and is generally administered by the Compensation Committee. See “— 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan” for additional information regarding the 2004 Stock Plan.

Under the 2004 Stock Plan, we grant our executive officers and other selected employees non-qualified stock options at an exercise price equal to (or greater than) the fair market value of Leap common stock (as determined under the 2004 Stock Plan) on the date of grant and restricted stock at a purchase price equal to the par value per share. Since our adoption of the 2004 Stock Plan, the practice of the Compensation Committee has generally been to grant initial awards to executive officers and other eligible employees that join us which vest in full in three to five years after the date of grant (with no partial time-based vesting for the awards in the interim) but that are subject to accelerated performance-based vesting prior to that time if Leap meets certain performance targets. Beginning in late 2006, the Compensation Committee also began to make annual refresher grants of options and restricted stock to our executive officers and other eligible employees. We believe that the awards under the 2004 Stock Plan help us to reduce officer and employee turnover and to retain the knowledge and skills of our key employees. The size and timing of equity awards is based on a variety of factors, including Leap’s overall performance, the recipient’s individual performance and competitive compensation information, including the value of such awards granted to comparable executive officers as set forth in the statistical summaries of compensation data for comparable companies prepared for the Compensation Committee.

In January 2005, we made initial grants of stock options and restricted stock under the 2004 Stock Plan to our then-acting executive officers, which awards were to vest in full approximately three years after the date of grant with no partial time-based vesting for the awards. These awards were, however, subject to accelerated performance-based vesting in increments ranging from 10% to 30% of the applicable award per year if Leap met certain annual performance targets in 2005 or 2006 relating to the following: (i) our adjusted earnings before interest, taxes, depreciation and amortization, or EBITDA; and (ii) our number of net customer additions. Following the grant of these awards, there was no accelerated vesting in 2006 based upon our 2005 financial results. The following year, vesting for a portion of these awards was accelerated in 2007 based on our achievement of 2006 annual results. As a result, 19.3% of the shares underlying each award granted to our named executive officers vested on an accelerated basis, other than the awards held by Mr. Hutcheson, whose agreements provided for 20% performance-based vesting. For 2006, the performance targets to entitle 20% of the shares underlying the awards to vest on an accelerated basis were: (i) approximately $264 million of adjusted EBITDA; and (ii) approximately 650,000 net customer additions; and the threshold levels, below which no accelerated performance-based vesting would occur, were: (i) approximately 90% of the adjusted EBITDA target; and (ii) approximately 70% of the net customer additions target.

Initial grants of stock options and restricted stock to executive officers who joined us or were promoted after May 2005 vest in full five years after the date of grant with no partial time-based vesting for the awards, but are subject to accelerated performance-based vesting in increments ranging from 10% to 30% of the applicable award per year if Leap meets certain adjusted EBITDA and net customer addition performance targets, measured for fiscal years 2006 to 2008 for grants occurring prior to February 2006, and measured for fiscal years 2007 to 2009 for awards granted after that date. As more fully described above, vesting of a portion of these awards was accelerated in February 2007 based on the levels of 2006 adjusted EBITDA and net customer additions achieved by Leap. Based upon our 2007 results for net customer additions and adjusted EBITDA, there was no additional accelerated vesting for any portions of our stock options and restricted stock in 2008. For 2007, the performance targets to entitle 20% of the shares underlying the awards to vest on an accelerated basis were: (i) approximately $450 million of adjusted EBITDA; and (ii) 870,000 net customer additions; and the threshold levels, below which no accelerated performance-based vesting would occur, were: (i) approximately 90% of the adjusted EBITDA target; and (ii) approximately 80% of the net customer additions target. The 2004 Stock Plan permits the Compensation Committee to update previously-determined performance targets for adjusted EBITDA and net customer additions to reflect changes in our scope of operations (for example, to reflect our commencement of operations in a new market not originally contemplated by the prior performance targets). As a result, we are in the process of updating our 2008 adjusted EBITDA and net customer additions performance targets to reflect our current plans for 2008 and expect that such updated targets will be challenging to achieve and will result in accelerated vesting in the event of significant company performance.

In connection with a review of our executive compensation policies in October 2006, we noted that a significant portion of the equity grants previously awarded to several of our named executive officers were to vest in early 2008. Therefore, in order to achieve our executive compensation objectives noted above, including the long-term retention of members of our senior management team, in December 2006, the Compensation Committee recommended, and the Board granted, an aggregate of 190,000 non-qualified stock options and 27,500 restricted stock awards to Messrs. Hutcheson, Umetsu, Moschner and Stephens. These additional grants of stock options and restricted stock awards vest in four years, with the options vesting in equal 25% annual increments and the shares of restricted stock vesting in full on the fourth anniversary of the date of grant. The amount, nature and timing of these grants were based, in part, on the equity holdings (and the related vesting of such holdings) of similarly situated executives as set forth in the statistical summaries of compensation data for comparable companies. Consistent with this practice, on February 20, 2008, the Compensation Committee approved the additional grant of 18,000 non-qualified stock options to Mr. Moschner and an aggregate of 75,000 shares of restricted stock to Messrs. Umetsu, Moschner and Stephens, with such grants effective on February 29, 2008, following the release of our 2007 financial results. The Compensation Committee approved the grant of 100,000 non-qualified stock options and 50,000 shares of restricted stock to Mr. Hutcheson on March 25, 2008. These additional grants of stock options and restricted stock to Messrs. Moschner and Hutcheson generally vest in four years, with the options vesting in equal 25% annual increments and the shares of restricted stock vesting in 25% equal increments on the second and third anniversaries of the date of grant and 50% on the fourth anniversary of the date of grant. With respect to the restricted stock awards to Messrs. Umetsu and Stephens, one-third of the shares vest on March 1, 2009 and the remaining two-thirds of the shares vest on March 1, 2010.

401(k) Plan

Leap maintains a 401(k) plan for all employees, and provides a 50% match on employees’ contributions, with Leap’s matching funds limited to 6% of an employee’s base salary. Leap’s 401(k) plan allows eligible employees to contribute up to 30% of their salary, subject to annual limits. We match a portion of the employee contributions and may, at our discretion, make additional contributions based upon earnings. Our contributions for the year ended December 31, 2007 were approximately $1,571,000.

Other Benefits

Our executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers. In addition, Leap provides our executive officers with supplemental health coverage with a maximum benefit of $50,000 per year per family unit, the ability to apply for supplemental, company-paid executive disability insurance that provides a benefit of up to $5,000 per month up to age 65, $750,000 of supplemental, company-paid executive life insurance, and $750,000 of executive accidental death and disability insurance. Leap also provides a tax planning reimbursement benefit with the amount of the annual reimbursement capped at $15,000. We believe that these additional benefits are reasonable in scope and amount and are typically offered by other companies against which we compete for executive talent. We do not maintain any pension plans or plans that provide for the deferral of compensation on a basis that is not tax-qualified.

Policy on Deductibility of Executive Officer Compensation

Section 162(m) of the Code generally disallows a tax deduction to a publicly-held company for compensation in excess of $1 million paid to its chief executive officer and its four most highly compensated executive officers. Performance-based compensation tied to the attainment of specific goals is excluded from the limitation. In late 2006, the Compensation Committee evaluated whether Leap should take action with respect to the tax deductibility of Leap’s executive compensation under Section 162(m) of the Code, and generally concluded that it would be advisable for Leap to undertake the necessary steps to cause Leap’s performance-based cash bonus payments and future grants of stock options to executive officers to qualify as potential performance-based compensation plans under Section 162(m) of the Code. Stockholders approved the Executive Bonus Plan and the 2004 Stock Plan at our 2007 Annual Meeting of Stockholders, and the Board intends to generally administer the plans in the manner required to make future payments under the Executive Bonus Plan and to grant options under the 2004 Stock Plan that constitute qualified performance-based compensation under Section 162(m). With respect to 2008 compensation, specific performance goals were still being reviewed and finalized after the date necessary to make any corporate performance bonuses payable under the Executive Bonus Plan fully deductible under Section 162(m). The Board also retains the discretion to pay discretionary bonuses or other types of compensation outside of the plans which may or may not be tax deductible.

Summary Compensation

The following table sets forth certain information with respect to compensation for the fiscal years ended December 31, 2007 and 2006 earned by or paid to our CEO and acting CFO, our three next most highly compensated executive officers as of the end of the last fiscal year, and our former CFO. We refer to these officers collectively as our named executive officers for 2007.

				Non-Equity
				Incentive Plan	Stock	Option	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)	Awards(2)	Awards(3)	Compensation(4)	Total

S. Douglas Hutcheson	2007	$610,385	$—	$472,648	$1,204,349	$1,759,639	$27,164	$4,074,185
CEO, President, Acting CFO and Director	2006	$541,346	$100,000	$700,000	$926,452	$942,522	$20,801	$3,231,121
Glenn T. Umetsu	2007	$361,654	$—	$233,542	$890,086	$760,115	$32,716	$2,278,113
Executive Vice President and Chief Technology Officer	2006	$334,154	$—	$342,725	$801,957	$548,791	$30,989	$2,058,616
Albin F. Moschner	2007	$360,962	$—	$242,360	$402,703	$1,206,153	$31,057	$2,243,235
Executive Vice President and Chief Marketing Officer	2006	$327,692	$—	$336,684	$314,574	$994,830	$55,050	$2,028,830
Leonard C. Stephens	2007	$286,923	$5,000	$132,879	$303,802	$250,793	$21,880	$1,001,277
Senior Vice President, Human Resources	2006	$282,500	$10,000	$217,229	$508,257	$152,175	$16,031	$1,186,192
Amin I. Khalifa(5)	2007	$274,039	$—	$—	$315,596	$840,107	$658,657	$2,088,399
Former Executive Vice President and CFO	2006	$115,385	$50,000	$123,168	$108,081	$287,708	$13,246	$697,588

(1)	For 2007, the amounts represent aggregate cash bonuses earned during 2007 under the Executive Bonus Plan and the 2007 Non-Sales Bonus Plan. For 2006, the amounts represent cash bonuses earned during 2006 under the 2006 Non-Sales Bonus Plan.

(2)	Represents annual compensation cost for 2007 or 2006 of restricted stock awards granted to our named executive officers in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” or SFAS 123(R). For information regarding assumptions made in connection with this valuation, please see Note 9 to our consolidated financial statements found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Restricted stock awards to named executive officers issued under the 2004 Stock Plan grant such executives the right to purchase, subject to vesting, shares of common stock at a purchase price of $0.0001 per share.

(3)	Represents annual compensation cost for 2007 or 2006 of options to purchase Leap common stock granted to our named executive officers in accordance with SFAS 123(R). For information regarding assumptions made in connection with this valuation, please see Note 9 to our consolidated financial statements found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(4)	Includes the other compensation set forth in the table below:

		Matching	Executive	Financial	Housing and	Sick
		401(k)	Benefits	Planning	Other Living	Leave/Vacation	Severance	Total Other
Name	Year	Contributions	Payments	Services	Expenses	Payout	Payment	Compensation

S. Douglas Hutcheson	2007	$6,750	$7,898	$1,458	$—	$11,058	$—	$27,164
	2006	$6,600	$4,357	$3,113	$—	$6,731	$—	$20,801
Glenn T. Umetsu	2007	$6,750	$4,343	$15,161	$—	$6,462	$—	$32,716
	2006	$6,600	$2,671	$15,564	$—	$6,154	$—	$30,989
Albin F. Moschner	2007	$6,750	$4,457	$—	$13,504	$6,346	$—	$31,057
	2006	$6,600	$2,929	$—	$40,156	$5,365	$—	$55,050
Leonard C. Stephens	2007	$6,750	$8,450	$1,247	$—	$5,433	$—	$21,880
	2006	$6,600	$3,217	$1,868	$—	$4,346	$—	$16,031
Amin I. Khalifa	2007	$5,038	$22,511	$19,922	$—	$20,561	$590,625	$658,657
	2006	$1,731	$4,167	$7,348	$—	$—	$—	$13,246

(5)	Our Board appointed Mr. Khalifa as our executive vice president and CFO, effective as of August 28, 2006. Mr. Khalifa ceased serving as our executive vice president and CFO as of September 6, 2007.

2007 Grants of Plan-Based Awards

The following table sets forth certain information with respect to the grants of non-equity incentive plan awards made for the fiscal year ended December 31, 2007 to the named executive officers under the Executive Bonus Plan and the 2007 Non-Sales Bonus Plan. No grants of restricted stock or options to purchase Leap common stock were made to our named executive officers during the fiscal year ended December 31, 2007 under our 2004 Stock Plan.

		Estimated Possible Payouts Under
		Non-Equity
		Incentive Plan Awards(1)
Name	Grant Date	Threshold	Target	Maximum

S. Douglas Hutcheson
Executive Bonus Plan	3/28/07	$114,778	$459,113	$918,226
2007 Non-Sales Bonus Plan	3/28/07	$114,778	$153,038	$383,582
Glenn T. Umetsu
Executive Bonus Plan	3/28/07	$54,440	$217,761	$435,521
2007 Non-Sales Bonus Plan	3/28/07	$54,440	$72,586	$181,974
Albin F. Moschner
Executive Bonus Plan	3/28/07	$54,376	$217,504	$435,008
2007 Non-Sales Bonus Plan	3/28/07	$54,376	$72,501	$181,803
Leonard C. Stephens
Executive Bonus Plan	3/28/07	$34,996	$139,983	$279,965
2007 Non-Sales Bonus Plan	3/28/07	$34,996	$46,661	$116,873
Amin I. Khalifa
Executive Bonus Plan	3/28/07	$56,250	$225,000	$450,000
2007 Non-Sales Bonus Plan	3/28/07	$56,250	$75,000	$187,808

(1)	Represents estimated potential payouts of non-equity incentive plan awards for 2007 under the Executive Bonus Plan and under the 2007 Non-Sales Bonus Plan. The material terms of the plans are described in “— Elements of Executive Compensation — Annual Performance Bonus” above. Actual amounts paid to the named executive officers pursuant to the Executive Bonus Plan and 2007 Non-Sales Bonus Plan are disclosed in the Summary Compensation Table above under the heading “Non-Equity Incentive Plan Compensation.”

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

Amended and Restated Executive Employment Agreement with S. Douglas Hutcheson

Effective as of February 25, 2005, Cricket and Leap entered into an Amended and Restated Executive Employment Agreement with S. Douglas Hutcheson in connection with Mr. Hutcheson’s appointment as our CEO. The Amended and Restated Executive Employment Agreement amends, restates and supersedes the Executive Employment Agreement dated January 10, 2005, as amended, among Mr. Hutcheson, Cricket and Leap. The Amended and Restated Executive Employment Agreement was amended as of June 17, 2005 and February 17, 2006. As amended, the agreement is referred to in this proxy statement as the Executive Employment Agreement. Mr. Hutcheson’s term of employment under the Executive Employment Agreement expires on December 31, 2008, unless extended by mutual agreement. On September 6, 2007, Mr. Hutcheson was named as Leap’s Acting Chief Financial Officer.

Under the Executive Employment Agreement, Mr. Hutcheson received an annual base salary of $350,000 through January 27, 2006, and an annual base salary of $550,000 beginning on January 28, 2006, subject to adjustment pursuant to periodic reviews by our Board, and an opportunity to earn an annual performance bonus. On May 18, 2006, our Board authorized an increase in Mr. Hutcheson’s annual base salary from $550,000 per year to

$575,000 per year. Mr. Hutcheson’s base salary was subsequently increased from $575,000 to $615,000 in January 2007 and from $615,000 to $650,000 effective January 2008. Mr. Hutcheson’s annual target performance bonus also was increased to 100% of his base salary. The amount of any annual performance bonus is to be determined in accordance with Cricket’s prevailing annual performance bonus practices that are generally used to determine annual performance bonuses for Cricket’s senior executives. In the event Mr. Hutcheson is employed by Cricket on December 31, 2008, then Mr. Hutcheson will receive the final installment of his 2008 annual performance bonus without regard to whether he is employed by Cricket on the date such final installments are paid to senior executives of Cricket. In addition, the Executive Employment Agreement specifies that Mr. Hutcheson is entitled to participate in all insurance and benefit plans generally available to Cricket’s executive officers.

If, during the term of the Executive Employment Agreement, all or substantially all of Cricket’s assets, or shares of stock of Cricket or Leap having 50% or more of the voting rights of the total outstanding stock of Cricket or Leap, as the case may be, are sold with the approval of or pursuant to the active solicitation of the Board of Directors of Cricket or Leap, as applicable, to a strategic investor, and if Mr. Hutcheson continues his employment with Cricket or its successor for two months following the closing of such sale, Cricket will pay to Mr. Hutcheson a stay bonus in a lump sum payment equal to one and one half times the sum of his then current annual base salary and target performance bonus.

Under the terms of the Executive Employment Agreement (as in effect prior to the amendments described below), if Mr. Hutcheson’s employment is terminated as a result of his discharge by Cricket other than for cause or if he resigns with good reason, he will be entitled to receive: (1) any unpaid portion of his salary and accrued benefits earned up to the date of termination; (2) a lump sum payment equal to one and one-half times the sum of his then current annual base salary plus his target performance bonus (although this payment would not be due to Mr. Hutcheson if he receives the stay bonus described above); and (3) if he elects continuation health coverage under COBRA, the premiums for such continuation health coverage paid by Cricket for a period of 18 months (or, if earlier, until he is eligible for comparable coverage with a subsequent employer). Mr. Hutcheson will be required to execute a general release as a condition to his receipt of any of these severance benefits.

The Executive Employment Agreement also provides that if Mr. Hutcheson’s employment is terminated by reason of his discharge other than for cause or his resignation with good reason, in each case within one year of a change in control of Leap, and he is subject to excise tax pursuant to Section 4999 of the Code as a result of any payments to him, then Cricket will pay him a “gross-up payment” equal to the sum of the excise tax and all federal, state and local income and employment taxes payable by him with respect to the gross-up payment. This gross-up payment will not exceed $1 million and, if Mr. Hutcheson’s employment was terminated by reason of his resignation for good reason, such payment is conditioned on Mr. Hutcheson’s agreement to provide consulting services to Cricket or Leap for up to three days per month for up to a one-year period for a fee of $1,500 per day.

If Mr. Hutcheson’s employment is terminated as a result of his discharge by Cricket for cause or if he resigns without good reason, he will be entitled only to his accrued base salary through the date of termination. If Mr. Hutcheson’s employment is terminated as a result of his death or disability, he will be entitled only to his accrued base salary through the date of death or termination, as applicable, and his pro rata share of his target performance bonus for the year in which his death or termination occurs.

For purposes of Mr. Hutcheson’s Executive Employment Agreement (as in effect prior to the amendments described below), “cause” is generally defined to include: (i) his willful failure substantially to perform his duties with Cricket or Leap; (ii) his willful failure substantially to follow and comply with the specific and lawful directives of the Board of Cricket or Leap which are consistent with his duties; (iii) his commission of an act of fraud or dishonesty materially impacting or involving Leap or Cricket; or (iv) his willful engagement in illegal conduct or gross misconduct. For purposes of Mr. Hutcheson’s employment, “good reason” is generally defined to include the occurrence of any of the following circumstances, unless cured prior to the date of Mr. Hutcheson’s termination of employment: (i) the continuous assignment to him of any duties materially inconsistent with his position, a significant adverse alteration in the nature or status of his responsibilities or the conditions of his employment with Leap or Cricket, or any other action that results in a material diminution in his position, authority, title, duties or responsibilities; (ii) reduction of his annual base salary; (iii) the relocation of the offices at which he is principally employed to a location more than 60 miles from such location, but only after he has commuted for a period of one year to the new location (with Cricket bearing the reasonable cost of such commuting); (iv) Cricket’s failure to pay any portion of his current compensation or to continue to provide certain benefits; (v) the continuation or repetition of harassing or denigrating treatment of him by Cricket inconsistent with his position; or (vi) the failure of a successor to Cricket to retain his services for at least one year on substantially the same terms as set forth in his employment agreement.

In February 2008, our Compensation Committee approved amendments to Mr. Hutcheson’s Executive Employment Agreement to increase the severance compensation and benefits he would receive if his employment is terminated as a result of his discharge by Cricket other than for cause or if he resigns for good reason, and to conform the definitions of “cause” and “good reason” to the definitions in the amended Severance Benefits Agreement for our executive vice presidents and senior vice presidents, which are described below. This amendment would increase the severance benefits to which Mr. Hutcheson is entitled to receive in the event of such a termination to a lump-sum payment equal to two times the sum of his then current annual base salary plus his target performance bonus and continued health coverage for a period of 24 months. See “— Severance and Change in Control Arrangements — Executive Vice Presidents and Senior Vice Presidents” below.

Effective January 5, 2005, Leap’s Compensation Committee granted Mr. Hutcheson non-qualified stock options to purchase 85,106 shares of Leap common stock at $26.55 per share under the 2004 Stock Plan. Also on January 5, 2005, the Compensation Committee agreed to grant Mr. Hutcheson restricted stock awards to purchase 90,000 shares of Leap common stock at $.0001 per share and deferred stock unit awards to purchase 30,000 shares of Leap common stock at $.0001 per share, if and when Leap filed a Registration Statement on Form S-8 with respect to the 2004 Stock Plan. Under the Executive Employment Agreement, on February 24, 2005, Mr. Hutcheson was granted additional non-qualified stock options to purchase 75,901 shares of Leap common stock at $26.35 per share. The Compensation Committee also agreed to grant Mr. Hutcheson restricted stock awards to purchase 9,487 shares of Leap common stock at $.0001 per share, if and when a Registration Statement on Form S-8 was filed. Leap filed a Registration Statement on Form S-8 with respect to the 2004 Stock Plan on June 17, 2005, and the restricted stock awards and deferred stock unit awards that had been made contingent upon that filing were then issued to Mr. Hutcheson.

In the case of the 85,106 stock options granted to Mr. Hutcheson, 17,021 shares subject to the options became exercisable in February 2007 as a result of Leap’s achievement of adjusted EBITDA and net customer addition targets for 2006 (as described above), and the remaining shares subject to the options became exercisable on January 5, 2008. In the case of the restricted stock award to acquire 90,000 shares, 18,000 shares became vested in February 2007 as a result of Leap’s achievement of adjusted EBITDA and net customer addition targets for 2006, and the remaining shares vested on February 28, 2008. In the case of the 75,901 shares subject to stock options and 9,487 shares subject to restricted stock awards, 15,180 shares subject to stock options and 1,897 shares of restricted stock vested and became exercisable in February 2007 as a result of Leap’s achievement of adjusted EBITDA and net customer addition targets for 2006. Based upon our 2007 results for net customer additions and adjusted EBTIDA, there was no additional accelerated vesting for any portions of our stock options and restricted stock in 2008, and the remaining shares will vest and become exercisable on December 31, 2008. In each case, Mr. Hutcheson must be an employee, director or consultant of Cricket or Leap on such date.

For a discussion of the additional equity awards granted to Mr. Hutcheson in 2006 and 2008, please see “— Elements of Executive Compensation — Long-Term Incentive Compensation” above.

The stock options and restricted stock awards granted to Mr. Hutcheson will also become exercisable and/or vested on an accelerated basis in connection with certain changes in control or if Cricket terminates Mr. Hutcheson’s employment other than for cause or if he resigns with good reason within 90 days prior to or within 12 months following a change in control, in each case on the same basis as our other executive officers and as more fully described below under the heading “— Severance and Change in Control Arrangements.” In addition, if Mr. Hutcheson’s employment is terminated by reason of discharge by Cricket other than for cause or if he resigns for good reason, regardless of whether such termination is in connection with a change in control, any remaining shares subject to his stock options and restricted stock awards will become exercisable and/or vested on the regularly scheduled vesting date in 2008. Mr. Hutcheson will be required to execute a general release as a condition to his receipt of the foregoing accelerated vesting. For purposes of the accelerated vesting provisions of

Mr. Hutcheson’s equity awards, the terms “cause” and “good reason” have the same meanings as in his employment agreement, which are described above. The term “change in control” has the same meaning given to such term under the 2004 Stock Plan, which definition is described below under “— Severance and Change in Control Arrangements — Change in Control Vesting of Stock Options and Restricted Stock for Other Named Executive Officers.”

2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan

Under the 2004 Stock Plan, Leap grants executive officers and other selected employees non-qualified stock options at an exercise price equal to the fair market value of Leap common stock (as determined under the 2004 Stock Plan) on the date of grant and restricted stock at a purchase price equal to par value. The 2004 Stock Plan was adopted by the Compensation Committee of our Board, acting pursuant to a delegation of authority, following our emergence from bankruptcy, as contemplated by Section 5.07 of our plan of reorganization. The 2004 Stock Plan allows Leap to grant options under the 2004 Stock Plan that constitute “qualified performance-based compensation” exempt from the limits on deductibility under Section 162(m) of the Code and also allows Leap to grant incentive stock options within the meaning of Section 422 of the Code. The 2004 Stock Plan will be in effect until December 2014, unless our Board terminates the 2004 Stock Plan at an earlier date.

The aggregate number of shares of common stock subject to awards under the 2004 Stock Plan is currently 8,300,000. That number may be adjusted for changes in Leap’s capitalization and certain corporate transactions, as described below. To the extent that an award expires, terminates or is cancelled without having been exercised in full, any unexercised shares subject to the award will be available for future grant or sale under the 2004 Stock Plan. Shares of restricted stock which are forfeited or repurchased by us pursuant to the 2004 Stock Plan may again be optioned, granted or awarded under the 2004 Stock Plan. In addition, shares of common stock which are delivered by the holder or withheld by us upon the exercise of any award under the 2004 Stock Plan in payment of the exercise or purchase price of such award or tax withholding thereon may again be optioned, granted or awarded under the 2004 Stock Plan. The maximum number of shares that may be subject to awards granted under the 2004 Stock Plan to any individual in any calendar year may not exceed 1,500,000.

The 2004 Stock Plan is generally administered by the Compensation Committee of our Board of Directors. However, the Board determines the terms and conditions of, and interprets and administers, the 2004 Stock Plan for awards granted to our non-employee directors. As appropriate, administration of the 2004 Stock Plan may be revested in our Board. In addition, for administrative convenience, the Board may determine to grant to one or more members of the Board or to one or more officers the authority to make grants to individuals who are not directors or executive officers.

The 2004 Stock Plan authorizes discretionary grants to our employees, consultants and non-employee directors, and to the employees and consultants of our subsidiaries, of stock options, restricted stock and deferred stock units. As of December 31, 2007, outstanding equity awards are held by approximately 200 of our approximately 2,400 employees and our four non-employee directors.

In the event of certain changes in the capitalization of our company or certain corporate transactions involving our company and certain other events (including a change in control, as defined in the 2004 Stock Plan), the Board or Compensation Committee will make appropriate adjustments to awards under the 2004 Stock Plan and is authorized to provide for the acceleration, cash-out, termination, assumption, substitution or conversion of such awards. We will give award holders 20 days’ prior written notice of certain changes in control or other corporate transactions or events (or such lesser notice as is determined appropriate or administratively practicable under the circumstances) and of any actions the Board or Compensation Committee intends to take with respect to outstanding awards in connection with such change in control, transaction or event. Award holders will also have an opportunity to exercise any vested awards prior to the consummation of such changes in control or other corporate transactions or events (and such exercise may be conditioned on the closing of such transactions or events).

The Leap Wireless International, Inc. Executive Incentive Bonus Plan

The Executive Bonus Plan authorizes the Compensation Committee or such other committee as may be appointed by the Board to establish periodic bonus programs based on specified performance objectives. The purpose of the Executive Bonus Plan is to motivate its participants to achieve specified performance objectives and to reward them when those objectives are met with bonuses that are intended to be deductible to the maximum extent possible as “performance-based compensation” within the meaning of Section 162(m) of the Code. Leap may, from time to time, also pay discretionary bonuses, or other types of compensation, outside the Executive Bonus Plan which may or may not be tax deductible.

The Executive Bonus Plan is administered by the Compensation Committee, or such other committee as may be appointed by the Board consisting solely of two or more directors, each of whom is intended to qualify as an “outside director” within the meaning of Section 162(m) of the Code. On March 28, 2007, the Board established the Plan Committee, consisting of Dr. Rachesky and Mr. Targoff, to conduct the general administration of the Executive Bonus Plan. The Executive Bonus Plan was approved by Leap’s stockholders in May 2007 at the 2007 Annual Meeting of Stockholders.

Under the Executive Bonus Plan, an eligible participant will be eligible to receive awards based upon Leap’s performance against the targeted performance objectives established by the Plan Committee. If and to the extent the performance objectives are met, an eligible participant will be eligible to receive a bonus award to be determined by the Plan Committee, which bonus amount may be a specific dollar amount or a specified percentage of such participant’s base compensation for the performance period. Participation in the Executive Bonus Plan is limited to those senior vice presidents or more senior officers of Leap or any subsidiary who are selected by the Plan Committee to receive a bonus award under the Executive Bonus Plan.

For each performance period with regard to which one or more eligible participants in the Executive Bonus Plan is selected by the Plan Committee to receive a bonus award, the Plan Committee establishes in writing one or more objectively determinable performance objectives for such bonus award, based upon one or more of the business criteria set forth in the plan, any of which may be measured in absolute terms, as compared to any incremental increase or as compared to the results of a peer group. The performance objectives (including any adjustments) must be established in writing by the Plan Committee no later than the earlier of (i) the ninetieth day following the commencement of the period of service to which the performance goals relate or (ii) the date preceding the date on which 25% of the period of service (as scheduled in good faith at the time the performance objectives are established) has lapsed; provided that the achievement of such goals must be substantially uncertain at the time such goals are established in writing. Performance periods under the Executive Bonus Plan will be specified by the Plan Committee and may be a fiscal year of Leap or one or more fiscal quarters during a fiscal year.

The Plan Committee, in its discretion, may specify different performance objectives for each bonus award granted under the Executive Bonus Plan. Following the end of the performance period in which the performance objectives are to be achieved, the Plan Committee will, within the time prescribed by Section 162(m) of the Code, determine whether, and to what extent, the specified performance objectives have been achieved for the applicable performance period.

The maximum aggregate amount of all bonus awards granted to any eligible participant under the Executive Bonus Plan for any fiscal year is $1,500,000. The Executive Bonus Plan, however, is not the exclusive means for the Compensation Committee to award incentive compensation to those persons who are eligible for bonus awards under the Executive Bonus Plan and does not limit the Compensation Committee from making additional discretionary incentive awards. The Plan Committee, in its discretion, may reduce or eliminate the bonus amount otherwise payable to an eligible participant under the Executive Bonus Plan.

If an eligible participant’s employment with Leap or a subsidiary is terminated, including by reason of such participant’s death or disability, prior to payment of any bonus award, all of such participant’s rights under the Executive Bonus Plan will terminate and such participant will not have any right to receive any further payments from any bonus award granted under the Executive Bonus Plan. The Plan Committee may, in its discretion, determine what portion, if any, of the eligible participant’s bonus award under the Executive Bonus Plan should be paid if the termination results from such participant’s death or disability.

The Plan Committee or the Board may terminate the Executive Bonus Plan or partially amend or otherwise modify or suspend the Executive Bonus Plan at any time or from time to time, subject to any stockholder approval requirements under Section 162(m) of the Code or other requirements.

Employee Stock Purchase Plan

In September 2005, Leap commenced an Employee Stock Purchase Plan, or the ESP Plan, which allows eligible employees to purchase shares of Leap common stock during a specified offering period. A total of 800,000 shares of common stock were initially reserved for issuance under the ESP Plan. The aggregate number of shares that may be sold pursuant to options granted under the ESP Plan is subject to adjustment for changes in Leap’s capitalization and certain corporate transactions. The ESP Plan is a compensatory plan under SFAS 123(R) and is administered by the Compensation Committee of the Board. The ESP Plan will be in effect until May 25, 2015, unless the Board terminates the ESP Plan at an earlier date.

Our employees and the employees of our designated subsidiary corporations that customarily work more than 20 hours per week and more than five months per calendar year are eligible to participate in the ESP Plan as of the first day of the first offering period after they become eligible to participate in the ESP Plan. However, no employee is eligible to participate in the ESP Plan if, immediately after becoming eligible to participate, such employee would own or be treated as owning stock (including stock such employee may purchase under options granted under the ESP Plan) representing 5% or more of the total combined voting power or value of all classes of Leap’s stock or the stock of any of its subsidiary corporations.

Under the ESP Plan, shares of Leap common stock are offered during six month offering periods commencing on each January 1st and July 1st. On the first day of an offering period, an eligible employee is granted a nontransferable option to purchase shares of Leap common stock on the last day of the offering period.

An eligible employee can participate in the ESP Plan through payroll deductions. An employee may elect payroll deductions in any whole percentage (up to 15%) of base compensation, and may decrease or suspend his or her payroll deductions during the offering period. The employee’s cumulative payroll deductions (without interest) can be used to purchase shares of Leap common stock on the last day of the offering period, unless the employee elects to withdraw his or her payroll deductions prior to the end of the period. An employee’s cumulative payroll deductions for an offering period may not exceed $5,000.

The per share purchase price of shares of Leap common stock purchased on the last day of an offering period is 85% of the lower of the fair market value of such stock on the first or last day of the offering period. An employee may purchase no more than 250 shares of Leap common stock during any offering period. Also, an employee may not purchase shares of Leap common stock during a calendar year with a total fair market value of more than $25,000.

In the event of certain changes in Leap’s capitalization or certain corporate transactions involving Leap, Leap’s Compensation Committee will make appropriate adjustments to the number of shares that may be sold pursuant to options granted under the ESP Plan and options outstanding under the ESP Plan. Leap’s Compensation Committee is authorized to provide for the termination, cash-out, assumption, substitution or accelerated exercise of such options.

2007 Equity Awards At Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2007 with respect to the named executive officers.

	Option Awards					Stock Awards
						Number of		Market Value
	Number of Securities					Shares or Units		of Shares or
	Underlying			Option	Option	of Stock That		Units of Stock
	Unexercised Options			Exercise	Expiration	Have Not		That Have
Name	Exercisable	Unexercisable		Price	Date	Vested		Not Vested(1)

S. Douglas Hutcheson	—	68,085	(6)	$26.55	01/05/2015	72,000	(3)	$3,358,073
	15,180	60,721	(2)	$26.35	02/24/2015	7,590	(2)	$353,997
	29,000	87,000	(4)	$60.62	12/20/2016	12,500	(4)	$582,999
Glenn T. Umetsu	—	68,681	(6)	$26.55	01/05/2015	61,784	(3)	$2,881,600
	7,500	22,500	(4)	$60.62	12/20/2016	6,000	(4)	$279,839
Albin F. Moschner	24,638	103,022	(6)	$26.55	01/31/2015	16,140	(3)	$752,768
	7,720	32,280	(5)	$34.37	10/26/2015	13,070	(5)	$609,583
	7,500	22,500	(4)	$60.62	12/20/2016	6,000	(4)	$279,839
Leonard C. Stephens	—	18,887	(6)	$26.55	01/05/2015	19,973	(3)	$931,539
	3,500	10,500	(4)	$60.62	12/20/2016	3,000	(4)	$139,920
Amin I. Khalifa(7)	—	—		—	—	—		—

(1)	Computed by multiplying the closing market price of Leap common stock ($46.64) on December 31, 2007 by the number of shares subject to such stock award.

(2)	The award vests on December 31, 2008. The award is subject to certain accelerated vesting upon a change in control, or a termination of Mr. Hutcheson’s employment by us without cause or by him for good reason, as described above under “— Discussion of Summary Compensation and Grants of Plan-Based Awards Tables — Amended and Restated Executive Employment Agreement with S. Douglas Hutcheson.”

(3)	The award vested on February 28, 2008.

(4)	Represents our 2006 form of stock option or restricted stock award for additional grants to individuals with existing equity awards. Each stock option vests in four equal annual installments on each of the first four anniversaries of the date of grant. Each restricted stock award vests on the fourth anniversary of the date of grant. Each award is also subject to certain accelerated vesting upon a change in control, or a termination of the named executive officer’s employment by us without cause or by the executive for good reason within 90 days prior to or 12 months following a change in control, as described under “— Severance and Change in Control Arrangements — Change in Control Vesting of Stock Options and Restricted Stock for Other Named Executive Officers” below.

(5)	Represents our standard form of stock option or restricted stock award for new equity grants to new hires since October 26, 2005. The award vests on the fifth anniversary of the date of grant, subject to performance-based accelerated vesting. Such performance-based accelerated vesting is described in “— Elements of Executive Compensation — Long-Term Incentive Compensation” above. The award is also subject to certain accelerated vesting upon a change in control, or a termination of the named executive officer’s employment by us without cause or by the executive for good reason within 90 days prior to or 12 months following a change in control, as described under “— Severance and Change in Control Arrangements — Change in Control Vesting of Stock Options and Restricted Stock for Other Named Executive Officers” below.

(6)	The award vests on the third anniversary of the date of grant, which vesting occurred in January 2008.

(7)	Our Board appointed Mr. Khalifa as our executive vice president and CFO, effective as of August 28, 2006. Mr. Khalifa ceased serving as our executive vice president and CFO as of September 6, 2007.

2007 Option Exercises and Stock Vested

The following table provides information on option exercises and restricted stock award vesting for each of the named executive officers in the fiscal year ended December 31, 2007.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise	Exercise(1)	Vesting	Vesting(2)

S. Douglas Hutcheson	17,021	$1,005,253	19,897	$1,233,214
Glenn T. Umetsu	16,425	$794,023	14,776	$915,815
Albin F. Moschner	—	—	5,790	$358,864
Leonard C. Stephens	4,517	$263,068	4,777	$296,078
Amin I. Khalifa(3)	—	—	—	—

(1)	The value realized upon exercise of an option is calculated based on the number of shares issued upon exercise of such option multiplied by the difference between the fair market value per share on the date of exercise less the exercise price per share of such option.

(2)	The value realized upon vesting of a restricted stock award is calculated based on the number of shares vesting multiplied by the difference between the fair market value per share of our common stock on the vesting date less the purchase price per share.

(3)	Our Board appointed Mr. Khalifa as our executive vice president and CFO, effective as of August 28, 2006. Mr. Khalifa ceased serving as our executive vice president and CFO as of September 6, 2007.

Severance and Change in Control Arrangements

Leap provides for certain severance benefits in the event that an executive’s employment is involuntarily or constructively terminated. Such severance benefits are designed to alleviate the financial impact of an involuntary termination through salary, bonus and health benefit continuation and with the intent of providing for a stable work environment. We believe that reasonable severance benefits for our executive officers are important because it may be difficult for our executive officers to find comparable employment within a short period of time following certain qualifying terminations. In addition to normal severance, Leap provides enhanced benefits in the event of a change in control as a means of reinforcing and encouraging the continued attention and dedication of key executives of Leap to their duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a change in control. We believe that the interests of stockholders are best served if they are aligned with the interests of senior management and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders.

Leap extends severance, continuity and change-in-control benefits because they are essential to help Leap fulfill its objectives of attracting and retaining key managerial talent. These agreements are intended to be competitive within our industry and company size and to attract highly qualified individuals and encourage them to be retained by Leap. While these arrangements form an integral part of the total compensation provided to these individuals and are considered by the Compensation Committee when determining executive officer compensation, the decision to offer these benefits did not influence the Compensation Committee’s determinations concerning other direct compensation or benefit levels. The Compensation Committee has determined that such arrangements offer protection that is competitive within our industry and company size and attract highly qualified individuals and encourage them to be retained by Leap.

Chief Executive Officer

See “Discussion of Summary Compensation and Grants of Plan-Based Awards Tables — Amended and Restated Executive Employment Agreement with S. Douglas Hutcheson” above for a description of our severance and change in control arrangements with Mr. Hutcheson, including provisions regarding accelerated vesting of his stock options and restricted stock awards.

Executive Vice Presidents and Senior Vice Presidents

In February 2008, Cricket and Leap entered into Amended and Restated Severance Benefits Agreements with our executive vice presidents and senior vice presidents, including Messrs. Umetsu, Moschner and Stephens. The Amended and Restated Severance Agreements amend, restate and supersede the Severance Benefits Agreements entered into in 2005 with each such officer. As amended, these agreements are referred to in this proxy statement as the “Severance Agreements.”

Pursuant to the amendments to the Severance Agreements, the term of each such agreement was extended through December 31, 2009, with an automatic extension for each subsequent year unless notice of termination is provided to the executive no later than January 1st of the preceding year. Prior to the amendments, the agreements provided that officers who were terminated other than for cause or who resigned with good reason were entitled to receive severance benefits consisting of: (1) any unpaid portion of his or her salary and accrued benefits earned up to the date of termination; (2) an amount equal to one year of base salary and target bonus, in a lump sum payment; and (3) the cost of continuation health coverage (COBRA) for one year or, if shorter, until the time when the officer is eligible for comparable coverage with a subsequent employer. Pursuant to the amended Severance Agreements, officers who are terminated other than for cause or who resign with good reason will be entitled to receive severance benefits consisting of: (1) any unpaid portion of his or her salary and accrued benefits earned up to the date of termination; (2)  a lump sum payment equal to his or her then current annual base salary and target bonus, multiplied by 1.0 for senior vice presidents who are not executive officers and by 1.5 for executive vice presidents and senior vice presidents who are executive officers; and (3) the cost of continuation health coverage (COBRA) for a period of 12 months for senior vice presidents who are not executive officers and 18 months for executive vice presidents and senior vice presidents who are executive officers (or, if shorter, until the time when the respective officer is eligible for comparable coverage with a subsequent employer). In consideration for these benefits, the officers agreed to provide a general release to Leap and its operating subsidiary, Cricket, prior to receiving severance benefits, and have agreed not to solicit any of our employees and to maintain the confidentiality of our information for three years following the date of his or her termination.

For purposes of the amended Severance Agreements, “cause” is generally defined to include: (i) the officer’s willful neglect of or willful failure substantially to perform his or her duties with Cricket (or its parent or subsidiaries), after written notice and the officer’s failure to cure; (ii) the officer’s willful neglect of or willful failure substantially to perform the lawful and reasonable directions of the Board of Directors of Cricket (or of any parent or subsidiary of Cricket which employs the officer or for which the officer serves as an officer) or of the individual to whom the officer reports, after written notice and the officer’s failure to cure; (iii) the officer’s commission of an act of fraud, embezzlement or dishonesty upon Cricket (or its parent or subsidiaries); (iv) the officer’s material breach of his or her confidentiality and inventions assignment agreement or any other agreement between the officer and Cricket (or its parent or subsidiaries), after written notice and the executive’s failure to cure; (v) the officer’s conviction of, or plea of guilty or nolo contendere to, the commission of a felony or other illegal conduct that is likely to inflict or has inflicted material injury on the business of Cricket (or its parent or subsidiaries); or (vi) the officer’s gross misconduct affecting or material violation of any duty of loyalty to Cricket (or its parent or subsidiaries). For purposes of the amended Severance Agreements, “good reason” is generally defined to include the occurrence of any of the following circumstances, unless cured within thirty days after Cricket’s receipt of written notice of such circumstance from the officer: (i) a material diminution in the officer’s authority, duties or responsibilities with Cricket (or its parent or subsidiaries), including the continuous assignment to the officer of any duties materially inconsistent with his or her position, a material negative change in the nature or status of his or her responsibilities or the conditions of his or her employment with Cricket (or its parent or subsidiaries); (ii) a material diminution in the officer’s annualized cash and benefits compensation opportunity, including base compensation, annual target bonus opportunity and aggregate employee benefits; (iii) a material change in the geographic location at which the officer must perform his or her duties, including any involuntary relocation of Cricket’s offices (or its parent’s or subsidiaries’ offices) at which the officer is principally employed to a location that is more than 60 miles from such location; or (iv) any other action or inaction that constitutes a material breach by Cricket (or its parent or subsidiaries) of its obligations to the officer under his or her Severance Agreement.

Change in Control Vesting of Stock Options and Restricted Stock for Other Named Executive Officers

Provisions regarding acceleration of Mr. Hutcheson’s stock options and restricted stock awards are described elsewhere in this proxy statement. The stock options and restricted stock awards granted to the other named executive officers will become exercisable and/or vested on an accelerated basis in connection with certain changes in control. The period over which the award vests or becomes exercisable after a change in control varies depending upon the date that the award was granted and the date of the change in control.

For example, under our standard form of stock option and restricted stock award agreements for new equity grants to new hires since October 26, 2005, which generally provide for five-year cliff vesting with possible accelerated vesting based on achievement of adjusted EBITDA and net customer addition performance objectives, in the event of a change in control, one-third of the unvested portion of such award will vest and/or become exercisable on the date of the change in control. In the event the named executive officer is providing services to us as an employee, director or consultant on the first anniversary of the change in control, an additional one-third of the unvested portion of such award (measured as of immediately prior to the change in control) will vest and/or become exercisable on such date. In the event the named executive officer is providing services to us as an employee, director or consultant on the second anniversary of the change in control, the entire remaining unvested portion of such award will vest and/or become exercisable on such date.

Under our 2006 form of stock option and restricted stock award agreements for additional grants to award holders (i.e., grants to individuals with existing equity awards), which generally provide for four-year time based vesting, in the event of a change in control during the period ending 30 months after such an award is granted, if the individual is an employee, director or consultant 90 days after the change in control, 25% of the total number of shares subject to the award will become exercisable and/or vested. If the change in control occurs more than 30 months after the option is granted and if the individual is an employee, director or consultant 90 days after the change in control, 50% of the total number of shares subject to the award will become exercisable and/or vested.

In contrast, under certain of our stock option and restricted stock awards granted prior to October 26, 2005, in the event of a change in control, 85% of the unvested portion of such awards would vest and/or become exercisable in the event of a change in control. In the event the named executive officer is providing services to us as an employee, director or consultant on the first anniversary of the change in control, the entire remaining unvested portion of such award will vest and/or become exercisable on such date. Some of our other stock option and restricted stock awards provide for a period over which the award vests or becomes exercisable after a change in control different from those described above depending upon the date that the award was granted and the date of the change in control.

In the case of all of our outstanding stock option and restricted stock award agreements, in the event a named executive officer’s employment is terminated by us other than for cause, or if the named executive officer resigns with good reason, during the period commencing 90 days prior to a change in control and ending 12 months after such change in control, each stock option and restricted stock award will automatically accelerate and become exercisable and/or vested as to any remaining unvested shares subject to such stock option or restricted stock award on the later of (i) the date of termination of employment or (ii) the date of the change in control.

The terms “cause” and “good reason” are defined in the applicable award agreements and are substantially similar to the definitions of such terms found in the Severance Agreements, as described above.

For purposes of the foregoing equity awards, a “change in control” generally means the occurrence of any of the following events:

•	the occurrence of both (1) the acquisition by any person or group of beneficial ownership of 35% or more of Leap’s outstanding voting securities, and (2) the individuals who represent the incumbent members of the Board cease for any reason to constitute at least a majority of the Board (and any member of the Board whose appointment or election was approved by a vote of at least a majority of the incumbent members of the Board shall also be considered an incumbent member (other than any individual whose initial assumption of office as a director occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board). Clause (2) will not apply and the occurrence of clause (1) alone will constitute a change in control if the acquisition in clause (1) is by any buyer of or investor in voting securities of Leap whose primary business is not financial investing;

•	the consummation by Leap of a merger, consolidation, reorganization, or business combination or a sale or other disposition of all or substantially all of our assets, other than a transaction (1) which results in Leap’s voting securities outstanding immediately before the transaction continuing to represent more than 50% of the combined voting power of the successor entity immediately after the transaction, and (2) after which more than 50% of the members of the Board of Directors of the successor entity were incumbent members of the Board at the time of its approval of the transaction, and (3) after which no person or group beneficially owns voting securities representing 35% or more of the successor entity (and no person or group will be treated as beneficially owning 35% or more of the combined voting power of the successor entity solely as a result of the voting power held in Leap prior to the consummation of the transaction);

•	a liquidation or dissolution of Leap;

•	the acquisition by any person or group of beneficial ownership of 50% or more of Cricket’s outstanding voting securities, other than (1) an acquisition of Cricket’s voting securities by Leap or any person controlled by Leap or (2) an acquisition of Cricket’s voting securities pursuant to a transaction described in the following clause that would not be a change in control under such clause; or

•	the consummation by Cricket of a merger, consolidation, reorganization, or business combination or a sale or other disposition of all or substantially all of Cricket’s assets, other than a transaction which results in Cricket’s voting securities outstanding immediately before the transaction continuing to represent more than 50% of the combined voting power of the successor entity immediately after the transaction.

Except as otherwise described above, a named executive officer will be entitled to accelerated vesting and/or exercisability in the event of a change in control only if he is an employee, director or consultant on the effective date of such accelerated vesting and/or exercisability. Under our grants with performance-based acceleration of vesting, following the date of a change in control, there will be no further additional performance-based exercisability and/or vesting applicable to stock options and restricted stock awards based on our adjusted EBITDA and net customer addition performance.

The following table summarizes potential change in control and severance payments to each named executive officer. The four right-hand columns describe the payments that would apply in four different potential scenarios: (1) a termination of employment as a result of the named executive officer’s voluntary resignation without good reason or his termination by us for cause; (2) a change in control without a termination of employment; (3) a termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment by us other than for cause, in each case within 90 days before or within a year after a change in control; and (4) a termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment by us other than for cause, in each case not within 90 days before and not within 12 months after a change in control. The table assumes that the termination or change in control occurred on December 31, 2007 and reflects benefits that were payable under Mr. Hutcheson’s employment agreement and our named executive officers’ Severance Agreements as in effect on such date, prior to the amendments approved in February 2008.

Potential Change in Control and Severance Payments

							Payment in the
							Case of a
					Payment in the		Resignation for
					Case of a		Good Reason or
					Resignation for		Termination
					Good Reason or		Other than
		Payment in the			Termination Other		for Cause,
		Case of a	Payment in the		than for Cause, if		Not Within 90 Days
		Resignation	Case of a		Within 90 Days		Prior to and
		Without Good	Change		Prior to or		Not Within 12
		Reason or	in Control		Within 12 Months		Months
		Termination for	Without		Following a		Following a
Name	Benefit Type	Cause	Termination		Change in Control		Change in Control

S. Douglas Hutcheson	Accrued Salary(1)	$23,654	—		$23,654		$23,654
	Accrued PTO(2)	$187,986	—		$187,986		$187,986
	Cash Severance or Stay Bonus	—	—		$1,845,000	(3)	$1,845,000	(3)
	COBRA Payments(4)	—	—		$34,181		$34,181
	Value of Equity Award Acceleration	—	$5,510,887	(5)	$6,894,926	(6)	—	(7)
	Excise Tax Gross-Up Payment	—	$1,000,000	(8)	$1,000,000	(8)	—
	Total Value:	$211,640	$6,510,887		$9,985,747		$2,090,821

Glenn T. Umetsu	Accrued Salary(1)	$14,038	—		$14,038		$14,038
	Accrued PTO(2)	$25,146	—		$25,146		$25,146
	Cash Severance(9)	—	—		$657,000		$657,000
	COBRA Payments(4)	—	—		$22,787		$22,787
	Value of Equity Award Acceleration	—	$3,692,156	(5)	$4,541,247	(6)	—
	Total Value:	$39,184	$3,692,156		$5,260,218		$718,971

Albin F. Moschner	Accrued Salary(1)	$14,038	—		$14,038		$14,038
	Accrued PTO(2)	$32,608	—		$32,608		$32,608
	Cash Severance(9)	—	—		$657,000		$657,000
	COBRA Payments(4)	—	—		$22,787		$22,787
	Value of Equity Award Acceleration	—	$2,804,174	(5)	$4,107,735	(6)	—
	Total Value:	$46,646	$2,804,174		$4,834,168		$726,433

Leonard C. Stephens	Accrued Salary(1)	$11,058	—		$11,058		$11,058
	Accrued PTO(2)	$60,926	—		$60,926		$60,926
	Cash Severance(9)	—	—		$474,375		$474,375
	COBRA Payments(4)	—	—		$17,979		$17,979
	Value of Equity Award Acceleration	—	$1,149,313	(5)	$1,450,901	(6)	—
	Total Value:	$71,984	$1,149,313		$2,015,239		$564,338

(1)	Represents earned but unpaid salary as of December 31, 2007 and does not include any amounts payable to our executive officers under the Executive Bonus Plan or the 2007 Non-Sales Bonus Plan.

(2)	Represents accrual for paid time off and sick leave that had not been taken as of December 31, 2007.

(3)	Mr. Hutcheson is eligible to receive either a stay bonus or a cash severance payment, but not both. The stay bonus would apply if Mr. Hutcheson continues his employment with Cricket or its successor for two months following the closing of such change in control. The amount of either the stay bonus or the cash severance payment would have been one and one-half times Mr. Hutcheson’s $615,000 base salary plus one and one-half times Mr. Hutcheson’s $615,000 target performance bonus, or $1,845,000 as of December 31, 2007. This amount excludes potential payments of $1,500 a day that Mr. Hutcheson could receive for providing consulting services at Leap’s request after a resignation for good reason.

(4)	Amounts shown represent an aggregate of 18 months of COBRA payments for Mr. Hutcheson and 12 months of COBRA payments for the other named executive officers. The payments for COBRA would cover both the premium for our employee health insurance and the premium for our Exec-U-Care Plan, which covers up to $50,000 per family per year of medical costs that our employee health insurance does not cover.

(5)	Represents the value of those awards that would vest as a result of a change in control occurring on December 31, 2007, without any termination of employment. The value of such awards was calculated assuming a price per share of our common stock of $46.64 which represents the closing market price of our common stock as reported on the Nasdaq Global Select Market on December 31, 2007.

(6)	Represents the value of those awards that would vest as a result of the executive’s termination of employment by us other than for cause or by the named executive officer for good reason within 90 days prior to or within 12 months following a change in control. This value assumes that the change in control and the date of termination occur on December 31, 2007, and therefore the vesting of such award was not previously accelerated as a result of a change in control.

(7)	In the event of a termination of Mr. Hutcheson’s employment by us other than for cause or by him for good reason, in either case not within 90 days prior to and not within 12 months following a change in control, Mr. Hutcheson’s unvested shares subject to his equity awards granted in 2005 will vest on the regularly scheduled vesting date in 2008.

(8)	Represents the maximum excise tax gross-up payment to which Mr. Hutcheson may be entitled pursuant to the Executive Employment Agreement. The actual amount of any such excise tax gross-up payment may be less. The excise tax gross-up payment takes into account the severance payments and benefits that would be payable to Mr. Hutcheson upon his termination of employment by Cricket without cause or his resignation with good reason and assumes that such payments would constitute excess parachute payments under Section 280G of the Code, resulting in excise tax liability. See “Severance and Change of Control Arrangements” above. It assumes that Mr. Hutcheson continues to provide consulting services to the company for three days per month for a one-year period after his resignation with good reason, for a fee of $1,500 per day. Such potential consulting fees are not reflected in the amounts shown in the table above.

(9)	Represents one hundred percent of the executive’s annual base salary plus his target annual bonus, using his greatest annual base salary and target bonus in effect between December 31, 2006 and December 31, 2007.

Resignation Agreement with Amin Khalifa

On September 6, 2007, we entered into a Resignation Agreement with Amin Khalifa, under which Mr. Khalifa resigned as the executive vice president and CFO of Leap, Cricket and their domestic subsidiaries, effective as of September 6, 2007. This Resignation Agreement supersedes the offer letter entered into by Cricket and Mr. Khalifa as of July 19, 2006, and the Severance Benefits Agreement entered into by Cricket, Leap and Mr. Khalifa as of September 15, 2006. Under the Resignation Agreement, Mr. Khalifa received a severance payment of $590,625. Mr. Khalifa also relinquished all rights to any stock options, restricted stock and deferred stock unit awards from Leap. Mr. Khalifa executed a general release as a condition to his receipt of the severance payment.

2007 Director Compensation

Effective February 22, 2006, our Board approved an annual compensation package for non-employee directors consisting of a cash component and an equity component. The cash component is paid, and the equity component is awarded, each year following Leap’s annual meeting of stockholders.

Each non-employee director receives annual cash compensation of $40,000. The Chairman of the Board receives additional cash compensation of $20,000; the Chairman of the Audit Committee receives additional cash compensation of $15,000; and the Chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee each receive additional cash compensation of $5,000.

Non-employee directors also receive annual awards of $100,000 in Leap restricted common stock pursuant to the 2004 Stock Plan. The purchase price for each share of Leap restricted common stock is $.0001, and each such share is valued at fair market value (as defined in the 2004 Stock Plan) on the date of grant. Each award of restricted common stock vests in equal installments on each of the first, second and third anniversaries of the date of grant. All unvested shares of restricted common stock under each award will vest upon a change in control (as defined in the 2004 Stock Plan).

Leap also reimburses directors for reasonable and necessary expenses, including their travel expenses incurred in connection with attendance at Board and committee meetings.

The following table sets forth certain compensation information with respect to each of the members of our Board for the fiscal year ended December 31, 2007, other than Mr. Hutcheson whose compensation relates to his service as CEO, president and acting CFO and who does not receive additional compensation in his capacity as a director.

Name	Fees Earned or Paid in Cash	Stock Awards(1)		Option Awards(2)		Total

John D. Harkey, Jr.	$40,000	$53,005		$49,549		$142,554
Robert V. LaPenta	$40,000	$53,005		$49,587		$142,592
Mark H. Rachesky, M.D.	$65,000	$53,005		$121,465		$239,470
Michael B. Targoff	$55,000	$53,005		$63,538		$171,543
James D. Dondero	$45,000	$53,005	(3)	$58,043	(3)	$45,000

(1)	Represents annual compensation cost for 2007 of restricted stock awards granted to our non-employee directors in accordance with SFAS 123(R). For information regarding assumptions made in connection with this valuation, please see Note 9 to our consolidated financial statements found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. On May 29, 2007, we granted to each of our non-employee directors 1,210 shares of restricted stock. Each award of restricted stock will vest in equal installments on each of the first, second and third anniversaries of the date of grant. All unvested shares of restricted stock under each award will vest upon a change in control (as defined in the 2004 Stock Plan). The aggregate number of stock awards outstanding at the end of 2007 for each director were as follows: John D. Harkey, Jr., 2,719; Robert V. LaPenta, 2,719; Mark H. Rachesky, M.D., 2,719; Michael B. Targoff, 2,719; and James D. Dondero, 0.

The full grant date fair value of each individual stock award (on a grant-by-grant basis) as computed under SFAS 123(R) is as follows:

Name	Date of Grant	Number of Shares	Grant Date Fair Value

John D. Harkey, Jr.	05/29/2007	1,210	$99,970
Robert V. LaPenta	05/29/2007	1,210	$99,970
Mark H. Rachesky, M.D.	05/29/2007	1,210	$99,970
Michael B. Targoff	05/29/2007	1,210	$99,970
James D. Dondero	05/29/2007	1,210	$99,970

(2)	Represents annual compensation cost for 2007 of options to purchase Leap common stock granted to our non-employee directors in accordance with SFAS 123(R). For information regarding assumptions made in connection with this valuation, please see Note 9 to our consolidated financial statements found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The aggregate number of stock option awards outstanding at the end of 2007 for each director were as follows: John D. Harkey, Jr., 2,500; Robert V. LaPenta, 12,500; Mark H. Rachesky, M.D., 40,200; Michael B. Targoff, 4,500; and James D. Dondero, 0. There were no option grants to our non-employee directors in 2007.

(3)	Mr. Dondero resigned as a member of our Board of Directors in September of 2007, after which his unexercised outstanding stock option awards expired and his outstanding restricted stock was repurchased.

Indemnification of Directors and Executive Officers and Limitation on Liability

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our Amended and Restated Certificate of Incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our Amended and Restated Bylaws provide that:

•	we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our bylaws are not exclusive.

Leap’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for the indemnification provisions described above. In addition, we have entered into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also may require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased policies of directors’ and officers’ liability insurance that insure our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Certain of our current and former officers and directors have been named as defendants in multiple lawsuits, and several of these defendants have indemnification agreements with us. We are also a defendant in some of these lawsuits. See “Business — Legal Proceedings” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for a description of these matters.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement for our 2008 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE
Mark H. Rachesky, M.D.
Michael B. Targoff

*	The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made on, before, or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of Leap’s Compensation Committee are Dr. Rachesky and Mr. Targoff. Neither of these directors has at any time been an officer or employee of Leap or any of its subsidiaries. Mr. James Dondero served as a member of the Compensation Committee until his resignation from our Board of Directors on September 10, 2007.

In August 2004, we entered into a registration rights agreement with certain holders of Leap’s common stock, including MHR Institutional Partners II LP, MHR Institutional Partners IIA LP (which entities are affiliated with Mark H. Rachesky, M.D., the Chairman of the Board) and Highland Capital Management, L.P. (an entity affiliated with James D. Dondero, a former director of Leap), whereby we granted them registration rights with respect to the shares of common stock issued to them on the effective date of our plan of reorganization. This agreement remains in effect with respect to MHR Institutional Partners II LP and MHR Institutional Partners IIA LP.

Pursuant to this registration rights agreement, we are required to register for sale shares of common stock held by these holders upon demand of a holder of a minimum of 15% of Leap common stock on the effective date of the plan of reorganization or when we register for sale to the public shares of Leap common stock. We have filed and are required to maintain a resale shelf registration statement, pursuant to which these holders may sell certain of their shares of common stock on a delayed or continuous basis. We are obligated to pay all the expenses of registration, other than underwriting fees, discounts and commissions. The registration rights agreement contains cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling stockholders in the event of material misstatements or omissions in a registration statement that are attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.

On January 10, 2005, Leap and Cricket entered into a senior secured credit agreement for a six-year $500 million term loan and a $110 million revolving credit facility with a syndicate of lenders and Bank of America, N.A. (as administrative agent and letter of credit issuer). This credit agreement was amended on July 22, 2005 to, among other things, increase the amount of the term loan by $100 million, which was fully drawn on that date. Affiliates of Highland Capital Management, L.P. (a beneficial stockholder of Leap and an affiliate of James D. Dondero, a former director of Leap) participated in the syndication of this credit agreement, as amended, in the following initial amounts: $100 million of the initial $500 million term loan; $30 million of the $110 million revolving credit facility; and $9 million of the additional $100 million term loan.

The highest aggregate principal amount of indebtedness owed by Cricket to Highland’s affiliates under the term loan during the period from January 10, 2005 to June 16, 2006 was $109 million, and Cricket made repayments of principal to Highland’s affiliates under the term loan during that same period of $93.0 million in the aggregate. Under this credit agreement, the term loan bore interest at the London Interbank Offered Rate (LIBOR) plus 2.5 percent, with interest periods of one, two, three or six months, or at the bank base rate plus 1.5 percent, with the rate subject to adjustment based on Leap’s consolidated leverage ratio, as selected by Cricket. Cricket made interest payments of $8.2 million in the aggregate to Highland’s affiliates under the term loan during the period from January 10, 2005 to

June 16, 2006. During the period from January 10, 2005 to June 16, 2006, there were no borrowings or payments of interest by Cricket under the $110 million revolving credit facility.

On June 16, 2006, Leap and Cricket entered into an amended and restated senior secured Credit Agreement for a seven-year $900 million term loan and a five-year $200 million revolving credit facility with a syndicate of lenders and Bank of America, N.A. (as administrative agent and letter of credit issuer). Affiliates of Highland Capital Management, L.P. (a beneficial shareholder of Leap and an affiliate of Mr. Dondero, a former director of Leap) participated in the syndication of our Credit Agreement in initial amounts equal to $225 million of the term loan and $40 million of the revolving credit facility, and Highland Capital Management received a syndication fee of $0.3 million in connection with its participation. Under our Credit Agreement, the highest aggregate principal amount of indebtedness owed by Cricket to Highland’s affiliates under the term loan during the period from June 16, 2006 to March 15, 2007 was $230.9 million, and Cricket made repayments of principal to Highland’s affiliates under the term loan during that same period of $1.1 million in the aggregate. Under our Credit Agreement, during the period from June 16, 2006 to March 15, 2007, the term loan bore interest at LIBOR plus 2.75 percent, with interest periods of one, two, three or six months, or at the bank base rate plus 1.75 percent, as selected by Cricket, with the rate subject to adjustment based on Leap’s corporate family debt rating. Cricket made interest payments of $9.4 million in the aggregate to Highland’s affiliates under the term loan during the period from June 16, 2006 to March 15, 2007. During the period from June 16, 2006 to March 15, 2007, there were no borrowings or payments of interest by Cricket under the $200 million revolving credit facility.

On March 15, 2007, Leap and Cricket entered into an amendment to our Credit Agreement to refinance and replace the outstanding term loan under our Credit Agreement with a six year $895.5 million term loan. Affiliates of Highland Capital Management, L.P. (a beneficial shareholder of Leap and an affiliate of Mr. Dondero, a former director of Leap) participated in the syndication of the new term loan in an amount equal to $222.9 million of the $895.5 million term loan. The amendment did not modify the terms of the revolving credit facility. Highland Capital Management, L.P. continues to hold $40 million of the $200 million revolving credit facility, which was undrawn at December 31, 2007. The highest aggregate principal amount of indebtedness owed by Cricket to Highland’s affiliates under the new term loan during the period from March 15, 2007 to March 20, 2008 was $222.9 million, and Cricket made repayments of principal to Highland’s affiliates under the term loan during that same period of $1.7 million in the aggregate. During the period from March 15, 2007 to May 31, 2007, the term loan bore interest at LIBOR plus 2.25%, with interest periods of one, two, three or six months, or at the bank base rate plus 1.25%, as selected by Cricket, with the rate subject to adjustment based on Leap’s corporate family debt rating. Effective June 1, 2007, these interest rates were reduced by 25 basis points due to an improvement in Leap’s corporate family debt rating. On September 4, 2007, Leap’s debt rating outlook changed to “developing” from “stable” and as a result the interest rate on the term loan was increased by 25 basis points. On November 20, 2007, in connection with an amendment to the Credit Agreement, the interest rate on the term loan was increased to LIBOR plus 3.0%, with interest periods of one, two, three or six months, or the bank base rate plus 2.0%, as selected by Cricket, which represents an increase of 75 basis points to the interest rate previously applicable to the term loan borrowings. On November 20, 2007, the interest rates applicable to any borrowings under the revolving credit facility were also increased by 75 basis points. Cricket made interest payments of $16.3 million in the aggregate to Highland’s affiliates under the term loan during the period from March 15, 2007 to March 20, 2008. During the period from March 15, 2007 to March 20, 2008, there were no borrowings or payments of interest by Cricket under the $200 million revolving credit facility. The commitment fee on the revolving credit facility is payable quarterly at a rate of between 0.25% and 0.50% per annum, depending on our consolidated senior secured leverage ratio, and the rate is currently 0.25%.

On October 23, 2006, we completed the closing of the sale of $750 million aggregate principal amount of unsecured 9.375% Senior Notes of Cricket due 2014, or the 2006 Notes. The 2006 Notes were issued by Cricket in a private placement to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act, pursuant to an Indenture, dated as of October 23, 2006, by and among Cricket, the Guarantors named therein and Wells Fargo Bank, N.A., as trustee, which governs the terms of the 2006 Notes. Affiliates of Highland Capital Management, L.P. (a beneficial shareholder of Leap and an affiliate of Mr. Dondero, a former director of Leap), purchased an aggregate of $25 million of 2006 Notes in the offering, which was the highest aggregate principal amount of indebtedness owed by Cricket to Highland’s affiliates under the 2006 Notes during the period from October 23, 2006 to March 12, 2007, the date when Highland’s affiliates sold their 2006 Notes to a third party. The 2006 Notes bear interest at the rate of 9.375% per year, payable semi-annually in cash in arrears beginning in May 2007. During the second quarter of 2007, we offered to exchange the 2006 Notes for substantially identical notes that had been registered with the SEC, and all 2006 Notes were tendered for exchange.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information about the beneficial ownership of our common stock as of March 31, 2008 for:

•	each stockholder known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all directors and executive officers as a group.

The percentage of ownership indicated in the following table is based on 68,976,443 shares of common stock outstanding on March 31, 2008.

Information with respect to beneficial ownership has been furnished by each director and officer, and with respect to beneficial owners of more than 5% of our common stock, by Schedules 13D and 13G, filed with the SEC by them. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 31, 2008 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

	Number of	Percent of
5% Stockholders, Directors and Officers(1)	Shares	Total

Entities affiliated with Harbinger Capital Partners Master Fund I, Ltd.(2)	10,225,000	14.8
Entities affiliated with MHR Fund Management LLC(3)	15,537,869	22.5
Entities affiliated with Owl Creek Asset Management, L.P.(4)	6,224,347	9.0
T. Rowe Price Associates, Inc.(5)	9,010,650	13.1
Mark H. Rachesky, M.D.(6)(7)	15,581,543	22.6
John D. Harkey, Jr.(7)	15,974	*
Robert V. LaPenta(7)(8)	30,974	*
Michael B. Targoff(7)	7,974	*
S. Douglas Hutcheson(9)	256,311	*
Amin I. Khalifa(10)	—	*
Glenn T. Umetsu(11)	93,818	*
Albin F. Moschner(12)	210,009	*
Leonard C. Stephens(13)	65,475	*
All directors and executive officers as a group (11 persons)	16,371,353	23.7

*	Represents beneficial ownership of less than 1.0% of the outstanding shares of common stock.

(1)	Unless otherwise indicated, the address for each person or entity named below is c/o Leap Wireless International, Inc., 10307 Pacific Center Court, San Diego, California 92121.

(2)	Consists of (a) 6,800,000 shares of common stock beneficially owned by Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Offshore Manager, L.L.C. and HMC Investors, L.L.C.; (b) 3,425,000 shares of common stock beneficially owned by Harbinger Capital Partners Special Situations Fund, L.P., Harbinger Capital Partners Special Situations GP, LLC and HMC — New York, Inc.; and (c) 10,225,000 shares of common stock beneficially owned by Harbert Management Corporation, Philip Falcone, Raymond J. Harbert and Michael D. Luce. The address for Harbinger Capital Partners Master Fund I, Ltd is c/o International Fund Services (Ireland) Limited, Third Floor, Bishop’s Square, Redmond’s Hill, Dublin 2, Ireland. The address for Harbinger Capital Partners Special Situations Fund, L.P., Harbinger Capital Partners Special Situations GP, LLC, HMC — New York, Inc. and Philip Falcone is 555 Madison Avenue, 16th Floor, New York, New York 10022 United States of America.

The address for Harbinger Capital Partners Offshore Manager, L.L.C., HMC Investors, L.L.C., Harbert Management Corporation, Raymond J. Harbert and Michael D. Luce is One Riverchase Parkway South, Birmingham, Alabama 35244.

(3)	Consists of (a) 353,420 shares of common stock held for the account of MHR Capital Partners Master Account LP, a limited partnership organized in Anguilla, British West Indies (“Master Account”), (b) 42,514 shares of common stock held for the account of MHR Capital Partners (100) LP, a Delaware limited partnership (“Capital Partners (100)”) (c) 3,340,378 shares of common stock held for the account of MHR Institutional Partners II LP, a Delaware limited partnership (“Institutional Partners II”), (d) 8,415,428 shares of common stock held for the account of MHR Institutional Partners IIA LP, a Delaware limited partnership (“Institutional Partners IIA”) and (e) 3,386,129 shares of common stock held for the account of MHR Institutional Partners III LP, a Delaware limited partnership (“Institutional Partners III”). MHR Advisors LLC (“Advisors”) is the general partner of each Master Account and Capital Partners (100), and in such capacity, may be deemed to be the beneficial owner of the shares of common stock held by Master Account and Capital Partners (100). MHR Institutional Advisors II LLC (“Institutional Advisors II”) is the general partner of Institutional Partners II and Institutional Partners IIA, and in such capacity, may be deemed to be the beneficial owner of the shares of common stock held by Institutional Partners II and Institutional Partners IIA. MHR Institutional Advisors III LLC (“Institutional Advisors III”) is the general partner of Institutional Advisors III, and in such capacity, may be deemed to be the beneficial owner of the shares of common stock held by Institutional Partners III. MHR Fund Management LLC (“Fund Management”) has entered into an investment management agreement with Master Account, Capital Partners (100), Institutional Partners II, Institutional Partners IIA and Institutional Partners III and thus may be deemed to be the beneficial owner of all of the shares of common stock held by all of these entities. The address for each of these entities is 40 West 57th Street, 24th Floor, New York, New York 10019.

(4)	Consists of (a) 173,500 shares of common stock beneficially owned by Owl Creek I, L.P.; (b) 1,355,200 shares of common stock beneficially owned by Owl Creek II, L.P., (c) 4,546,747 shares of common stock beneficially owned by Owl Creek Overseas Fund, Ltd. and (d) 148,900 shares of common stock beneficially owned by Owl Creek Socially Responsible Investment Fund, Ltd. Owl Creek Advisors, LLC is the general partner of Owl Creek I, L.P. and Owl Creek II, L.P. Owl Creek Asset Management, L.P. is the investment manager of Owl Creek Overseas Fund, Ltd. and Owl Creek Socially Responsible Investment Fund, Ltd. Jeffrey Altman is the managing member of Owl Creek Advisors, LLC and managing member of the general partner of Owl Creek Asset Management, L.P. The address for all of the entities is 640 Fifth Avenue, 20th Floor, New York, NY 10019.

(5)	These securities are owned by various individuals and institutional investors, for which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6)	Consists of (a) all of the shares of common stock otherwise described in footnote 3 by virtue of Dr. Rachesky’s position as the managing member of each of Fund Management, Advisors, Institutional Advisors II and Institutional Advisors III, (b) 40,200 shares of common stock issuable upon exercise of options and 2,719 shares of restricted stock, as further described in footnote 7 and (c) 755 shares of common stock which were previously granted as shares of restricted stock and which vested pursuant to its terms. The address for Dr. Rachesky is 40 West 57th Street, 24th Floor, New York, New York 10019.

(7)	Includes vested shares issuable upon exercise of options, as follows: Dr. Rachesky, 40,200 shares; Mr. Harkey, 2,500 shares; Mr. Targoff, 4,500 shares; and Mr. LaPenta, 12,500 shares; restricted stock awards which vest in three equal installments on May 18, 2007, 2008 and 2009, as follows: Dr. Rachesky, 2,264 shares; Mr. Harkey, 2,264 shares; Mr. Targoff, 2,264 shares; and Mr. LaPenta, 2,264 shares; and restricted stock awards which vest in three equal installments on May 29, 2008, 2009 and 2010, as follows: Dr. Rachesky, 1,210 shares; Mr. Harkey, 1,210 shares; Mr. Targoff, 1,210 shares; and Mr. LaPenta, 1,210 shares.

(8)	Includes 5,000 shares held by a corporation which is wholly owned by Mr. LaPenta. Mr. LaPenta has the power to vote and dispose of such shares by virtue of his serving as an officer and director thereof.

(9)	Includes (a) restricted stock awards for 7,590 shares which vest on December 31, 2008, in each case subject to certain conditions and accelerated vesting, (b) restricted stock awards for 50,000 shares, of which

12,500 shares will vest on March 25, 2010, 12,500 shares will vest on March 25, 2011, and 25,000 shares will vest on March 25, 2012, and (c) restricted stock awards for 12,500 shares which vest on December 20, 2010, as described under “Compensation Discussion and Analysis — 2007 Equity Awards at Fiscal Year-End” and “Compensation Discussion and Analysis — Severance and Change in Control Arrangements.” Also includes 112,265 shares issuable upon exercise of vested stock options.

(10)	Mr. Khalifa ceased serving as our executive vice president and CFO as of September 6, 2007.

(11)	Includes (a) restricted stock awards for 30,000 shares, of which 10,000 shares will vest on March 1, 2009 and 20,000 shares will vest on March 1, 2010, and (b) restricted stock awards for 6,000 shares which vest on December 20, 2010, as described under “Compensation Discussion and Analysis — 2007 Equity Awards at Fiscal Year-End” and “Compensation Discussion and Analysis — Severance and Change in Control Arrangements.” Also includes 28,104 shares issuable upon exercise of vested stock options.

(12)	Includes (a) restricted stock awards for 30,000 shares, of which 7,500 shares will vest on February 28, 2010, 7,500 shares will vest on February 28, 2011, and 15,000 shares will vest on February 29, 2012, (b) restricted stock awards for 13,070 shares which vest on October 26, 2010, subject to certain conditions and accelerated vesting, and (c) restricted stock awards for 6,000 shares which vest on December 20, 2010, as described under “Compensation Discussion and Analysis — 2007 Equity Awards at Fiscal Year-End” and “Compensation Discussion and Analysis — Severance and Change in Control Arrangements.” Also includes 142,880 shares issuable upon exercise of vested stock options.

(13)	Includes (a) restricted stock awards for 15,000 shares, of which 5,000 shares will vest on March 1, 2009 and 10,000 shares will vest on March 1, 2010, and (b) restricted stock awards for 3,000 shares which vest on December 20, 2010, as described under “Compensation Discussion and Analysis — 2007 Equity Awards at Fiscal Year-End” and “Compensation Discussion and Analysis — Severance and Change in Control Arrangements.” Also includes 22,387 shares issuable upon exercise of vested stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Historically, we have reviewed potential related party transactions on a case-by-case basis. On March 8, 2007 the Board approved a “Related Party Transaction Policy and Procedures.” Under the policy and procedures, the Audit Committee, or alternatively, those members of the Board who are disinterested, reviews the material facts of specified transactions for approval or disapproval, taking into account, among other factors that they deem appropriate, the extent of the related person’s interest in the transaction and whether the transaction is fair to Leap and is in, or is not inconsistent with, the best interests of Leap and its stockholders. Transactions to be reviewed under the policy and procedures include transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) Leap or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5 percent beneficial owner of our common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). Terms of director and officer compensation that are disclosed in proxy statements or that are approved by the Board or Compensation Committee and are not required to be disclosed in our proxy statement, and transactions where all holders of our common stock receive the same benefit on a pro rata basis, are not subject to review under the policy and procedures.

For a description of various transactions between Leap and certain affiliates of Dr. Mark H. Rachesky, our Chairman of the Board, and Mr. James Dondero, a former director of Leap who resigned on September 10, 2007, see “Compensation Committee Interlocks and Insider Participation” set forth above in this proxy statement.

STOCKHOLDER PROPOSALS

To be included in our proxy statement, proposals of stockholders that are intended to be presented at our 2009 annual meeting must be received no later than December 24, 2008 and must satisfy the conditions established by the SEC for such proposals. However, if Leap changes the date of its 2009 annual meeting by more than thirty days from the anniversary date of the 2008 Annual Meeting, the deadline for proposals that stockholders wish to include in the proxy statement for the 2009 annual meeting will be a reasonable time before we begin to print and mail the proxy materials for that meeting.

In order for a stockholder proposal that is not included in our proxy statement for the 2009 annual meeting to be eligible for presentation at the 2009 annual meeting, the stockholder presenting such proposal must give timely notice of the proposal to us in writing and otherwise comply with the provisions of our Bylaws. For a proposal to be timely, Article II, Section 8 of Leap’s Amended and Restated Bylaws provides that we must have received the stockholder’s notice not less than seventy days nor more than ninety days prior to the anniversary of our annual meeting, meaning between February 28, 2009 and March 20, 2009 for the 2009 annual meeting. In the event that the 2009 annual meeting is advanced by more than twenty days or delayed by more than seventy days from the anniversary date of the 2008 Annual Meeting, proposals that stockholders wish to present at the 2009 annual meeting must be received by Leap no earlier than the ninetieth day prior to the date of the 2009 annual meeting, nor later than the later of the seventieth day prior to such annual meeting date, or the date which is ten days after the day on which public announcement of the date of such meeting is first made.

All proposals should be sent to Leap’s Secretary at our principal executive offices, 10307 Pacific Center Court, San Diego, California 92121.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Leap’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of Leap’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Leap. Officers, directors and greater-than-ten- percent beneficial owners are required by SEC regulations to furnish Leap with copies of all Section 16(a) forms they file.

To Leap’s knowledge, based solely on a review of the copies of such reports furnished to Leap and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten-percent beneficial owners were complied with.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Brokers with account holders who are Leap stockholders may be “householding” our proxy materials. If you hold your shares in an account with one of those brokers, a single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. If two individuals share the same last name and address but have accounts containing our stock at two different banks or brokerage firms, your household will receive two copies of our annual meeting materials — one from each firm. Stockholders who currently receive multiple copies of the proxy statement from one bank or brokerage firm and would like to request “householding” of their communications should contact their bank or brokerage firm.

We will deliver promptly upon written or oral request a separate proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. Please direct such requests to Leap Wireless International, Inc., Attn. Investor Relations, 10307 Pacific Center Court, San Diego, California 92121, or to our Investor Relations Dept. by telephone at (858) 882-6000.

Annual Report on Form 10-K

A copy of Leap’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC, excluding exhibits, may be obtained by stockholders without charge by written request addressed to Leap Wireless International, Inc., Attn: Director of Investor Relations, 10307 Pacific Center Court, San Diego, California 92121. The exhibits to the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction.

Other Business

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

All stockholders are urged to complete, sign, date and return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors

S. Douglas Hutcheson
Chief Executive Officer and President

April 23, 2008

APPENDIX A

FINANCIAL AND STOCK PERFORMANCE INFORMATION

The following appendix contains certain financial information of Leap that was originally filed with the Securities and Exchange Commission (“SEC”) on February 29, 2008 as part of its Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (the “2007 Form 10-K”). Except with respect to certain information regarding our plans to undertake and finance certain business expansion activities, including the launch of additional markets, and related disclosure contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the subsections entitled “— Overview” and “— Liquidity and Capital Resources,” Leap has not undertaken any updates or revisions to such information since the respective date it was originally filed with the SEC. You are encouraged to review such financial information together with subsequent information filed by Leap with the SEC and other publicly available information. The following appendix also contains information regarding stockholder return on our common stock in the section below entitled “Performance Measurement Comparison of Stockholder Returns.”

A copy of the 2007 Form 10-K, excluding exhibits, may be obtained by stockholders without charge by written request addressed to Leap Wireless International, Inc., Attn.: Director of Investor Relations, 10307 Pacific Center Court, San Diego, California 92121. The exhibits to the 2007 Form 10-K are available upon payment of charges that approximate our cost of reproduction.

Market Price of and Dividends on the Company’s Common Stock and Related Stockholder Matters

Our common stock traded on the OTC Bulletin Board until August 16, 2004 under the symbol “LWINQ.” When we emerged from our Chapter 11 proceedings on August 16, 2004, all of our formerly outstanding common stock was cancelled in accordance with our plan of reorganization and our former common stockholders ceased to have any ownership interest in us. The new shares of our common stock issued under our plan of reorganization traded on the OTC Bulletin Board under the symbol “LEAP.” Commencing on June 29, 2005, our common stock became listed for trading on the Nasdaq National Market (now known as the Nasdaq Global Market) under the symbol “LEAP.” Commencing on July 1, 2006, our common stock became listed for trading on the Nasdaq Global Select Market, also under the symbol “LEAP.”

The following table sets forth the high and low closing prices per share of our common stock for the quarterly periods indicated, which correspond to our quarterly fiscal periods for financial reporting purposes. Through June 30, 2006, prices for our common stock are sales prices on the Nasdaq National Market. On and after July 1, 2006, prices for our common stock are sales prices on the Nasdaq Global Select Market.

	High($)	Low($)

Calendar Year — 2006
First Quarter	43.89	34.87
Second Quarter	47.41	39.84
Third Quarter	48.18	40.87
Fourth Quarter	61.37	47.26
Calendar Year — 2007
First Quarter	68.24	58.00
Second Quarter	87.46	66.84
Third Quarter	98.33	54.47
Fourth Quarter	83.74	32.01

On February 22, 2008, the last reported sale price of Leap’s common stock on the Nasdaq Global Select Market was $36.24 per share. As of February 22, 2008, there were 68,713,151 shares of common stock outstanding held by approximately 241 holders of record.

Dividends

Leap has never paid or declared any cash dividends on its common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. The terms of our amended and restated senior secured credit agreement entered into in June 2006 and the indenture governing our unsecured senior notes entered into in October 2006 restrict our ability to declare or pay dividends. We intend to retain future earnings, if any, to fund our growth. Any future payment of dividends to our stockholders will depend on decisions that will be made by our board of directors and will depend on then existing conditions, including our financial condition, contractual restrictions, capital requirements and business prospects.

Selected Consolidated Financial Data

The following selected financial data were derived from our audited consolidated financial statements. These tables should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Financial Statements and Supplementary Data” below. References in these tables to “Predecessor Company” refer to the Company on or prior to July 31, 2004. References to “Successor Company” refer to the Company after July 31, 2004, after giving effect to the implementation of fresh-start reporting. The financial statements of the Successor Company are not comparable in many respects to the financial statements of the Predecessor Company because of the effects of the consummation of the plan of reorganization as well as the adjustments for fresh-start reporting.

	Successor Company				Predecessor Company
				Five Months	Seven Months
				Ended	Ended	Year Ended
	Year Ended December 31,			December 31,	July 31,	December 31,
	2007	2006	2005	2004	2004	2003

Statement of Operations Data:
Revenues	$1,630,803	$1,167,187	$957,771	$350,847	$492,756	$752,937

Operating income (loss)	60,262	23,725	71,002	12,729	(34,412)	(360,915)

Income (loss) before reorganization items, income taxes and cumulative effect of change in accounting principle	(38,561)	(15,703)	52,300	(2,170)	(38,900)	(443,682)
Reorganization items, net	—	—	—	—	962,444	(146,242)
Income tax expense	(37,366)	(9,277)	(21,615)	(3,930)	(4,166)	(8,052)

Income (loss) before cumulative effect of change in accounting principle	(75,927)	(24,980)	30,685	(6,100)	919,378	(597,976)
Cumulative effect of change in accounting principle	—	623	—	—	—	—

Net income (loss)	$(75,927)	$(24,357)	$30,685	$(6,100)	$919,378	$(597,976)

Basic earnings (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$(1.13)	$(0.41)	$0.51	$(0.10)	$15.68	$(10.20)
Cumulative effect of change in accounting principle	—	0.01	—	—	—	—

Basic earnings (loss) per share(1)	$(1.13)	$(0.40)	$0.51	$(0.10)	$15.68	$(10.20)

Diluted earnings (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$(1.13)	$(0.41)	$0.50	$(0.10)	$15.68	$(10.20)
Cumulative effect of change in accounting principle	—	0.01	—	—	—	—

Diluted earnings (loss) per share(1)	$(1.13)	$(0.40)	$0.50	$(0.10)	$15.68	$(10.20)

Shares used in per share calculations:(1)
Basic	67,100	61,645	60,135	60,000	58,623	58,604

Diluted	67,100	61,645	61,003	60,000	58,623	58,604

	As of December 31,
	Successor Company				Predecessor Company
	2007	2006	2005	2004	2003

Balance Sheet Data:
Cash and cash equivalents	$433,337	$372,812	$293,073	$141,141	$84,070
Working capital (deficit)(2)	380,384	185,191	245,366	150,868	(2,255,349)
Restricted cash, cash equivalents and short-term investments	15,550	13,581	13,759	31,427	55,954
Total assets	4,432,998	4,084,947	2,499,946	2,213,312	1,756,843
Capital leases	61,538	—	—	—	—
Long-term debt(2)	2,033,902	1,676,500	588,333	371,355	—
Total stockholders’ equity (deficit)	1,724,322	1,771,793	1,517,601	1,472,347	(893,895)

(1)	Refer to Notes 2 and 5 to the consolidated financial statements included in “Financial Statements and Supplementary Data” below for an explanation of the calculation of basic and diluted earnings (loss) per share.

(2)	We have presented the principal and interest balances related to our outstanding debt obligations as current liabilities in the consolidated balance sheet as of December 31, 2003 as a result of the then existing defaults under the underlying agreements.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following information should be read in conjunction with the audited consolidated financial statements and notes thereto included herein.

Overview

We are a wireless communications carrier that offers digital wireless service in the U.S. under the “Cricket” brand. Our Cricket service offers customers unlimited wireless service for a flat monthly rate without requiring a fixed-term contract or credit check. Cricket service is offered by Cricket, a wholly owned subsidiary of Leap, and is also offered in Oregon by LCW Operations, a designated entity under FCC regulations. Cricket owns an indirect 73.3% non-controlling interest in LCW Operations through a 73.3% non-controlling interest in LCW Wireless. Cricket also owns an 82.5% non-controlling interest in Denali, which purchased a wireless license in Auction #66 covering the upper mid-west portion of the U.S. as a designated entity through its wholly owned subsidiary, Denali License. We consolidate our interests in LCW Wireless and Denali in accordance with FIN 46-R, “Consolidation of Variable Interest Entities,” because these entities are variable interest entities and we will absorb a majority of their expected losses.

At December 31, 2007, Cricket service was offered in 23 states and had approximately 2.9 million customers. As of December 31, 2007, we, LCW License (a wholly owned subsidiary of LCW Operations) and Denali License owned wireless licenses covering an aggregate of approximately 186 million POPs (adjusted to eliminate duplication from overlapping licenses). The combined network footprint in our operating markets covered approximately 53 million POPs at the end of 2007, which includes new markets launched in 2007 and incremental POPs attributed to ongoing footprint expansion. The licenses we and Denali License purchased in Auction #66, together with the existing licenses we own, provide 20 MHz of coverage and the opportunity to offer enhanced data services in almost all markets in which we currently operate or are building out, assuming Denali License were to make available to us certain of its spectrum.

In addition to the approximately 53 million POPs we covered at the end of 2007 with our combined network footprint, we estimate that we and Denali License hold licenses in markets that cover up to approximately 85 million additional POPs that are suitable for Cricket service. We recently launched our first Auction #66 market in Oklahoma City, and we and Denali License are currently building out additional Auction #66 markets that we intend to launch this year and in 2009. We and Denali License expect to cover approximately 11 million or more POPs by the end of 2008. We and Denali License may also develop some of the licenses covering these additional POPs through partnerships with others.

The AWS spectrum that was auctioned in Auction #66 currently is used by U.S. federal government and/or incumbent commercial licensees. Several federal government agencies have cleared or announced plans to promptly clear spectrum covered by licenses we and Denali License purchased in Auction #66. Other agencies, however, have not yet finalized plans to relocate their use to alternative spectrum. If these agencies do not relocate to alternative spectrum within the next several months, their continued use of the spectrum covered by licenses we and Denali License purchased in Auction #66 could delay the launch of certain markets.

Our Cricket rate plans are based on providing unlimited wireless services to customers, and the value of unlimited wireless services is the foundation of our business. Our premium rate plans offer unlimited local and U.S. long distance service from any Cricket service area and unlimited use of multiple calling features and messaging services, bundled with specified roaming minutes in the continental U.S. or unlimited mobile web access and directory assistance. Our most popular plan combines unlimited local and U.S. long distance service from any Cricket service area with unlimited use of multiple calling features and messaging services. In addition, we offer basic service plans that allow customers to make unlimited calls within their Cricket service area and receive unlimited calls from any area, combined with unlimited messaging and unlimited U.S. long distance service options. We have also launched a new weekly rate plan, Cricket By Week, and a flexible payment option, BridgePay, which give our customers greater flexibility in the use and payment of wireless service and which we believe will help us to improve customer retention. In September 2007, we introduced our first unlimited wireless broadband service in select markets, which allows customers to access the internet through their laptops for one low, flat rate with no long-term commitments or credit checks. Our per-minute prepaid service, Jump Mobile, brings

Cricket’s attractive value proposition to customers who prefer to actively control their wireless usage and to allow us to better target the urban youth market. We expect to continue to broaden our voice and data product and service offerings in 2008 and beyond.

We believe that our business model is scalable and can be expanded successfully into adjacent and new markets because we offer a differentiated service and an attractive value proposition to our customers at costs significantly lower than most of our competitors. We continue to seek additional opportunities to enhance our current market clusters and expand into new geographic markets by participating in FCC spectrum auctions, acquiring spectrum and related assets from third parties, and/or participating in new partnerships or joint ventures. We also expect to continue to look for opportunities to optimize the value of our spectrum portfolio. Because some of the licenses that we and Denali License hold include large regional areas covering both rural and metropolitan communities, we and Denali License may sell some of this spectrum and pursue the deployment of alternative products or services in portions of this spectrum.

Our principal sources of liquidity are our existing unrestricted cash, cash equivalents and short-term investments and cash generated from operations. From time to time, we may also generate additional liquidity through capital markets transactions or by selling assets that are not material to or are not required for our ongoing business operations. See “Liquidity and Capital Resources” below.

Among the most significant factors affecting our financial condition and performance from period to period are our new market expansions and growth in customers, the impacts of which are reflected in our revenues and operating expenses. Throughout 2006 and 2007, we and our joint ventures continued expanding existing market footprints and expanded into 20 new markets, increasing the number of potential customers covered by our networks from approximately 28 million covered POPs as of December 31, 2005, to approximately 48 million covered POPs as of December 31, 2006, to approximately 53 million covered POPs as of December 31, 2007. This network expansion, together with organic customer growth in our existing markets, has resulted in substantial additions of new customers, as our total end-of-period customers increased from 1.67 million customers as of December 31, 2005, to 2.23 million customers as of December 31, 2006, to 2.86 million customers as of December 31, 2007. In addition, our total revenues have increased from $957.8 million for fiscal 2005, to $1.17 billion for fiscal 2006, to $1.63 billion for fiscal 2007. During the past two years, we also introduced several higher-priced, higher-value service plans which have helped increase average revenue per user per month over time, as customer acceptance of the higher-priced plans has been favorable.

As our business activities have expanded, our operating expenses have also grown, including increases in cost of service reflecting: the increase in customers and the broader variety of products and services provided to such customers; increased depreciation expense related to our expanded networks; and increased selling and marketing expenses and general and administrative expenses generally attributable to expansion into new markets, selling and marketing to a broader potential customer base, and expenses required to support the administration of our growing business. In particular, total operating expenses increased from $901.4 million for fiscal 2005, to $1.17 billion for fiscal 2006, to $1.57 billion for fiscal 2007. We also incurred substantial additional indebtedness to finance the costs of our business expansion and acquisitions of additional wireless licenses in 2006 and 2007. As a result, our interest expense has increased from $30.1 million for fiscal 2005, to $61.3 million for fiscal 2006, to $121.2 million for fiscal 2007. Also, during the third quarter of 2007, we changed our tax accounting method for amortizing wireless licenses, contributing substantially to our income tax expense of $37.4 million for the year ended December 31, 2007, compared to an income tax expense of $9.3 million for the year ended December 31, 2006.

Primarily as a result of the factors described above, our net income of $30.7 million for fiscal 2005 decreased to a net loss of $24.4 million for fiscal 2006. Our net loss increased to $75.9 million for the year ended December 31, 2007.

We expect that we will continue to build out and launch new markets and pursue other strategic expansion activities for the next several years. We intend to be disciplined as we pursue these expansion efforts and to remain focused on our position as a low-cost leader in wireless telecommunications. We expect to achieve increased revenues and incur higher operating expenses as our existing business grows and as we build out and after we launch service in new markets. Large-scale construction projects for the build-out of our new markets will require significant capital expenditures and may suffer cost overruns. Any such significant capital expenditures or increased operating expenses would decrease earnings, operating income before depreciation and amortization, or OIBDA, and free cash flow for the periods in which we incur such costs. However, we are willing to incur such expenditures because we expect our expansion activities will be beneficial to our business and create additional value for our stockholders.

Critical Accounting Policies and Estimates

Our discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. These principles require us to make estimates and judgments that affect our reported amounts of assets and liabilities, our disclosure of contingent assets and liabilities, and our reported amounts of revenues and expenses. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition and the valuation of deferred tax assets, long-lived assets and indefinite-lived intangible assets. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results may differ from our estimates.

We believe that the following critical accounting policies and estimates involve a higher degree of judgment or complexity than others used in the preparation of our consolidated financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of Leap and its wholly owned subsidiaries as well as the accounts of LCW Wireless and Denali and their wholly owned subsidiaries. We consolidate our interests in LCW Wireless and Denali in accordance with FIN 46(R), “Consolidation of Variable Interest Entities,” because these entities are variable interest entities and we will absorb a majority of their expected losses. Prior to March 2007, we consolidated our interests in ANB 1 and its wholly owned subsidiary ANB 1 License in accordance with FIN 46(R). We acquired the remaining interests in ANB 1 in March 2007 and merged ANB 1 and ANB 1 License into Cricket in December 2007. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Revenues

Cricket’s business revenues principally arise from the sale of wireless services, handsets and accessories. Wireless services are generally provided on a month-to-month basis. New and reactivating customers are required to pay for their service in advance, and generally, customers who activated their service prior to May 2006 pay in arrears. We do not require any of our customers to sign fixed-term service commitments or submit to a credit check. These terms generally appeal to less affluent customers who are considered more likely to terminate service for inability to pay than wireless customers in general. Consequently, we have concluded that collectibility of our revenues is not reasonably assured until payment has been received. Accordingly, service revenues are recognized only after services have been rendered and payment has been received.

When we activate a new customer, we frequently sell that customer a handset and the first month of service in a bundled transaction. Under the provisions of Emerging Issues Task Force, or EITF, Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables,” the sale of a handset along with a month of wireless service constitutes a multiple element arrangement. Under EITF Issue No. 00-21, once a company has determined the fair value of the elements in the sales transaction, the total consideration received from the customer must be allocated among those elements on a relative fair value basis. Applying EITF Issue No. 00-21 to these transactions results in our recognition of the total consideration received, less one month of wireless service revenue (at the customer’s stated rate plan), as equipment revenue.

Equipment revenues and related costs from the sale of handsets are recognized when service is activated by customers. Revenues and related costs from the sale of accessories are recognized at the point of sale. The costs of handsets and accessories sold are recorded in cost of equipment. In addition to handsets that we sell directly to our customers at Cricket-owned stores, we also sell handsets to third-party dealers. These dealers then sell the handsets to the ultimate Cricket customer, and that customer also receives the first month of service in a bundled transaction (identical to the sale made at a Cricket-owned store). Sales of handsets to third-party dealers are recognized as equipment revenues only when service is activated by customers, since the level of price reductions ultimately available to such dealers is not reliably estimable until the handsets are sold by such dealers to customers. Thus, handsets sold to third-party dealers are recorded as consigned inventory and deferred equipment revenue until they are sold to, and service is activated by, customers.

Through a third-party provider, our customers may elect to participate in an extended handset warranty/insurance program. We recognize revenue on replacement handsets sold to our customers under the program when the customer purchases a replacement handset.

Sales incentives offered without charge to customers and volume-based incentives paid to our third-party dealers are recognized as a reduction of revenue and as a liability when the related service or equipment revenue is recognized. Customers have limited rights to return handsets and accessories based on time and/or usage; as a result, customer returns of handsets and accessories have historically been negligible.

Amounts billed by us in advance of customers’ wireless service periods are not reflected in accounts receivable or deferred revenue as collectibility of such amounts is not reasonably assured. Deferred revenue consists primarily of cash received from customers in advance of their service period and deferred equipment revenue related to handsets and accessories sold to third-party dealers.

Depreciation and Amortization

Depreciation of property and equipment is applied using the straight-line method over the estimated useful lives of our assets once the assets are placed in service. The following table summarizes the depreciable lives (in years):

Depreciable
Life

Network equipment:
Switches	10
Switch power equipment	15
Cell site equipment, and site acquisitions and improvements	7
Towers	15
Antennae	3
Computer hardware and software	3-5
Furniture, fixtures, retail and office equipment	3-7

Amortization of intangible assets is applied using the straight-line method over the estimated useful lives of four years for customer relationships and fourteen years for trademarks.

Short-Term Investments

Short-term investments generally consist of highly liquid, fixed-income investments with an original maturity at the time of purchase of greater than three months. Such investments consist of commercial paper, asset-backed commercial paper, auction rate securities, obligations of the U.S. government, and investment grade fixed-income securities guaranteed by U.S. government agencies.

Investments are classified as available-for-sale and stated at fair value. The net unrealized gains or losses on available-for-sale securities are reported as a component of comprehensive income (loss). The specific identification method is used to compute the realized gains and losses on investments. Investments are periodically reviewed for impairment. If the carrying value of an investment exceeds its fair value and the decline in value is determined to be other-than-temporary, an impairment loss is recognized for the difference.

Wireless Licenses

We and LCW Wireless operate broadband PCS networks under wireless licenses granted by the FCC that are specific to a particular geographic area on spectrum that has been allocated by the FCC for such services. In addition, through our and Denali License’s participation in Auction #66 in December 2006, we and Denali License acquired a number of AWS licenses that can be used to provide services comparable to the PCS services we currently provide, in addition to other advanced wireless services. Wireless licenses are initially recorded at cost and are not amortized. Although FCC licenses are issued with a stated term, ten years in the case of PCS licenses and fifteen years in the case of AWS licenses, wireless licenses are considered to be indefinite-lived intangible assets because we and LCW Wireless expect to continue to provide wireless service using the relevant licenses for the foreseeable future, PCS and AWS licenses are routinely renewed for a nominal fee, and management has determined that no legal, regulatory, contractual, competitive, economic, or other factors currently exist that limit the useful life of our and our consolidated joint ventures’ PCS and AWS licenses. On a quarterly basis, we evaluate the remaining useful life of our indefinite lived wireless licenses to determine whether events and circumstances, such as any legal, regulatory, contractual, competitive, economic or other factors, continue to support an indefinite useful life. If a wireless license is subsequently determined to have a finite useful life, we test the wireless license for impairment in accordance with Statement of Financial Accounting Standards, or SFAS, No. 142, “Goodwill and Other Intangible Assets,” or SFAS 142. The wireless license would then be amortized prospectively over its estimated remaining useful life. In addition to our quarterly evaluation of the indefinite useful lives of our wireless licenses, we also test our wireless licenses for impairment in accordance with SFAS 142 on an annual basis. Wireless licenses to be disposed of by sale are carried at the lower of carrying value or fair value less costs to sell. The spectrum that we and Denali License purchased in Auction #66 currently is used by U.S. federal government and/or incumbent commercial licensees. FCC rules require winning bidders to avoid interfering with these existing users or to clear the incumbent users from the spectrum through specified relocation procedures. The spectrum clearing costs we and Denali License incur are capitalized to wireless licenses.

Goodwill and Other Intangible Assets

Goodwill represents the excess of reorganization value over the fair value of identified tangible and intangible assets recorded in connection with fresh-start reporting as of July 31, 2004. Other intangible assets were recorded upon adoption of fresh-start reporting and consist of customer relationships and trademarks which are being amortized on a straight-line basis over their estimated useful lives of four and fourteen years, respectively.

Impairment of Long-Lived Assets

We assess potential impairments to our long-lived assets, including property and equipment and certain intangible assets, when there is evidence that events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss may be required to be recognized when the undiscounted cash flows expected to be generated by a long-lived asset (or group of such assets) is less than its carrying value. Any required impairment loss would be measured as the amount by which the asset’s carrying value exceeds its fair value and would be recorded as a reduction in the carrying value of the related asset and charged to results of operations.

Impairment of Indefinite-Lived Intangible Assets

We assess potential impairments to our indefinite-lived intangible assets, including wireless licenses and goodwill, on an annual basis or when there is evidence that events or changes in circumstances indicate that an impairment condition may exist. The annual impairment test is conducted during the third quarter of each year.

The wireless licenses in our operating markets are combined into a single unit of accounting for purposes of testing impairment because management believes that utilizing these wireless licenses as a group represents the highest and best use of the assets, and the value of the wireless licenses would not be significantly impacted by a sale of one or a portion of the wireless licenses, among other factors. Our non-operating licenses are tested for impairment on an individual basis. An impairment loss is recognized when the fair value of a wireless license is less than its carrying value and is measured as the amount by which the license’s carrying value exceeds its fair value. Estimates of the fair value of our wireless licenses are based primarily on available market prices, including successful bid prices in FCC auctions and selling prices observed in wireless license transactions, pricing trends among historical wireless license transactions and qualitative demographic and economic information concerning the areas that comprise our markets. Any required impairment losses are recorded as a reduction in the carrying value of the wireless license and charged to results of operations.

The goodwill impairment test involves a two-step process. First, the book value of our net assets, which are combined into a single reporting unit for purposes of the impairment test of goodwill, is compared to the fair value of our net assets. If the fair value was determined to be less than book value, a second step would be performed to measure the amount of the impairment, if any.

The accounting estimates for our wireless licenses and goodwill require management to make significant assumptions about fair value. Management’s assumptions regarding fair value require significant judgment about economic factors, industry factors and technology considerations, as well as its views regarding our business prospects. Changes in these judgments may have a significant effect on the estimated fair values.

Share-Based Compensation

We account for share-based awards exchanged for employee services in accordance with SFAS No. 123(R), “Share-Based Payment,” or SFAS 123(R). Under SFAS 123(R), share-based compensation expense is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite service period. Prior to adopting SFAS 123(R), we recognized compensation expense for employee share-based awards based on their intrinsic value on the grant date pursuant to Accounting Principles Board Opinion, or APB, No. 25 “Accounting for Stock Issued to Employees,” and provided the required pro forma disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation,” or SFAS 123.

We adopted SFAS 123(R) using the modified prospective approach under SFAS 123(R) and, as a result, have not retroactively adjusted results from prior periods. The valuation provisions of SFAS 123(R) apply to awards that have been granted on or subsequent to January 1, 2006 or that were outstanding on that date and subsequently modified or cancelled. Compensation expense, net of estimated forfeitures, for awards outstanding at the effective date is recognized over the remaining service period using the compensation cost calculated for pro forma disclosure purposes in prior periods.

Compensation expense is amortized on a straight-line basis over the requisite service period for the entire award, which is generally the maximum vesting period of the award. No share-based compensation was capitalized as part of inventory or fixed assets prior to or during 2007.

The determination of the fair value of stock options using an option valuation model is affected by our stock price, as well as assumptions regarding a number of complex and subjective variables. The methods used to determine these variables are generally similar to the methods used prior to fiscal 2006 for purposes of our pro forma information under SFAS 123. The volatility assumption is based on a combination of the historical volatility of our common stock and the volatilities of similar companies over a period of time equal to the expected term of the stock options. The volatilities of similar companies are used in conjunction with our historical volatility because of the lack of sufficient relevant history for our common stock equal to the expected term. The expected term of employee stock options represents the weighted-average period the stock options are expected to remain outstanding. The expected term assumption is estimated based primarily on the options’ vesting terms and remaining contractual life and employees’ expected exercise and post-vesting employment termination behavior. The risk-free interest rate assumption is based upon observed interest rates during the period appropriate for the expected term of the employee stock options. The dividend yield assumption is based on the expectation of no future dividend payouts by us.

As share-based compensation expense under SFAS 123(R) is based on awards ultimately expected to vest, it is reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

At December 31, 2007, total unrecognized compensation cost related to unvested stock options was $45.5 million, which is expected to be recognized over a weighted-average period of 2.7 years. At December 31, 2007, total unrecognized compensation cost related to unvested restricted stock awards was $33.0 million, which is expected to be recognized over a weighted-average period of 2.3 years.

Income Taxes

We calculate income taxes in each of the jurisdictions in which we operate. This process involves calculating the actual current tax expense and any deferred income tax expense resulting from temporary differences arising from differing treatments of items for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities. Deferred tax assets are also established for the expected future tax benefits to be derived from net operating loss carryforwards, capital loss carryforwards, and income tax credits.

We must then periodically assess the likelihood that our deferred tax assets will be recovered from future taxable income, which assessment requires significant judgment. To the extent we believe it is more likely than not that our deferred tax assets will not be recovered, we must establish a valuation allowance. As part of this periodic assessment for the year ended December 31, 2007, we weighed the positive and negative factors with respect to this determination and, at this time, except with respect to the realization of a $2.5 million Texas Margins Tax, or TMT, credit, do not believe there is sufficient positive evidence and sustained operating earnings to support a conclusion that it is more likely than not that all or a portion of our deferred tax assets will be realized. We will continue to closely monitor the positive and negative factors to determine whether our valuation allowance should be released. Deferred tax liabilities associated with wireless licenses, tax goodwill and investments in certain joint ventures cannot be considered a source of taxable income to support the realization of deferred tax assets because these deferred tax liabilities will not reverse until some indefinite future period. At such time as we determine that it is more likely than not that all or a portion of the deferred tax assets are realizable, the valuation allowance will be reduced. Pursuant to American Institute of Certified Public Accountants’ Statement of Position No. 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” or SOP 90-7, up to $218.5 million in future decreases in the valuation allowance established in fresh-start reporting will be accounted for as a reduction of goodwill rather than as a reduction of income tax expense if the valuation allowance decrease occurs prior to the effective date of SFAS No. 141 (revised 2007), “Business Combinations,” or SFAS 141(R). Effective January 1, 2009, SFAS 141(R) provides that any reduction to the valuation allowance established in fresh-start reporting be accounted for as a reduction to income tax expense.

Subscriber Recognition and Disconnect Policies

We recognize a new customer as a gross addition in the month that he or she activates service. The customer must pay his or her monthly service amount by the payment due date or his or her service will be suspended after a grace period of up to three days. When service is suspended, the customer will not be able to make or receive calls. Any call attempted by a suspended customer is routed directly to our customer service center in order to arrange payment. In order to re-establish service, a customer must make all past-due payments and pay a $15 reactivation charge, in addition to the amount past due, to re-establish service. If a new customer does not pay all amounts due on his or her first bill within 30 days of the due date, the account is disconnected and deducted from gross customer additions during the month in which the customer’s service was discontinued. If a customer has made payment on his or her first bill and in a subsequent month does not pay all amounts due within 30 days of the due date, the account is disconnected and counted as churn.

Customer turnover, frequently referred to as churn, is an important business metric in the telecommunications industry because it can have significant financial effects. Because we do not require customers to sign fixed-term contracts or pass a credit check, our service is available to a broader customer base than many other wireless providers and, as a result, some of our customers may be more likely to have their service terminated due to an inability to pay than the average industry customer.

Results of Operations

Operating Items

The following tables summarize operating data for our consolidated operations (in thousands, except percentages).

	Year Ended	% of 2007	Year Ended	% of 2006	Change from
	December 31,	Service	December 31,	Service	Prior Year
	2007	Revenues	2006	Revenues	Dollars	Percent

Revenues:
Service revenues	$1,395,667		$956,365		$439,302	45.9%
Equipment revenues	235,136		210,822		24,314	11.5%

Total revenues	1,630,803		1,167,187		463,616	39.7%

Operating expenses:
Cost of service (exclusive of items shown separately below)	384,128	27.5%	264,162	27.6%	119,966	45.4%
Cost of equipment	405,997	29.1%	310,834	32.5%	95,163	30.6%
Selling and marketing	206,213	14.8%	159,257	16.7%	46,956	29.5%
General and administrative	271,536	19.5%	196,604	20.6%	74,932	38.1%
Depreciation and amortization	302,201	21.7%	226,747	23.7%	75,454	33.3%
Impairment of assets	1,368	0.1%	7,912	0.8%	(6,544)	(82.7)%

Total operating expenses	1,571,443	112.6%	1,165,516	121.9%	405,927	34.8%
Gain on sale or disposal of assets	902	0.1%	22,054	2.3%	(21,152)	(95.9)%

Operating income	$60,262	4.3%	$23,725	2.5%	$36,537	154.0%

	Year Ended	% of 2006	Year Ended	% of 2005	Change from
	December 31,	Service	December 31,	Service	Prior Year
	2006	Revenues	2005	Revenues	Dollars	Percent

Revenues:
Service revenues	$956,365		$768,916		$187,449	24.4%
Equipment revenues	210,822		188,855		21,967	11.6%

Total revenues	1,167,187		957,771		209,416	21.9%

Operating expenses:
Cost of service (exclusive of items shown separately below)	264,162	27.6%	203,548	26.5%	60,614	29.8%
Cost of equipment	310,834	32.5%	230,520	30.0%	80,314	34.8%
Selling and marketing	159,257	16.7%	100,042	13.0%	59,215	59.2%
General and administrative	196,604	20.6%	159,741	20.8%	36,863	23.1%
Depreciation and amortization	226,747	23.7%	195,462	25.4%	31,285	16.0%
Impairment of assets	7,912	0.8%	12,043	1.6%	(4,131)	(34.3)%

Total operating expenses	1,165,516	121.9%	901,356	117.2%	264,160	29.3%
Gain on sale or disposal of assets	22,054	2.3%	14,587	1.9%	7,467	51.2%

Operating income	$23,725	2.5%	$71,002	9.2%	$(47,277)	(66.6)%

The following table summarizes customer activity:

	Year Ended December 31,
	2007	2006	2005

Gross customer additions	1,974,504	1,455,810	872,271
Net customer additions	633,693	592,237	117,376
Weighted-average number of customers	2,589,312	1,861,477	1,610,170
Total customers, end of period	2,863,519	2,229,826	1,668,293

Service Revenues

Service revenues increased $439.3 million, or 45.9%, for the year ended December 31, 2007 compared to the corresponding period of the prior year. This increase resulted from a 39.1% increase in average total customers due to new market launches and existing market customer growth and a 4.9% increase in average monthly revenues per customer. The increase in average monthly revenues per customer was due primarily to the continued increase in customer adoption of our higher-end service plans and value added services.

Service revenues increased $187.4 million, or 24.4%, for the year ended December 31, 2006 compared to the corresponding period of the prior year. This increase resulted from the 15.6% increase in average total customers and a 7.6% increase in average revenues per customer. The increase in average revenues per customer was due primarily to the continued increase in customer adoption of our higher-end service plans and value-added services.

Equipment Revenues

Equipment revenues increased $24.3 million, or 11.5%, for the year ended December 31, 2007 compared to the corresponding period of the prior year. An increase of 36.4% in handset sales volume was largely offset by increases in promotional incentives for customers and an increased shift in handset sales to our exclusive indirect distribution channel, to which handsets are sold at lower prices.

Equipment revenues increased $22.0 million, or 11.6%, for the year ended December 31, 2006 compared to the corresponding period of the prior year. An increase of 58.5% in handset sales volume was largely offset by lower net revenues per handset sold as a result of bundling the first month of service with the initial handset price, eliminating activation fees for new customers purchasing equipment and a larger proportion of total handset sales being activated through our indirect channel partners.

Cost of Service

Cost of service increased $120.0 million, or 45.4%, for the year ended December 31, 2007 compared to the corresponding period of the prior year. As a percentage of service revenues, cost of service decreased to 27.5% from 27.6% in the prior year period. Variable product costs increased by 1.9% as a percentage of service revenues due to increased customer usage of our value-added services. This increase was offset by a 0.9% decrease in network infrastructure costs as a percentage of service revenues and a 1.0% decrease in labor and related costs as a percentage of service revenues due to the increase in service revenues and consequent benefits of scale.

Cost of service increased $60.6 million, or 29.8%, for the year ended December 31, 2006 compared to the corresponding period of the prior year. As a percentage of service revenues, cost of service increased to 27.6% from 26.5% in the prior year period. Variable product costs increased by 0.6% of service revenues due to increased customer usage of our value-added services. In addition, labor and related costs increased by 0.4% of service revenues due to new market launches during 2006. The increased fixed network infrastructure costs associated with the new market launches offset the benefits of scale we would generally expect to experience with increasing customers and service revenues.

Cost of Equipment

Cost of equipment increased $95.2 million, or 30.6%, for the year ended December 31, 2007 compared to the corresponding period of the prior year. This increase was primarily attributable to a 36.4% increase in handset sales volume.

Cost of equipment increased $80.3 million, or 34.8%, for the year ended December 31, 2006 compared to the corresponding period of the prior year. This increase was primarily attributable to the 58.5% increase in handset sales volume, partially offset by reductions in costs to support our handset replacement programs for existing customers.

Selling and Marketing Expenses

Selling and marketing expenses increased $47.0 million, or 29.5%, for the year ended December 31, 2007 compared to the corresponding period of the prior year. As a percentage of service revenues, such expenses decreased to 14.8% from 16.7% in the prior year period. This decrease was primarily attributable to a 0.7% decrease in store and staffing and related costs as a percentage of services revenues due to the increase in service revenues and consequent benefits of scale and a 1.2% decrease in media and advertising costs as a percentage of service revenues reflecting large new market launches in the prior year and consequent benefits of scale.

Selling and marketing expenses increased $59.2 million, or 59.2%, for the year ended December 31, 2006 compared to the corresponding period of the prior year. As a percentage of service revenues, such expenses increased to 16.7% from 13.0% in the prior year period. This increase was primarily due to increased media and advertising costs and labor and related costs of 2.4% and 0.9% of service revenues, respectively, which were primarily attributable to our new market launches.

General and Administrative Expenses

General and administrative expenses increased $74.9 million, or 38.1%, for the year ended December 31, 2007 compared to the corresponding period of the prior year. As a percentage of service revenues, such expenses decreased to 19.5% from 20.6% in the prior year period. Customer care expenses decreased by 0.5% as a percentage of service revenues and employee related costs decreased by 0.8% as a percentage of service revenues both due to the increase in service revenues and consequent benefits of scale. These decreases were partially offset by a 0.4% increase in professional services fees and other expenses as a percentage of service revenues due to costs incurred in connection with the unsolicited merger proposal received from MetroPCS during 2007 and other strategic merger and acquisition activities. During the three months ended December 31, 2007, we amended the contract for our primary customer billing and activation system. The amended contract has been accounted for as a capital lease and, accordingly, amounts related to the leased elements were classified as amortization expense and interest expense, rather than as a general and administrative expense under the previous contract. These amounts approximated $4 million during the fourth quarter of 2007 and will approximate $14 million per year from 2008 to 2010.

General and administrative expenses increased $36.9 million, or 23.1%, for the year ended December 31, 2006 compared to the corresponding period of the prior year. As a percentage of service revenues, such expenses decreased to 20.6% from 20.8% in the prior year period. Customer care expenses decreased by 1.7% as a percentage of service revenues due to decreases in call center and other customer care-related program costs. Professional services fees and other expenses decreased by 0.5% as a percentage of service revenues in the aggregate due to the increase in service revenues and consequent benefits in scale. Partially offsetting these decreases were increases in labor and related costs of 1.6% as a percentage of service revenues due primarily to new employee additions necessary to support our growth and the increase in share-based compensation expense of 0.4% as a percentage of service revenues due partially to our adoption of SFAS 123(R) in 2006.

Depreciation and Amortization

Depreciation and amortization expense increased $75.5 million, or 33.3%, for the year ended December 31, 2007 compared to the corresponding period of the prior year. The increase in the dollar amount of depreciation and amortization expense was due primarily to the build-out and launch of our new markets and the improvement and expansion of our existing markets. Such expenses decreased as a percentage of service revenues compared to the corresponding period of the prior year.

Depreciation and amortization expense increased $31.3 million, or 16.0%, for the year ended December 31, 2006 compared to the corresponding period of the prior year. The increase in depreciation and amortization expense was due primarily to the build-out of our new markets and the upgrade of network assets in our other markets. Such expenses decreased as a percentage of service revenues compared to the corresponding period of the prior year.

Impairment Charges

As a result of our annual impairment tests of wireless licenses, we recorded impairment charges of $1.0 million, $4.7 million and $0.7 million during the years ended December 31, 2007, 2006 and 2005, respectively, to reduce the carrying values of certain non-operating wireless licenses to their estimated fair values. In addition, we recorded an impairment charge of $3.2 million during the year ended December 31, 2006 in connection with an agreement to sell certain non-operating wireless licenses. We adjusted the carrying values of those licenses to their estimated fair values, which were based on the agreed upon sales prices.

Gains on Sale or Disposal of Assets

During the year ended December 31, 2007, we completed the sale of three wireless licenses that we were not using to offer commercial service for an aggregate purchase price of $9.5 million, resulting in a net gain of $1.3 million. During the year ended December 31, 2006, we completed the sale of our wireless licenses and operating assets in the Toledo and Sandusky, Ohio markets to Cleveland Unlimited, Inc., or CUI, in exchange for $28.0 million and CUI’s equity interest in LCW Wireless, resulting in a gain of $21.6 million.

Non-Operating Items

The following tables summarize non-operating data for the Company’s consolidated operations (in thousands).

	Year Ended December 31,
	2007	2006	Change

Minority interests in consolidated subsidiaries	$1,817	$1,493	$324
Equity in net loss of investee	(2,309)	—	$(2,309)
Interest income	28,939	23,063	5,876
Interest expense	(121,231)	(61,334)	(59,897)
Other expense, net	(6,039)	(2,650)	(3,389)
Income tax expense	(37,366)	(9,277)	(28,089)

	Year Ended December 31,
	2006	2005	Change

Minority interests in consolidated subsidiaries	$1,493	$(31)	$1,524
Interest income	23,063	9,957	13,106
Interest expense	(61,334)	(30,051)	(31,283)
Other income (expense), net	(2,650)	1,423	(4,073)
Income tax expense	(9,277)	(21,615)	12,338

Minority Interests in Consolidated Subsidiaries

Minority interests in consolidated subsidiaries for the years ended December 31, 2007 and 2006 reflected the shares of net losses allocated to the other members of certain consolidated entities, partially offset by accretion expense associated with certain members’ put options. Minority interests in consolidated subsidiaries for the year ended December 31, 2005 reflected accretion expense only.

Equity in Net Loss of Investee

Equity in net loss of investee reflects our share of losses in a regional wireless service provider in which we previously made an investment.

Interest Income

Interest income increased $5.9 million for the year ended December 31, 2007 compared to the corresponding period of the prior year and $13.1 million for the year ended December 31, 2006 compared to the corresponding period of the prior year. These increases were primarily due to the increases in the average cash and cash equivalents and investment balances.

Interest Expense

Interest expense increased $59.9 million for the year ended December 31, 2007 compared to the corresponding period of the prior year. The increase in interest expense resulted from our issuance of $750 million and $350 million of 9.375% unsecured senior notes due 2014 during October 2006 and June 2007, respectively. See “— Liquidity and Capital Resources” below. These increases were partially offset by the capitalization of $45.6 million of interest during the year ended December 31, 2007. We capitalize interest costs associated with our wireless licenses and property and equipment during the build-out of new markets. The amount of such capitalized interest depends on the carrying values of the licenses and property and equipment involved in those markets and the duration of the build-out. We expect capitalized interest to continue to be significant during the build-out of our planned new markets in 2008. At December 31, 2007, the effective interest rate on our $895.5 million term loan was 7.9%, including the effect of interest rate swaps, and the effective interest rate on LCW Operations’ term loans was 9.1%. We expect that interest expense will increase further in 2008 due to the additional $350 million of 9.375% unsecured senior notes due 2014 that we issued in June 2007 and the increase in the interest rate applicable to our $895.5 million term loan effective November 20, 2007. See “— Liquidity and Capital Resources” below.

Interest expense increased $31.3 million for the year ended December 31, 2006 compared to the corresponding period of the prior year. The increase in interest expense resulted from the increase in the amount of the term loan under our amended and restated senior secured credit agreement, our issuance of $750 million of 9.375% unsecured senior notes and the issuance of $40 million of term loans under LCW Operations’ senior secured credit agreement. These increases were partially offset by the capitalization of $16.7 million of interest during the year ended December 31, 2006. We capitalize interest costs associated with our wireless licenses and property and equipment during the build-out of new markets. The amount of such capitalized interest depends on the carrying values of the licenses and property and equipment involved in those markets and the duration of the build-out. At December 31, 2006, the effective interest rate on our $900 million term loan was 7.7%, including the effect of interest rate swaps, and the effective interest rate on LCW Operations’ term loans was 9.6%.

Other Income (Expense), Net

Other expense, net of other income, increased by $3.4 million for the year ended December 31, 2007 compared to the corresponding period of the prior year. During 2007, we recorded a $5.4 million impairment charge to reduce the carrying value of certain investments in asset-backed commercial paper. During January 2008, these investments declined by an additional $0.9 million.

Other income, net of other expenses, decreased by $4.1 million for the year ended December 31, 2006 compared to the corresponding period of the prior year. The decrease was primarily attributed to a write off of unamortized deferred debt issuance costs related to our previous financing arrangements, partially offset by a sales tax refund and the resolution of a tax contingency.

Income Tax Expense

During the year ended December 31, 2007, we recorded income tax expense of $37.4 million compared to income tax expense of $9.3 million during the year ended December 31, 2006. Income tax expense for the year ended December 31, 2007 consisted primarily of the tax effect of changes in deferred tax liabilities associated with wireless licenses, tax goodwill and investments in certain joint ventures.

During the year ended December 31, 2007, we changed our tax accounting method for amortizing wireless licenses. Under the prior method, we began amortizing wireless licenses for tax purposes on the date a license was placed into service. Under the new tax accounting method, we generally begin amortizing wireless licenses for tax purposes on the date the wireless license is acquired. The new tax accounting method generally allows us to amortize wireless licenses for tax purposes at an earlier date and allows us to accelerate our tax deductions. At the same time, the new method increases our income tax expense due to the deferred tax effect of accelerating amortization on wireless licenses. We have applied the new method as if it had been in effect for all prior tax periods, and the resulting cumulative increase to income tax expense of $28.9 million was recorded during the year ended December 31, 2007. This tax accounting method change also affects the characterization of certain income tax gains and losses on the sale of non-operating wireless licenses. Under the prior method, gains or losses on the sale of non-operating licenses were characterized as capital gains or losses; however, under the new method, gains or losses on the sale of non-operating licenses for which we had commenced tax amortization prior to the sale are characterized as ordinary gains or losses. As a result of this change, $64.7 million of net income tax losses previously reported as capital loss carryforwards have been recharacterized as net operating loss carryforwards. These net operating loss carryforwards can be used to offset future taxable income and reduce the amount of cash required to settle future tax liabilities.

We recorded a $4.7 million income tax benefit during the year ended December 31, 2007 related to a net reduction in our effective state income tax rate. We carry a net deferred tax liability that results from the valuation allowance recorded against a majority of our deferred tax assets. A reduction to our effective state income tax rate during the year ended December 31, 2007 resulted in a reduction to our net deferred tax liability and a corresponding decrease to our income tax expense. This decrease in our effective state income tax rate was primarily attributable to expansion of our operating footprint into lower taxing states and state tax planning. We recorded an additional $2.5 million income tax benefit during the year ended December 31, 2007 due to a TMT credit, which has been recorded as a deferred tax asset. We estimate that our future TMT liability will be based on our gross revenues in Texas, rather than our apportioned taxable income. Therefore, we believe that it is more likely than not that our TMT credit will be recovered and, accordingly, we have not established a valuation allowance against this asset.

We record deferred tax assets and liabilities arising from differing treatments of items for tax and accounting purposes. Deferred tax assets are also established for the expected future tax benefits to be derived from net operating loss carryforwards, capital loss carryforwards and income tax credits. We then periodically assess the likelihood that our deferred tax assets will be recovered from future taxable income. This assessment requires significant judgment. To the extent we believe it is more likely than not that our deferred tax assets will not be recovered, we must establish a valuation allowance. As part of this periodic assessment for the year ended December 31, 2007, we weighed the positive and negative factors with respect to this determination and, at this time, except with respect to the realization of the TMT credit discussed above, do not believe there is sufficient positive evidence and sustained operating earnings to support a conclusion that it is more likely than not that all or a portion of our deferred tax assets will be realized. We will continue to closely monitor the positive and negative factors to determine whether its valuation allowance should be released. Deferred tax liabilities associated with wireless licenses, tax goodwill and investments in certain joint ventures cannot be considered a source of taxable income to support the realization of deferred tax assets because these deferred tax liabilities will not reverse until some indefinite future period.

At such time as we determine that it is more likely than not that all or a portion of the deferred tax assets are realizable, the valuation allowance will be reduced. Pursuant to SOP 90-7, up to $218.5 million in future decreases in the valuation allowance established in fresh-start reporting will be accounted for as a reduction of goodwill rather than as a reduction of income tax expense if the valuation allowance decrease occurs prior to the effective date of SFAS 141(R). Effective January 1, 2009, SFAS 141(R) provides that any reduction in the valuation allowance established in fresh-start reporting be accounted for as a reduction to income tax expense.

On January 1, 2007, we adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109,” or FIN 48. At the date of adoption and during the year ended December 31, 2007, our unrecognized income tax benefits and uncertain tax positions were not material. Interest and penalties related to uncertain tax positions are recognized by us as a component of income tax expense but were immaterial on the date of adoption and for the year ended December 31, 2007. All of our tax years from 1998 to 2006 remain open to examination by federal and state taxing authorities.

During the years ended December 31, 2006 and 2005, we recorded income tax expense of $9.3 million and $21.6 million, respectively. Income tax expense for the year ended December 31, 2006 consisted primarily of the tax effect of changes in deferred tax liabilities associated with wireless licenses, tax goodwill and investments in certain joint ventures. During the year ended December 31, 2005, we recorded income tax expense at an effective tax rate of 41.3%. Despite the fact that we recorded a full valuation allowance on our deferred tax assets, we recognized income tax expense for 2005 because the release of valuation allowance associated with the reversal of deferred tax assets recorded in fresh-start reporting was recorded as a reduction of goodwill rather than as a reduction of income tax expense. The effective tax rate for 2005 was higher than the statutory tax rate due primarily to permanent items not deductible for tax purposes. We incurred tax losses for the year due to, among other things, tax deductions associated with the repayment of our 13% senior secured pay-in-kind notes and tax losses and reversals of deferred tax assets associated with the sale of wireless licenses and operating assets. We paid only minimal cash income taxes for 2006, and we expect to pay $1.3 million in cash income taxes for the year ended December 31, 2007.

Quarterly Financial Data (Unaudited)

The following tables present summarized data for each interim period for the years ended December 31, 2007 and 2006. The following financial information reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of our results of operations for the interim periods presented (in thousands, except per share data):

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2007(1)	2007	2007	2007(2)

Revenues	$393,425	$397,914	$409,656	$429,808
Operating income (loss)	(1,543)	30,704	9,393	21,708
Net income (loss)	(24,224)	9,638	(43,289)	(18,052)
Basic earnings (loss) per share	(0.36)	0.14	(0.64)	(0.27)
Diluted earnings (loss) per share	(0.36)	0.14	(0.64)	(0.27)

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2006	2006	2006(3)	2006

Revenues	$281,850	$277,459	$293,266	$314,612

Operating income (loss)	21,435	11,742	7,050	(16,502)

Income (loss) before cumulative effect of change in accounting principle	18,658	2,800	(801)	(45,637)
Cumulative effect of change in accounting principle	623	—	—	—

Net income (loss)	$19,281	$2,800	$(801)	$(45,637)

Basic earnings (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$0.30	$0.05	$(0.01)	$(0.69)
Cumulative effect of change in accounting principle	0.01	—	—	—

Basic earnings (loss) per share	$0.31	$0.05	$(0.01)	$(0.69)

Diluted earnings (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$0.30	$0.05	$(0.01)	$(0.69)
Cumulative effect of change in accounting principle	0.01	—	—	—

Diluted earnings (loss) per share	$0.31	$0.05	$(0.01)	$(0.69)

(1)	During the quarter ended March 31, 2007, we recognized a net gain of $1.3 million from our sale of wireless licenses in our Peoria, Illinois, Macon-Warner Robins, Georgia and Johnstown, Pennsylvania markets.

(2)	For the three months ended December 31, 2007, we recorded adjustments related to service revenues and interest income previously reported in our 2006 annual and 2007 interim periods. These adjustments resulted from an overstatement of service revenues of $0.4 million in 2006, and $0.7 million and $0.5 million for the quarterly periods ended March 31 and June 30, 2007, respectively, and an overstatement of interest income of $1.0 million and $0.3 million for the quarterly periods ended June 30 and September 30, 2007, respectively. These adjustments resulted in a $2.9 million increase ($0.04 per share) to our net loss for the three months ended December 31, 2007. We assessed the quantitative and qualitative effects of these adjustments on each of our previously reported periods and concluded that the adjustments were not material to any period.

(3)	During the quarter ended September 30, 2006, we recognized a gain of $21.6 million from our sale of wireless licenses and operating assets in our Toledo and Sandusky, Ohio markets.

Quarterly Results of Operations Data (Unaudited)

The following table presents our unaudited condensed consolidated quarterly statement of operations data for 2007 (in thousands) which has been derived from our unaudited condensed consolidated financial statements.

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2007	2007	2007	2007(1)

Revenues:
Service revenues	$321,691	$347,253	$354,495	$372,228
Equipment revenues	71,734	50,661	55,161	57,580

Total revenues	393,425	397,914	409,656	429,808

Operating expenses:
Cost of service (exclusive of items shown separately below)	(90,440)	(90,559)	(100,907)	(102,222)
Cost of equipment	(122,665)	(90,818)	(97,218)	(95,296)
Selling and marketing	(48,769)	(47,011)	(54,265)	(56,168)
General and administrative	(65,234)	(66,407)	(68,686)	(71,209)
Depreciation and amortization	(68,800)	(72,415)	(77,781)	(83,205)
Impairment of assets	—	—	(1,368)	—

Total operating expenses	(395,908)	(367,210)	(400,225)	(408,100)
Gain (loss) on sale or disposal of assets	940	—	(38)	—

Operating income (loss)	(1,543)	30,704	9,393	21,708
Minority interests in consolidated subsidiaries	1,579	673	182	(617)
Equity in net loss of investee	—	—	(807)	(1,502)
Interest income	5,285	7,134	10,148	6,372
Interest expense	(26,496)	(27,090)	(33,336)	(34,309)
Other expense, net	(637)	—	(4,207)	(1,195)

Income (loss) before income taxes	(21,812)	11,421	(18,627)	(9,543)
Income tax expense	(2,412)	(1,783)	(24,662)	(8,509)

Net income (loss)	$(24,224)	$9,638	$(43,289)	$(18,052)

(1)	See footnote 2 to the “Quarterly Financial Data (Unaudited)” table above.

Performance Measures

In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures with several customer-focused performance metrics that are widely used in the telecommunications industry. These metrics include average revenue per user per month, or ARPU, which measures service revenue per customer; CPGA, which measures the average cost of acquiring a new customer; cash costs per user per month, or CCU, which measures the non-selling cash cost of operating our business on a per customer basis; and churn, which measures turnover in our customer base. CPGA and CCU are non-GAAP financial measures. A non-GAAP financial measure, within the meaning of Item 10 of Regulation S-K promulgated by the SEC, is a numerical measure of a company’s financial performance or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, which are included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the consolidated balance sheets, consolidated statements of operations or consolidated statements of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, which are excluded from the most directly comparable measure so calculated and presented. See “Reconciliation of Non-

GAAP Financial Measures” below for a reconciliation of CPGA and CCU to the most directly comparable GAAP financial measures.

ARPU is service revenue divided by the weighted-average number of customers, divided by the number of months during the period being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings and fees, affect average revenue per customer, and to forecast future service revenue. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.

CPGA is selling and marketing costs (excluding applicable share-based compensation expense included in selling and marketing expense), and equipment subsidy (generally defined as cost of equipment less equipment revenue), less the net loss on equipment transactions unrelated to initial customer acquisition, divided by the total number of gross new customer additions during the period being measured. The net loss on equipment transactions unrelated to initial customer acquisition includes the revenues and costs associated with the sale of handsets to existing customers as well as costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers). We deduct customers who do not pay their first monthly bill from our gross customer additions, which tends to increase CPGA because we incur the costs associated with this customer without receiving the benefit of a gross customer addition. Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. In addition, CPGA provides management with a useful measure to compare our per customer acquisition costs with those of other wireless communications providers. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new customers and to compare our per customer acquisition costs to those of other wireless communications providers. Other companies may calculate this measure differently.

CCU is cost of service and general and administrative costs (excluding applicable share-based compensation expense included in cost of service and general and administrative expense) plus net loss on equipment transactions unrelated to initial customer acquisition (which includes the gain or loss on the sale of handsets to existing customers and costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers)), divided by the weighted-average number of customers, divided by the number of months during the period being measured. CCU does not include any depreciation and amortization expense. Management uses CCU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CCU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless communications providers. We believe investors use CCU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless communications providers. Other companies may calculate this measure differently.

Churn, which measures customer turnover, is calculated as the net number of customers that disconnect from our service divided by the weighted-average number of customers divided by the number of months during the period being measured. Customers who do not pay their first monthly bill are deducted from our gross customer additions in the month that they are disconnected; as a result, these customers are not included in churn. In addition, customers are generally disconnected from service approximately 30 days after failing to pay a monthly bill. Beginning during the quarter ended June 30, 2007, pay-in-advance customers who ask to terminate their service are disconnected when their paid service period ends, whereas previously these customers were generally disconnected on the date of their request to terminate service. Management uses churn to measure our retention of customers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our customer retention to that of other wireless communications providers. Other companies may calculate this measure differently.

The following table shows metric information for 2007:

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2007	2007	2007	2007	2007

ARPU	$44.81	$44.75	$44.51	$45.57	$44.92
CPGA	$166	$182	$199	$178	$180
CCU	$21.27	$19.87	$21.24	$21.00	$20.84
Churn	3.4%	4.3%	5.2%	4.2%	4.3%

Reconciliation of Non-GAAP Financial Measures

We utilize certain financial measures, as described above, that are widely used in the industry but that are not calculated based on GAAP. Certain of these financial measures are considered “non-GAAP” financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.

CPGA — The following table reconciles total costs used in the calculation of CPGA to selling and marketing expense, which we consider to be the most directly comparable GAAP financial measure to CPGA (in thousands, except gross customer additions and CPGA):

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2007	2007	2007	2007	2007

Selling and marketing expense	$48,769	$47,011	$54,265	$56,168	$206,213
Less share-based compensation expense included in selling and marketing expense	(1,001)	(560)	(843)	(926)	(3,330)
Plus cost of equipment	122,665	90,818	97,218	95,296	405,997
Less equipment revenue	(71,734)	(50,661)	(55,161)	(57,580)	(235,136)
Less net loss on equipment transactions unrelated to initial customer acquisition	(4,762)	(2,591)	(5,747)	(4,766)	(17,866)

Total costs used in the calculation of CPGA	$93,937	$84,017	$89,732	$88,192	$355,878
Gross customer additions	565,055	462,434	450,954	496,061	1,974,504

CPGA	$166	$182	$199	$178	$180

CCU — The following table reconciles total costs used in the calculation of CCU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CCU (in thousands, except weighted-average number of customers and CCU):

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2007	2007	2007	2007	2007

Cost of service	$90,440	$90,559	$100,907	$102,222	$384,128
Plus general and administrative expense	65,234	66,407	68,686	71,209	271,536
Less share-based compensation expense included in cost of service and general and administrative expense	(7,742)	(5,335)	(6,231)	(6,701)	(26,009)
Plus net loss on equipment transactions unrelated to initial customer acquisition	4,762	2,591	5,747	4,766	17,866

Total costs used in the calculation of CCU	$152,694	$154,222	$169,109	$171,496	$647,521
Weighted-average number of customers	2,393,161	2,586,900	2,654,555	2,722,631	2,589,312

CCU	$21.27	$19.87	$21.24	$21.00	$20.84

Liquidity and Capital Resources

Overview

Our principal sources of liquidity are our existing unrestricted cash, cash equivalents and short-term investments and cash generated from operations. We had a total of $612.6 million in unrestricted cash, cash equivalents and short-term investments as of December 31, 2007. We generated $316.2 million of net cash from operating activities during the year ended December 31, 2007, and we expect that cash from operations will continue to be a significant and increasing source of liquidity as our markets mature and our business continues to grow. We may also generate liquidity through capital markets transactions or by selling assets that are not material to or are not required for our ongoing business operations. We believe that our existing unrestricted cash, cash equivalents and short-term investments, together with cash generated from operations, are sufficient to meet the operating and capital requirements for our current business operations and for the expansion of our business described below.

Our business expansion efforts include our plans to launch additional markets with spectrum licenses that we and Denali License acquired in Auction #66, which will require the expenditure of significant funds to complete the associated construction and fund the initial operating costs. Aggregate capital expenditures for build-out of new markets through their first full year of operation after commercial launch are currently anticipated to be approximately $26.00 per covered POP, excluding capitalized interest. We recently launched our first Auction #66 market in Oklahoma City, and we and Denali License are currently building out additional Auction #66 markets that we intend to launch this year and in 2009. In addition, we also plan to continue to expand our network coverage and capacity in many of our existing markets, allowing us to offer our customers a larger local calling area. As part of this expansion, we deployed approximately 300 new cell sites in our existing markets in 2007 and expect to deploy at least 250 additional cell sites in our existing markets in 2008. As part of our overall expansion plans, we and Denali License expect to cover approximately 11 million or more POPs by the end of 2008 and expect to cover approximately 28 to 50 million POPs by the end of 2010. If U.S. federal government incumbent licensees do not relocate to alternative spectrum within the next several months, their continued use of the spectrum covered by licenses we and Denali License purchased in Auction #66 could delay the launch of certain markets. If we determine to cover significantly more than 11 million additional POPs during 2008, or if we determine to cover more than 28 million additional POPs by the end of 2010 (or to accelerate the launch of those

28 million POPs), we will need to raise additional debt and/or equity capital to help finance this further expansion. The amount and timing of any capital requirements will depend upon the pace of our planned market expansion.

We may also pursue other strategic activities to build our business, which could include (without limitation) further expansion of our existing market footprint, broader deployment of our higher-speed data service offering, the acquisition of additional spectrum through FCC auctions or private transactions, or entering into partnerships with others to help launch additional markets. If we pursued any of these activities at a significant level, we may need to raise additional funding or re-direct capital otherwise available for the build-out of new markets.

In order to finance business expansion activities, we may raise significant additional capital. This additional funding could consist of debt and/or equity financing from the public and/or private capital markets. The amount, nature and timing of any financing will depend on our operating performance and other circumstances, our then-current commitments and obligations, the amount, nature and timing of our capital requirements and overall market conditions. If we require additional capital to fund or accelerate the pace of any of our business expansion efforts or other strategic activities, including any plans to cover significantly more than 11 million additional POPs during 2008 or more than 28 million covered POPs by the end of 2010, and we were unable to obtain such capital on terms that we found acceptable or at all, we would likely reduce our investments in expansion activities or slow the pace of expansion activities as necessary to match our capital requirements to our available liquidity.

Our total outstanding indebtedness under our Credit Agreement was $886.5 million as of December 31, 2007. Outstanding term loan borrowings under our Credit Agreement must be repaid in 22 quarterly payments of $2.25 million each (which commenced on March 31, 2007) followed by four quarterly payments of $211.5 million (which commence on September 30, 2012). Commencing on November 20, 2007, the term loan under our Credit Agreement bears interest at LIBOR plus 3.0% or the bank base rate plus 2.0%, as selected by us. In addition to our Credit Agreement, we also had $1,100 million in unsecured senior notes due 2014 outstanding as of December 31, 2007. Our $1,100 million in unsecured senior notes have no principal amortization and mature in October 2014. Of the $1,100 million of unsecured senior notes, $750 million principal amount of senior notes bears interest at 9.375% per annum and $350 million principal amount of senior notes (which were issued at a 106% premium) bears interest at an effective rate of 8.6% per annum.

The Credit Agreement and the indenture governing our $1,100 million in unsecured senior notes contain covenants that restrict the ability of Leap, Cricket and the subsidiary guarantors to take certain actions, including incurring additional indebtedness. In addition, under certain circumstances we are required to use some or all of the proceeds we receive from incurring additional indebtedness to pay down outstanding borrowings under our Credit Agreement. If we determine to raise significant additional indebtedness, we may likely seek to amend the Credit Agreement to remove this requirement, although we cannot assure you that we will be successful in doing so.

Our Credit Agreement also contains financial covenants with respect to a maximum consolidated senior secured leverage ratio and, if a revolving credit loan or uncollateralized letter of credit is outstanding or requested, with respect to a minimum consolidated interest coverage ratio, a maximum consolidated leverage ratio and a minimum consolidated fixed charge coverage ratio. As of December 31, 2007, we had $200 million available for borrowing under our revolving credit facility. If we pursue any business expansion activities at a significant level in 2008 beyond covering approximately 11 million POPs, including significant activities to launch additional covered POPs, further expand our existing market footprint or pursue the broader deployment of our higher-speed data service offering, such significant expansion activity could decrease our consolidated fixed charge coverage ratio and prevent us from borrowing under the revolving credit facility for several quarters. We do not intend to pursue such significant business expansion activities unless we believe we have sufficient liquidity to support the operating and capital requirements for our business and any such expansion activities without drawing on the revolving credit facility.

The Credit Agreement also prohibits the occurrence of a change of control, which includes the acquisition of beneficial ownership of 35% or more of Leap’s equity securities, a change in a majority of the members of Leap’s board of directors that is not approved by the board and the occurrence of a “change of control” under any of our other credit instruments. The restatements of our historical consolidated financial statements as described in Note 2 to our consolidated financial statements included in “Part II — Item 8. Financial Statements and Supplementary Data” of our Annual Report on Form 10-K, as amended, for the year ended December 31, 2006 (filed with the SEC on December 26, 2007) and the associated delay in filing our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 resulted in defaults and potential defaults under our Credit Agreement that were subsequently waived by the required lenders. The restatements did not affect our compliance with our financial covenants, and we were in compliance with these covenants as of December 31, 2007.

Although our significant outstanding indebtedness results in certain risks to our business that could materially affect our financial condition and performance, we believe that these risks are manageable and that we are taking appropriate actions to monitor and address them. For example, in connection with our financial planning process and capital raising activities, we seek to maintain an appropriate balance between our debt and equity capitalization and we review our business plans and forecasts to monitor our ability to service our debt and to comply with the covenants in our Credit Agreement and unsecured senior notes indenture. In addition, as the new markets that we have launched over the past few years continue to develop and our existing markets mature, we expect that increased cash flows from such new and existing markets will result in improvements in our leverage ratio and other ratios underlying our financial covenants, although capital expenditures in existing markets may adversely affect our fixed charge coverage ratio. Our $1,100 million of unsecured senior notes bear interest at a fixed rate and we have entered into interest rate swap agreements covering $355 million of outstanding debt under our term loan, which help to mitigate our exposure to interest rate fluctuations. Due to the fixed rate on our $1,100 million in unsecured senior notes and our interest rate swaps, approximately 72% of our total indebtedness accrues interest at a fixed rate. In light of the actions described above, our expected cash flows from operations, and our ability to reduce our investments in expansion activities or slow the pace of our expansion activities as necessary to match our capital requirements to our available liquidity, management believes that it has the ability to effectively manage our levels of indebtedness and address the risks to our business and financial condition related to our indebtedness.

Cash Flows

The following table shows cash flow information for the three years ended December 31, 2007, 2006 and 2005 (in thousands):

	Year Ended December 31,
	2007	2006	2005

Net cash provided by operating activities	$316,181	$289,871	$308,280
Net cash used in investing activities	(622,728)	(1,550,624)	(332,112)
Net cash provided by financing activities	367,072	1,340,492	175,764

Operating Activities

Net cash provided by operating activities increased by $26.3 million, or 9.1%, for the year ended December 31, 2007 compared to the corresponding period of the prior year. This increase was primarily attributable to higher depreciation, which more than offset the increase in our pretax loss.

Net cash provided by operating activities decreased by $18.4 million, or 6.0%, for the year ended December 31, 2006 compared to the corresponding period of the prior year. This decrease was primarily attributable to the decrease in our net income offset by higher depreciation and amortization expense.

Net cash provided by operating activities increased by $117.9 million, or 61.9%, for the year ended December 31, 2005 compared to the corresponding period of the prior year. The increase was primarily attributable to higher net income (net of income from reorganization items, depreciation and amortization expense and non-cash share-based compensation expense) and the timing of payments on accounts payable for the year ended December 31, 2005, partially offset by interest payments on our 13% senior secured pay-in-kind notes and FCC debt.

Investing Activities

Net cash used in investing activities was $622.7 million for the year ended December 31, 2007, which included the effects of the following transactions:

•	During January 2007, we completed the sale of three wireless licenses that we were not using to offer commercial service for an aggregate sales price of $9.5 million.

•	During March 2007, Cricket acquired the remaining 25% of the membership interests in ANB 1 for $4.7 million, following ANB’s exercise of its option to sell its entire 25% controlling interest in ANB 1 to Cricket.

•	During the year ended December 31, 2007, we purchased approximately 20% of the outstanding membership units of a regional wireless service provider for an aggregate purchase price of $19.0 million.

•	During the year ended December 31, 2007, we made investment purchases of $642.5 million from proceeds received from the issuances of our unsecured senior notes due 2014, offset by sales or maturities of investments of $531.0 million.

•	During the year ended December 31, 2007, we and our consolidated joint ventures purchased $504.8 million of property and equipment for the build-out of our new markets and the expansion and improvement of our existing markets.

Net cash used in investing activities was $1,550.6 million for the year ended December 31, 2006, which included the effects of the following transactions:

•	During July and October 2006, we paid to the FCC $710.2 million for the purchase of 99 licenses acquired in Auction #66, and Denali License paid $274.1 million as a deposit for a license it subsequently purchased in Auction #66.

•	During November 2006, we purchased 13 wireless licenses in North Carolina and South Carolina for an aggregate purchase price of $31.8 million.

•	During the year ended December 31, 2006, we, ANB 1 License and LCW Operations made over $590 million in purchases of property and equipment for the build-out of new markets.

Net cash used in investing activities was $332.1 million for the year ended December 31, 2005, which included the effects of the following transactions:

•	During the year ended December 31, 2005, we paid $208.8 million for the purchase of property and equipment.

•	During the year ended December 31, 2005, subsidiaries of Cricket and ANB 1 paid $244.0 million for the purchase of wireless licenses, partially offset by proceeds received of $108.8 million from the sale of wireless licenses and operating assets.

Financing Activities

Net cash provided by financing activities was $367.1 million for the year ended December 31, 2007, which included the effects of the following transactions:

•	During the year ended December 31, 2007, we made payments of $5.2 million on our capital lease obligations relating to software licenses.

•	During the year ended December 31, 2007, we issued an additional $350 million of unsecured senior notes due 2014 at an issue price of 106% of the principal amount, which resulted in gross proceeds of $371 million, offset by payments of $9.0 million on our $895.5 million senior secured term loan.

•	During the year ended December 31, 2007, we issued common stock upon the exercise of stock options held by our employees and upon employee purchases of common stock under our Employee Stock Purchase Plan, resulting in aggregate net proceeds of $9.7 million.

Net cash provided by financing activities was $1,340.5 million for the year ended December 31, 2006, which included the effects of the following transactions:

•	In June 2006, we replaced our previous $710 million senior secured credit facility with a new amended and restated senior secured credit facility consisting of a $900 million term loan and a $200 million revolving credit facility. The replacement term loan generated net proceeds of approximately $307 million, after repayment of the principal balances of the old term loan and prior to the payment of fees and expenses. See “— Senior Secured Credit Facilities — Cricket Communications” below.

•	In October 2006, we physically settled 6,440,000 shares of Leap common stock pursuant to our forward sale agreements and received aggregate cash proceeds of $260 million (before expenses) from such physical settlements. See “— Forward Sale Agreements” below.

•	In October 2006, we borrowed $570 million under our $850 million unsecured bridge loan facility to finance a portion of the remaining amounts owed by us and Denali License to the FCC for Auction #66 licenses.

•	In October 2006, we issued $750 million of 9.375% senior notes due 2014, and we used a portion of the approximately $739 million of cash proceeds (after commissions and before expenses) from the sale to repay our outstanding obligations, including accrued interest, under our bridge loan facility. Upon repayment of our outstanding indebtedness, the bridge loan facility was terminated. See “— Senior Notes” below.

•	In October 2006, LCW Operations entered into a senior secured credit agreement consisting of two term loans for $40 million in the aggregate. The loans bear interest at LIBOR plus the applicable margin ranging from 2.70% to 6.33% and must be repaid in varying quarterly installments beginning in 2008, with the final payment due in 2011. The loans are non-recourse to Leap, Cricket and their other subsidiaries. See “— Senior Secured Credit Facilities — LCW Operations” below.

Net cash provided by financing activities for the year ended December 31, 2005 was $175.8 million, which consisted primarily of borrowings under our term loan of $600 million, less repayments of our FCC debt of $40 million and pay-in-kind notes of $372.7 million.

Senior Secured Credit Facilities

Cricket Communications

The senior secured credit facility under our Credit Agreement consists of a six year $895.5 million term loan and an undrawn $200 million revolving credit facility. As of December 31, 2007, the outstanding indebtedness was $886.5 million.

Outstanding borrowings under the term loan must be repaid in 22 quarterly payments of $2.25 million each (which commenced on March 31, 2007) followed by four quarterly payments of $211.5 million (which commence on September 30, 2012).

As of December 31, 2007, the interest rate on the term loan was the London Interbank Offered Rate (LIBOR) plus 3.00% or the bank base rate plus 2.00%, as selected by Cricket. This represents an increase of 25 basis points to the interest rate applicable to the term loan borrowings in effect on December 31, 2006. As more fully described in Note 6 to the consolidated financial statements included herein, on November 20, 2007, we entered into a second amendment, or the Second Amendment, to our Credit Agreement, in which the lenders waived defaults and potential defaults under the Credit Agreement arising from our breach and potential breach of representations regarding the presentation of our prior consolidated financial statements and the associated delay in filing our Quarterly Report on Form 10-Q for the three months ended September 30, 2007. In connection with this waiver, the Second Amendment also amended the applicable interest rates to term loan borrowings and our revolving credit facility.

At December 31, 2007, the effective interest rate on our term loan under the Credit Agreement was 7.9%, including the effect of interest rate swaps. The terms of the Credit Agreement require us to enter into interest rate swap agreements in a sufficient amount so that at least 50% of our outstanding indebtedness for borrowed money bears interest at a fixed rate. We have entered into interest rate swap agreements with respect to $355 million of our debt. These swap agreements effectively fix the LIBOR interest rate on $150 million of our indebtedness at 8.3% and $105 million of our indebtedness at 7.3% through June 2009 and $100 million of indebtedness at 8.0% through September 2010. The fair value of the swap agreements at December 31, 2007 and 2006 was an aggregate loss of $7.2 million and an aggregate gain of $3.2 million, respectively, and was recorded in other liabilities and other assets, respectively, in the consolidated balance sheets.

Outstanding borrowings under the revolving credit facility, to the extent that there are any borrowings, are due in June 2011. As of December 31, 2007, the revolving credit facility was undrawn. The commitment of the lenders under the revolving credit facility may be reduced in the event mandatory prepayments are required under our Credit Agreement. As of December 31, 2007, borrowings under the revolving credit facility accrued interest at LIBOR plus 3.00% or the bank base rate plus 2.00%, as selected by Cricket. This represents an increase of 25 basis points to the interest rate applicable to the revolving credit facility in effect on December 31, 2006, which increase was made under the Second Amendment, as described above.

The facilities under the Credit Agreement are guaranteed by us and all of our direct and indirect domestic subsidiaries (other than Cricket, which is the primary obligor, and LCW Wireless and Denali and their respective subsidiaries) and are secured by substantially all of the present and future personal property and real property owned by us, Cricket and such direct and indirect domestic subsidiaries. Under the Credit Agreement, we are subject to certain limitations, including limitations on our ability to: incur additional debt or sell assets, with restrictions on the use of proceeds; make certain investments and acquisitions; grant liens; pay dividends; and make certain other restricted payments. In addition, we will be required to pay down the facilities under certain circumstances if we issue debt, sell assets or property, receive certain extraordinary receipts or generate excess cash flow (as defined in the Credit Agreement). We are also subject to a financial covenant with respect to a maximum consolidated senior secured leverage ratio and, if a revolving credit loan or uncollateralized letter of credit is outstanding or requested, with respect to a minimum consolidated interest coverage ratio, a maximum consolidated leverage ratio and a minimum consolidated fixed charge coverage ratio.

As of December 31, 2007, we had $200 million available for borrowing under our revolving credit facility. If we pursue any business expansion activities at a significant level in 2008 beyond covering approximately 11 million POPs, including significant activities to launch additional covered POPs, further expand our existing market footprint or pursue the broader deployment of our higher-speed data service offering, such significant expansion activity could decrease our consolidated fixed charge coverage ratio and prevent us from borrowing under the revolving credit facility for several quarters. We do not intend to pursue such significant business expansion activities unless we believe we have sufficient liquidity to support the operating and capital requirements for our business and any such expansion activities without drawing on the revolving credit facility.

The Credit Agreement also prohibits the occurrence of a change of control, which includes the acquisition of beneficial ownership of 35% or more of Leap’s equity securities, a change in a majority of the members of Leap’s board of directors that is not approved by the board and the occurrence of a “change of control” under any of our other credit instruments. In addition to investments in the Denali joint venture, the Credit Agreement allows us to invest up to $85 million in LCW Wireless and its subsidiaries and up to $150 million plus an amount equal to an available cash flow basket in other joint ventures, and allows us to provide limited guarantees for the benefit of Denali, LCW Wireless and other joint ventures.

The restatements of our historical consolidated financial statements as described in Note 2 to our consolidated financial statements included in “Part II — Item 8. Financial Statements and Supplementary Data” of our Annual Report on Form 10-K, as amended, for the year ended December 31, 2006 (filed with the SEC on December 26, 2007) and the associated delay in filing our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 resulted in defaults and potential defaults under our Credit Agreement that were subsequently waived by the required lenders. The restatements did not affect our compliance with our financial covenants, and we were in compliance with these covenants as of December 31, 2007.

Affiliates of Highland Capital Management, L.P. (a beneficial stockholder of Leap and an affiliate of James D. Dondero, a former director of Leap) participated in the syndication of the term loan in an amount equal to $222.9 million. Additionally, Highland Capital Management continues to hold a $40 million commitment under the $200 million revolving credit facility.

LCW Operations

LCW Operations has a senior secured credit agreement consisting of two term loans for $40 million in the aggregate. The loans bear interest at LIBOR plus the applicable margin ranging from 2.7% to 6.3%. At December 31, 2007, the effective interest rate on the term loans was 9.1%, and the outstanding indebtedness was $40 million. In January 2007, LCW Operations entered into an interest rate cap agreement which effectively caps the three month LIBOR interest rate at 7.0% with respect to $20 million of its outstanding borrowings. The obligations under the loans are guaranteed by LCW Wireless and LCW Wireless License, LLC (and are non-recourse to Leap, Cricket and their other subsidiaries). Outstanding borrowings under the term loans must be repaid in varying quarterly installments starting in June 2008, with an aggregate final payment of $24.5 million due in June 2011. Under the senior secured credit agreement, LCW Operations and the guarantors are subject to certain limitations, including limitations on their ability to: incur additional debt or sell assets with restrictions on the use of proceeds; make certain investments and acquisitions; grant liens; pay dividends; and make certain other restricted payments. In addition, LCW Operations will be required to pay down the facilities under certain circumstances if it or the guarantors issue debt, sell assets or generate excess cash flow. The senior secured credit agreement requires that LCW Operations and the guarantors comply with financial covenants related to EBITDA, gross additions of subscribers, minimum cash and cash equivalents and maximum capital expenditures, among other things. LCW was in compliance with the covenants as of December 31, 2007.

Forward Sale Agreements

In August 2006, in connection with a public offering of Leap common stock, Leap entered into forward sale agreements for the sale of an aggregate of 6,440,000 shares of its common stock, including an amount equal to the underwriters’ over-allotment option in the public offering (which was fully exercised). The initial forward sale price was $40.11 per share, which was equivalent to the public offering price less the underwriting discount, and was subject to daily adjustment based on a floating interest factor equal to the federal funds rate, less a spread of 1.0%. In October 2006, Leap issued 6,440,000 shares of its common stock to physically settle its forward sale agreements and received aggregate cash proceeds of $260 million (before expenses) from such physical settlements. Upon such full settlement, the forward sale agreements were fully performed.

Senior Notes

In October 2006, Cricket issued $750 million of unsecured senior notes due in 2014 in a private placement to institutional buyers. During the second quarter of 2007, we offered to exchange the notes for identical notes that had been registered with the Securities and Exchange Commission, or SEC, and all notes were tendered for exchange.

The notes bear interest at the rate of 9.375% per year, payable semi-annually in cash in arrears, which interest payments commenced in May 2007. The notes are guaranteed on an unsecured senior basis by Leap and each of its existing and future domestic subsidiaries (other than Cricket, which is the issuer of the notes, and LCW Wireless and Denali and their respective subsidiaries) that guarantee indebtedness for money borrowed of Leap, Cricket or any subsidiary guarantor. The notes and the guarantees are Leap’s, Cricket’s and the guarantors’ general senior unsecured obligations and rank equally in right of payment with all of Leap’s, Cricket’s and the guarantors’ existing and future unsubordinated unsecured indebtedness. The notes and the guarantees are effectively junior to Leap’s, Cricket’s and the guarantors’ existing and future secured obligations, including those under the Credit Agreement, to the extent of the value of the assets securing such obligations, as well as to future liabilities of Leap’s and Cricket’s subsidiaries that are not guarantors, and of LCW Wireless and Denali and their respective subsidiaries. In addition, the notes and the guarantees are senior in right of payment to any of Leap’s, Cricket’s and the guarantors’ future subordinated indebtedness.

Prior to November 1, 2009, Cricket may redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 109.375% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, thereon to the redemption date, from the net cash proceeds of specified equity offerings. Prior to November 1, 2010, Cricket may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the applicable premium and any accrued and unpaid interest. The applicable premium is calculated as the greater of (i) 1.0% of the principal amount of such notes and (ii) the excess of (a) the present value at such date of redemption of (1) the redemption price of such notes at November 1, 2010 plus (2) all remaining required interest payments due on such notes through November 1, 2010 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of such notes. The notes may be redeemed, in whole or in part, at any time on or after November 1, 2010, at a redemption price of 104.688% and 102.344% of the principal amount thereof if redeemed during the twelve months ending October 31, 2011 and 2012, respectively, or at 100% of the principal amount thereof if redeemed during the twelve months ending October 31, 2013 or thereafter, plus accrued and unpaid interest.

If a “change of control” occurs (which includes the acquisition of beneficial ownership of 35% or more of Leap’s equity securities, a sale of all or substantially all of the assets of Leap and its restricted subsidiaries and a change in a majority of the members of Leap’s board of directors that is not approved by the board), each holder of the notes may require Cricket to repurchase all of such holder’s notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest.

The indenture governing the notes limits, among other things, our ability to: incur additional debt; create liens or other encumbrances; place limitations on distributions from restricted subsidiaries; pay dividends; make investments; prepay subordinated indebtedness or make other restricted payments; issue or sell capital stock of restricted subsidiaries; issue guarantees; sell assets; enter into transactions with our affiliates; and make acquisitions or merge or consolidate with another entity.

Affiliates of Highland Capital Management, L.P. (a beneficial stockholder of Leap and an affiliate of James D. Dondero, a former director of Leap) purchased an aggregate of $25 million principal amount of unsecured senior notes in the October 2006 private placement. In March 2007, these notes were sold by the Highland entities to a third party.

In June 2007, Cricket issued an additional $350 million of unsecured senior notes due 2014 in a private placement to institutional buyers at an issue price of 106% of the principal amount. These notes are an additional issuance of the 9.375% unsecured senior notes due 2014 discussed above and are treated as a single class with these notes. The terms of these additional notes are identical to the existing notes, except for certain applicable transfer restrictions. The $21 million premium that we received in connection with the issuance of the notes has been recorded in long-term debt in the consolidated financial statements and will be amortized as a reduction to interest expense over the term of the notes. At December 31, 2007, the effective interest rate on the $350 million of unsecured senior notes was 8.6%, which included the effect of the premium amortization.

In connection with the private placement of the additional senior notes, we entered into a registration rights agreement with the purchasers in which we agreed to file a registration statement with the SEC to permit the holders to exchange or resell the notes. We must use reasonable best efforts to file such registration statement within 150 days after the issuance of the notes, have the registration statement declared effective within 270 days after the issuance of the notes and then consummate any exchange offer within 30 business days after the effective date of the registration statement. In the event that the registration statement is not filed or declared effective or the exchange offer is not consummated within these deadlines, the agreement provides that additional interest will accrue on the principal amount of the notes at a rate of 0.50% per annum during the 90-day period immediately following any of these events and will increase by 0.50% per annum at the end of each subsequent 90-day period, but in no event will the penalty rate exceed 1.50% per annum. There are no other alternative settlement methods and, other than the 1.50% per annum maximum penalty rate, the agreement contains no limit on the maximum potential amount of penalty interest that could be paid in the event the Company does not meet the registration statement filing requirements. Due to the restatement of our historical consolidated financial results during the fourth quarter of 2007, we were unable to file the registration statement within 150 days after issuance of the notes. Based on the anticipated filing date of the registration statement and the penalty rate applicable to the associated registration default event, we accrued additional interest expense of approximately $1.1 million as of December 31, 2007.

System Equipment Purchase Agreements

In June 2007, we entered into certain system equipment purchase agreements. The agreements generally have a term of three years pursuant to which we agreed to purchase and/or license wireless communications systems, products and services designed to be AWS functional at a current estimated cost to us of approximately $266 million, which commitments are subject, in part, to the necessary clearance of spectrum in the markets to be built. Under the terms of the agreements, we are entitled to certain pricing discounts, credits and incentives, which discounts, credits and incentives are subject to our achievement of our purchase commitments, and to certain technical training for our personnel. If the purchase commitment levels per the agreements are not achieved, we may be required to refund previous credits and incentives we applied to historical purchases.

Capital Expenditures and Other Asset Acquisitions and Dispositions

Capital Expenditures

As part of our market expansion plans, we and Denali License expect to cover approximately 11 million or more POPs by the end of 2008 and expect to cover approximately 28 to 50 million POPs by the end of 2010 (see below, under “— Auction #66 Properties and Build-Out Plans”). Aggregate capital expenditures for build-out of new markets through their first full year of operation after commercial launch are currently anticipated to be approximately $26.00 per covered POP, excluding capitalized interest. The amount and timing of any capital requirements will depend upon the pace of our planned market expansion. Ongoing capital expenditures to support the growth and development of our markets after their first year of commercial operation are expected to be in the mid-teens as a percentage of service revenue.

During the year ended December 31, 2007, we and our consolidated joint ventures made approximately $504.8 million in capital expenditures. These capital expenditures were primarily for: (i) the build-out of new markets, including related capitalized interest, (ii) expansion and improvement of our and their existing wireless networks, and (iii) expenditures for EvDO technology.

During the year ended December 31, 2006, we, ANB 1 License and LCW Operations made $591.3 million in capital expenditures. These capital expenditures were primarily for: (i) expansion and improvement of our existing wireless network, (ii) the build-out and launch of our new markets, (iii) costs incurred by ANB 1 License and LCW Operations in connection with the build-out of their new markets, and (iv) expenditures for EvDO technology.

During the year ended December 31, 2005, we and ANB 1 License made $208.8 million in capital expenditures. These capital expenditures were primarily for: (i) expansion and improvement of our existing wireless network, (ii) the build-out and launch of the Fresno, California market and the related expansion and network change-out of our existing Visalia and Modesto/Merced markets, (iii) costs associated with the build-out of our new markets, (iv) costs incurred by ANB 1 License in connection with the build out of its new markets and (v) initial expenditures for EvDO technology.

Auction #66 Properties and Build-Out Plans

In December 2006, we completed the purchase of 99 wireless licenses in Auction #66 covering 124.9 million POPs (adjusted to eliminate duplication among certain overlapping Auction #66 licenses) for an aggregate purchase price of $710.2 million. In April 2007, Denali License completed the purchase of one wireless license in Auction #66 covering 59.9 million POPs (which includes markets covering 5.8 million POPs which overlap with certain licenses we purchased in Auction #66) for a net purchase price of $274.1 million. We recently launched our first Auction #66 market in Oklahoma City, and we and Denali License are currently building out additional Auction #66 markets that we intend to launch this year and in 2009. As part of our market expansion plans, we and Denali License expect to cover approximately 11 million or more POPs by the end of 2008 and expect to cover approximately 28 to 50 million POPs by the end of 2010. If U.S. federal government incumbent licensees do not relocate to alternative spectrum within the next several months, their continued use of the spectrum covered by licenses we and Denali License purchased in Auction #66 could delay the launch of certain markets. The licenses we and Denali License purchased in Auction #66, together with the licenses we currently own, provide 20 MHz coverage and the opportunity to offer enhanced data services in almost all markets that we currently operate or are building out, assuming Denali License were to make available to us certain of its spectrum.

Other Acquisitions and Dispositions

In January 2007, we completed the sale of three wireless licenses that we were not using to offer commercial service for an aggregate sales price of $9.5 million, resulting in a net gain of $1.3 million.

In June and August 2007, we purchased approximately 20% of the outstanding membership units of a regional wireless service provider for an aggregate purchase price of $18.0 million. In October 2007, we contributed an additional $1.0 million. We use the equity method to account for our investment. Our equity in net earnings or losses are recorded two months in arrears to facilitate the timely inclusion of such equity in net earnings or losses in our consolidated financial statements. During the year ended December 31, 2007, our share of net losses of the entity was $2.3 million.

In December 2007, we agreed to purchase Hargray Communications Group’s wireless subsidiary for $30 million. This subsidiary owns a 15 MHz wireless license covering approximately 0.8 million POPs and operates a wireless business in Georgia and South Carolina, which complements our existing market in Charleston, South Carolina. Completion of this transaction is subject to customary closing conditions, including FCC approval. The FCC issued its approval of the transaction in March 2008.

In January 2008, we agreed to exchange an aggregate of 20 MHz of disaggregated spectrum under certain of our existing PCS licenses in Tennessee, Georgia and Arkansas for an aggregate of 30 MHz of disaggregated and partitioned spectrum in New Jersey and Mississippi under certain of Sprint Nextel’s existing wireless licenses. Completion of this transaction is subject to customary closing conditions, including FCC approval.

Contractual Obligations

The following table sets forth our best estimates as to the amounts and timing of minimum contractual payments for some of our contractual obligations as of December 31, 2007 for the next five years and thereafter (in thousands). Future events, including refinancing of our long-term debt, could cause actual payments to differ significantly from these amounts.
.

	2008	2009-2010	2011-2012	Thereafter	Total

Long-term debt(1)	$12,748	$35,093	$469,008	$1,529,451	$2,046,300
Capital leases(2)	16,716	33,432	4,932	6,458	61,538
Operating leases	121,712	242,658	230,206	461,518	1,056,094
Purchase obligations(3)	291,032	128,034	16,197	1,877	437,140
Contractual interest(4)	174,852	346,610	334,546	206,742	1,062,750

Total	$617,060	$785,827	$1,054,889	$2,206,046	$4,663,822

(1)	Amounts shown for Cricket’s long-term debt include principal only. Interest on the debt, calculated at the current interest rate, is stated separately.

(2)	Amounts shown for the Company’s capital leases include principal and interest.

(3)	Purchase obligations are defined as agreements to purchase goods or services that are enforceable and legally binding on us and that specify all significant terms including (a) fixed or minimum quantities to be purchased, (b) fixed, minimum or variable price provisions, and (c) the approximate timing of the transaction.

(4)	Contractual interest is based on the current interest rates in effect at December 31, 2007, after giving effect to our interest rate swaps, for debt outstanding as of that date.

The table above also does not include the following contractual obligations relating to LCW Wireless: (1) Cricket’s obligation to pay up to $3.0 million to WLPCS if WLPCS exercises its right to sell its membership interest in LCW Wireless to Cricket, and (2) Cricket’s obligation to pay to CSM an amount equal to CSM’s pro rata share of the fair value of the outstanding membership interests in LCW Wireless, determined either through an appraisal or based on a multiple equal to Leap’s enterprise value divided by its adjusted EBITDA and applied to LCW Wireless’ adjusted EBITDA to impute an enterprise value and equity value for LCW Wireless, if CSM exercises its right to sell its membership interest in LCW Wireless to Cricket.

The table above does not include the following contractual obligations relating to Denali: (1) Cricket’s obligation to loan to Denali License an amount equal to $0.75 times the aggregate number of POPs covered by the wireless license acquired by Denali License in Auction #66, approximately $38.5 million of which is unused, and (2) Cricket’s payment of an amount equal to DSM’s equity contributions in cash to Denali plus a specified return to

DSM, if DSM offers to sell its membership interest in Denali to Cricket on or following the fifth anniversary of the initial grant to Denali License of any wireless licenses it acquires in Auction #66 and if Cricket accepts such offer.

The table above also does not include Cricket’s contingent obligation to fund an additional $4.2 million of the operations of a regional wireless service provider of which it owns approximately 20% of the outstanding membership units.

Short-Term Investments

As of December 31, 2007, through our non-controlled consolidated subsidiary, Denali, we held investments in asset-backed commercial paper, which were purchased as highly rated investment grade securities, with a par value of $32.9 million. These securities, which are collateralized, in part, by residential mortgages, have declined in value. As a result, we recognized an other-than-temporary impairment loss related to these investments in asset-backed commercial paper of approximately $5.4 million to other income (expense), net, in our consolidated statements of operations during the year ended December 31, 2007 to bring the carrying value to $27.5 million. The impairment loss was calculated based on market valuations provided by our investment broker as well as an analysis of the underlying collateral.

As of January 31, 2008, after an additional $11.3 million in asset-backed commercial paper matured, we held investments in asset-backed commercial paper with a par value of $21.6 million. During January 2008, the value of these securities declined by an additional $0.9 million to bring the carrying value to $15.3 million. Additionally, during January, we liquidated our remaining investments in auction rate securities. We did not realize any losses on the sale or maturity of these auction rate securities. Future volatility and uncertainty in the financial markets could result in additional losses.

Off-Balance Sheet Arrangements

We do not have and have not had any material off-balance sheet arrangements.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” or SFAS 157, which defines fair value for accounting purposes, establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America and expands disclosure regarding fair value measurements. In February 2008, the FASB deferred for one year the requirement to adopt SFAS 157 for nonfinancial assets and liabilities that are not remeasured on a recurring basis. However, we will be required to adopt SFAS 157 in the first quarter of 2008 with respect to financial assets and liabilities and nonfinancial assets and liabilities that are remeasured at fair value on a recurring basis. We do not expect adoption of SFAS 157 to have a material impact to our consolidated financial statements with respect to financial assets and liabilities and nonfinancial assets and liabilities that are remeasured on a recurring basis and we are currently evaluating what impact SFAS 157 will have on our consolidated financial statements with respect to nonfinancial assets and liabilities that are not remeasured on a recurring basis.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115,” or SFAS 159, which permits all entities to choose, at specified election dates, to measure eligible items at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. We will be required to adopt SFAS 159 in the first quarter of 2008. We are currently evaluating what impact, if any, SFAS 159 will have on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations,” or SFAS 141(R), which expands the definition of a business and a business combination, requires the fair value of the purchase price of an acquisition including the issuance of equity securities to be determined on the acquisition date, requires that all assets, liabilities, contingent consideration, contingencies and in-process research and development costs of an acquired business be recorded at fair value at the acquisition date, requires that acquisition costs generally be expensed as incurred, requires that restructuring costs generally be expensed in periods subsequent to the acquisition date, and requires changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period to impact income tax expense. We will be required to adopt

SFAS 141(R) on January 1, 2009. We are currently evaluating what impact, if any, SFAS 141(R) may have on our consolidated financial statements; however, since we have significant deferred tax assets recorded through fresh-start reporting for which full valuation allowances were recorded at the date of our emergence from bankruptcy, this standard could materially affect our results of operations if changes in the valuation allowances occur once we adopt the standard.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51,” or SFAS 160, which changes the accounting and reporting for minority interests such that minority interests will be recharacterized as noncontrolling interests and will be required to be reported as a component of equity, and requires that purchases or sales of equity interests that do not result in a change in control be accounted for as equity transactions and, upon a loss of control, requires the interest sold, as well as any interest retained, to be recorded at fair value with any gain or loss recognized in earnings. We will be required to adopt SFAS 160 on January 1, 2009. We are currently evaluating what impact SFAS 160 will have on our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk.  The terms of our Credit Agreement require us to enter into interest rate swap agreements in a sufficient amount so that at least 50% of our total outstanding indebtedness for borrowed money bears interest at a fixed rate. As of December 31, 2007, approximately 72% of our indebtedness for borrowed money accrued interest at a fixed rate. The fixed rate debt consisted of $1,100 million of unsecured senior notes which bear interest at a fixed rate of 9.375% per year. In addition, $355 million of the $886.5 million in outstanding floating rate debt under our Credit Agreement is covered by interest rate swap agreements. As of December 31, 2007, we had interest rate swap agreements with respect to $355 million of our debt which effectively fixed the LIBOR interest rate on $150 million of indebtedness at 8.3% and $105 million of indebtedness at 7.3% through June 2009 and which effectively fixed the LIBOR interest rate on $100 million of additional indebtedness at 8.0% through September 2010. In addition to the outstanding floating rate debt under our Credit Agreement, LCW Operations had $40 million in outstanding floating rate debt as of December 31, 2007, consisting of two term loans. In January 2007, LCW Operations entered into an interest rate cap agreement which effectively caps the three month LIBOR interest rate at 7.0% on $20 million of its outstanding borrowings.

As of December 31, 2007, net of the effect of these interest rate swap agreements, our outstanding floating rate indebtedness totaled approximately $571.5 million. The primary base interest rate is three month LIBOR plus an applicable margin. Assuming the outstanding balance on our floating rate indebtedness remains constant over a year, a 100 basis point increase in the interest rate would decrease pre-tax income, or increase pre-tax loss, and cash flow, net of the effect of the interest rate swap agreements, by approximately $5.7 million.

As described in Note 6 to the consolidated financial statements in “Item 8. Financial Statements and Supplementary Data” of this report, we amended our Credit Agreement on November 20, 2007. This Second Amendment increased the primary base interest rate for our term loan to three month LIBOR plus a margin of 3.0% beginning on November 20, 2007. In addition, in connection with the execution of the Second Amendment, we paid a fee equal to 25 basis points on the aggregate principal amount of the commitments and loans of each lender that executed the Second Amendment on or before 5:00 p.m. on November 19, 2007, together with the legal expenses of the administrative agent, which represented an aggregate payment of $2.7 million.

Hedging Policy.  Our policy is to maintain interest rate hedges to the extent that we believe them to be fiscally prudent, and as required by our credit agreements. We do not engage in any hedging activities for speculative purposes.

Material Weakness in Internal Control Over Financial Reporting

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our Exchange Act reports is recorded, processed, summarized and reported within the time periods specified by the SEC and that such information is accumulated and communicated to management, including our chief executive officer, or CEO, and chief financial officer, or CFO, as appropriate, to allow for timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management is required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

Management, with participation by our CEO and CFO, has designed our disclosure controls and procedures to provide reasonable assurance of achieving desired objectives. As of the date of filing our 2007 Form 10-K, our CEO, S. Douglas Hutcheson, was also serving as acting CFO. As required by SEC Rule 13a-15(b), in connection with filing our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, management conducted an evaluation, with the participation of our CEO and our CFO, of the effectiveness of the design and operation of our disclosure controls and procedures, as such term is defined under Rule 13a-15(e) promulgated under the Exchange Act, as of December 31, 2007, the end of the period covered by our report. Based upon that evaluation, our CEO and CFO concluded that a material weakness, as discussed in “Management’s Report on Internal Control Over Financial Reporting” below, existed in our internal control over financial reporting as of December 31, 2007. As a result of this material weakness, our CEO and CFO concluded that our disclosure controls and procedures were not effective at the reasonable assurance level as of December 31, 2007.

In light of the material weakness referred to above, we performed additional analyses and procedures in order to conclude that our consolidated financial statements for the years ended December 31, 2007, 2006 and 2005 (including interim periods therein) are fairly presented, in all material respects, in accordance with GAAP.

Management’s Remediation Initiatives

We are in the process of actively addressing and remediating the material weakness in internal control over financial reporting described in “Management’s Report on Internal Control Over Financial Reporting” below. Elements of our remediation plan can only be accomplished over time. We have taken and are taking the following actions to remediate the material weakness described below:

•	During the fiscal quarter ended December 31, 2007, we performed a detailed review of our billing and revenue systems, and processes for recording revenue. We also began and continue to implement stronger account reconciliations and analyses surrounding our revenue recording processes which are designed to detect any material errors in the completeness and accuracy of the underlying data.

•	We intend to design and implement automated enhancements to our billing and revenue systems to reduce the need for manual processes and estimates and thereby streamline the processes for ensuring revenue is recorded only when payment is received and services are provided.

•	We intend to further improve our user acceptance testing related to system changes by ensuring the user acceptance testing encompasses a complete population of scenarios of possible customer activity.

•	We intend to hire additional personnel with the appropriate skills, training and experience in the areas of revenue accounting and assurance. We have conducted and will conduct further training of our accounting and finance personnel with respect to our significant accounting policies and procedures.

Management has developed and presented to the Audit Committee a plan and timetable for the implementation of the remediation measures described above (to the extent not already implemented), and the Committee intends to monitor such implementation. We believe that the actions described above will remediate the material weakness we have identified and strengthen our internal control over financial reporting. As we improve our internal control over financial reporting and implement remediation measures, we may determine to supplement or modify the remediation measures described above.

Executive Officers

For a list of the executive officers of Leap Wireless International, Inc. and employment information regarding each such officer, see the information under the heading “Executive Officers” set forth in the proxy statement to which this Appendix A is appended, which information is incorporated herein by reference.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Our internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Under the supervision and with the participation of our management, including our CEO and CFO, we conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2007 based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, or COSO.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. In connection with management’s assessment of internal control over financial reporting, management identified the following material weakness as of December 31, 2007:

•	There were deficiencies in our internal controls over the existence, completeness and accuracy of revenues, cost of revenues and deferred revenues. Specifically, the design of controls over the preparation and review of the account reconciliations and analysis of revenues, cost of revenues and deferred revenues did not detect the errors in revenues, cost of revenues and deferred revenues. A contributing factor was the ineffective operation of our user acceptance testing (i.e., ineffective testing) of changes made to our revenue and billing systems in connection with the introduction or modification of service offerings. This material weakness resulted in the accounting errors which caused us to restate our consolidated financial statements as of and for the years ended December 31, 2006 and 2005 (including interim periods therein), for the period from August 1, 2004 to December 31, 2004 and for the period from January 1, 2004 to July 31, 2004, and our condensed consolidated financial statements as of and for the quarterly periods ended June 30, 2007 and March 31, 2007. In addition, this material weakness resulted in an adjustment recorded in the three months ended December 31, 2007, which we determined was not material to our previously reported 2006 annual or 2007 interim periods. The material weakness described above could result in a misstatement of revenues, cost of revenues and deferred revenues that would result in a material misstatement to the Company’s interim or annual consolidated financial statements that would not be prevented or detected on a timely basis.

In light of the material weakness described above, and based on the criteria set forth in Internal Control — Integrated Framework issued by the COSO, our management concluded our internal control over financial reporting was not effective as of December 31, 2007.

The effectiveness of our internal control over financial reporting as of December 31, 2007 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Leap Wireless International, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of stockholders’ equity (deficit) present fairly, in all material respects, the financial position of Leap Wireless International, Inc. and its subsidiaries at December 31, 2007 and December 31, 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company did not maintain, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) because a material weakness in internal control over financial reporting related to the existence, completeness and accuracy of revenues, cost of revenues and deferred revenues existed as of that date. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness referred to above is described in the accompanying “Management’s Report on Internal Control over Financial Reporting.” We considered this material weakness in determining the nature, timing, and extent of audit tests applied in our audit of the December 31, 2007 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements. The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in management’s report referred to above. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions in 2007. As discussed in Note 2 and Note 9 to the consolidated financial statements, the Company changed the manner in which it accounts for share-based compensation in 2006. As discussed in Note 9 to the consolidated financial statements, the Company changed the manner in which it accounts for site rental costs incurred during the construction period in 2006.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

San Diego, California
February 28, 2008

LEAP WIRELESS INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2007	2006

ASSETS
Cash and cash equivalents	$433,337	$372,812
Short-term investments	179,233	66,400
Restricted cash, cash equivalents and short-term investments	15,550	13,581
Inventories	65,208	90,185
Other current assets	38,099	52,981

Total current assets	731,427	595,959
Property and equipment, net	1,316,657	1,078,521
Wireless licenses	1,866,353	1,563,958
Assets held for sale	—	8,070
Goodwill	425,782	425,782
Other intangible assets, net	46,102	79,828
Deposits for wireless licenses	—	274,084
Other assets	46,677	58,745

Total assets	$4,432,998	$4,084,947

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$225,735	$317,093
Current maturities of long-term debt	10,500	9,000
Other current liabilities	114,808	84,675

Total current liabilities	351,043	410,768
Long-term debt	2,033,902	1,676,500
Deferred tax liabilities	182,835	148,335
Other long-term liabilities	90,172	47,608

Total liabilities	2,657,952	2,283,211

Minority interests	50,724	29,943

Commitments and contingencies (Note 13)
Stockholders’ equity:
Preferred stock — authorized 10,000,000 shares, $.0001 par value; no shares issued and outstanding	—	—
Common stock — authorized 160,000,000 shares, $.0001 par value; 68,674,435 and 67,892,512 shares issued and outstanding at December 31, 2007 and 2006, respectively	7	7
Additional paid-in capital	1,808,689	1,769,772
Retained earnings (accumulated deficit)	(75,699)	228
Accumulated other comprehensive income (loss)	(8,675)	1,786

Total stockholders’ equity	1,724,322	1,771,793

Total liabilities and stockholders’ equity	$4,432,998	$4,084,947

See accompanying notes to consolidated financial statements.

LEAP WIRELESS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended December 31,
	2007	2006	2005

Revenues:
Service revenues	$1,395,667	$956,365	$768,916
Equipment revenues	235,136	210,822	188,855

Total revenues	1,630,803	1,167,187	957,771

Operating expenses:
Cost of service (exclusive of items shown separately below)	(384,128)	(264,162)	(203,548)
Cost of equipment	(405,997)	(310,834)	(230,520)
Selling and marketing	(206,213)	(159,257)	(100,042)
General and administrative	(271,536)	(196,604)	(159,741)
Depreciation and amortization	(302,201)	(226,747)	(195,462)
Impairment of assets	(1,368)	(7,912)	(12,043)

Total operating expenses	(1,571,443)	(1,165,516)	(901,356)
Gain on sale or disposal of assets	902	22,054	14,587

Operating income	60,262	23,725	71,002
Minority interests in consolidated subsidiaries	1,817	1,493	(31)
Equity in net loss of investee	(2,309)	—	—
Interest income	28,939	23,063	9,957
Interest expense	(121,231)	(61,334)	(30,051)
Other income (expense), net	(6,039)	(2,650)	1,423

Income (loss) before income taxes and cumulative effect of change in accounting principle	(38,561)	(15,703)	52,300
Income tax expense	(37,366)	(9,277)	(21,615)

Income (loss) before cumulative effect of change in accounting principle	(75,927)	(24,980)	30,685
Cumulative effect of change in accounting principle	—	623	—

Net income (loss)	$(75,927)	$(24,357)	$30,685

Basic earnings (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$(1.13)	$(0.41)	$0.51
Cumulative effect of change in accounting principle	—	0.01	—

Basic earnings (loss) per share	$(1.13)	$(0.40)	$0.51

Diluted earnings (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$(1.13)	$(0.41)	$0.50
Cumulative effect of change in accounting principle	—	0.01	—

Diluted earnings (loss) per share	$(1.13)	$(0.40)	$0.50

Shares used in per share calculations:
Basic	67,100	61,645	60,135

Diluted	67,100	61,645	61,003

See accompanying notes to consolidated financial statements.

LEAP WIRELESS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2007	2006	2005

Operating activities:
Net income (loss)	$(75,927)	$(24,357)	$30,685
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Share-based compensation expense	29,339	19,725	12,479
Depreciation and amortization	302,201	226,747	195,462
Accretion of asset retirement obligations	1,666	1,617	1,323
Non-cash interest items, net	(4,425)	(266)	(620)
Loss on extinguishment of debt	669	6,897	1,219
Deferred income tax expense	36,084	8,831	21,552
Impairment of assets	1,368	7,912	12,043
Impairment of short-term investments	5,440	—	—
Gain on sale or disposal of assets	(902)	(22,054)	(14,587)
Gain on extinguishment of asset retirement obligations	(6,089)	—	—
Minority interest activity	(1,817)	(1,493)	31
Equity in net loss of investee	2,309	—	—
Cumulative effect of change in accounting principle	—	(623)	—
Changes in assets and liabilities:
Inventories	24,977	(52,898)	(11,504)
Other assets	31,164	(26,912)	5,408
Accounts payable and accrued liabilities	(53,310)	95,502	57,514
Other liabilities	23,434	51,243	(2,725)

Net cash provided by operating activities	316,181	289,871	308,280

Investing activities:
Purchases of property and equipment	(504,770)	(591,295)	(208,808)
Change in prepayments for purchases of property and equipment	12,831	(3,846)	(9,828)
Purchases of and deposits for wireless licenses and spectrum clearing costs	(5,292)	(1,018,832)	(243,960)
Proceeds from sale of wireless licenses and operating assets	9,500	40,372	108,800
Purchases of investments	(642,513)	(150,488)	(307,021)
Sales and maturities of investments	530,956	177,932	329,043
Purchase of minority interest	(4,706)	—	—
Purchase of membership units	(18,955)	—	—
Changes in restricted cash, cash equivalents and short-term investments, net	221	(4,467)	(338)

Net cash used in investing activities	(622,728)	(1,550,624)	(332,112)

Financing activities:
Principal payments on capital lease obligations	(5,213)	—	—
Proceeds from long-term debt	370,480	2,260,000	600,000
Repayment of long-term debt	(9,000)	(1,168,944)	(418,285)
Payment of debt issuance costs	(7,765)	(22,864)	(6,951)
Minority interest contributions	8,880	12,402	1,000
Proceeds from issuance of common stock, net	9,690	1,119	—
Proceeds from physical settlement of forward equity sale	—	260,036	—
Payment of fees related to forward equity sale	—	(1,257)	—

Net cash provided by financing activities	367,072	1,340,492	175,764

Net increase in cash and cash equivalents	60,525	79,739	151,932
Cash and cash equivalents at beginning of period	372,812	293,073	141,141

Cash and cash equivalents at end of period	$433,337	$372,812	$293,073

See accompanying notes to consolidated financial statements.

LEAP WIRELESS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands, except share data)

					Retained	Other
			Additional	Unearned	Earnings	Comprehensive
	Common Stock		Paid-In	Share-Based	(Accumulated	Income
	Shares	Amount	Capital	Compensation	Deficit)	(Loss)	Total

Successor Company balance at December 31, 2004	60,000,000	$6	$1,478,392	$—	$(6,100)	$49	$1,472,347
Components of comprehensive income:
Net income	—	—	—	—	30,685	—	30,685
Net unrealized holding losses on investments	—	—	—	—	—	(57)	(57)
Unrealized gains on derivative instruments	—	—	—	—	—	2,146	2,146

Comprehensive income							32,774

Issuance of common stock under share-based compensation plans, net of repurchases	1,202,806	—	7,105	—	—	—	7,105
Unearned share-based compensation	—	—	26,317	(26,317)	—	—	—
Amortization of share-based compensation	—	—	—	5,375	—	—	5,375

Balance at December 31, 2005	61,202,806	6	1,511,814	(20,942)	24,585	2,138	1,517,601
Components of comprehensive loss:
Net loss	—	—	—	—	(24,357)	—	(24,357)
Net unrealized holding gains on investments	—	—	—	—	—	4	4
Unrealized losses on derivative instruments	—	—	—	—	—	(356)	(356)

Comprehensive loss							(24,709)

Cumulative effect of change in accounting principle	—	—	(623)	—	—	—	(623)
Reclassification of unearned share-based compensation related to the adoption of SFAS 123(R)	—	—	(20,942)	20,942	—	—	—
Issuance of common stock under forward sale agreements	6,440,000	1	258,679	—	—	—	258,680
Share-based compensation expense	—	—	19,725	—	—	—	19,725
Issuance of common stock under share-based compensation plans, net of repurchases	249,706	—	1,119	—	—	—	1,119

Balance at December 31, 2006	67,892,512	7	1,769,772	—	228	1,786	1,771,793
Components of comprehensive loss:
Net loss	—	—	—	—	(75,927)	—	(75,927)
Net unrealized holding losses on investments	—	—	—	—	—	(70)	(70)
Unrealized losses on derivative instruments	—	—	—	—	—	(10,391)	(10,391)

Comprehensive loss							(86,388)

Share-based compensation expense	—	—	29,227	—	—	—	29,227
Issuance of common stock under share-based compensation plans, net of repurchases	781,923	—	9,690	—	—	—	9,690

Balance at December 31, 2007	68,674,435	$7	$1,808,689	$—	$(75,699)	$(8,675)	$1,724,322

See accompanying notes to consolidated financial statements.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  The Company

Leap Wireless International, Inc. (“Leap”), a Delaware corporation, together with its subsidiaries, is a wireless communications carrier that offers digital wireless service in the United States of America under the “Cricket®” brand. Cricket service offers customers unlimited wireless service for a flat monthly rate without requiring a fixed-term contract or credit check. Leap conducts operations through its subsidiaries and has no independent operations or sources of operating revenue other than through dividends, if any, from its subsidiaries. Cricket service is offered by Cricket Communications, Inc. (“Cricket”), a wholly owned subsidiary of Leap, and is also offered in Oregon by LCW Wireless Operations, LLC (“LCW Operations”), a wholly owned subsidiary of LCW Wireless, LLC (“LCW Wireless”) and a designated entity under Federal Communications Commission (“FCC”) regulations. Cricket owns an indirect 73.3% non-controlling interest in LCW Operations through a 73.3% non-controlling interest in LCW Wireless. Cricket also owns an 82.5% non-controlling interest in Denali Spectrum, LLC (“Denali”), which purchased a wireless license in the FCC’s auction for Advanced Wireless Service licenses (“Auction #66”), covering the upper mid-west portion of the United States, as a designated entity through its wholly owned subsidiary, Denali Spectrum License, LLC (“Denali License”). Leap, Cricket, and their subsidiaries, including LCW Wireless and Denali, are collectively referred to herein as “the Company.”

The Company operates in a single operating segment as a wireless communications carrier that offers digital wireless service in the United States of America.

Note 2.	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Leap and its wholly owned subsidiaries as well as the accounts of LCW Wireless and Denali and their wholly owned subsidiaries. The Company consolidates its interests in LCW Wireless and Denali in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 46(R), “Consolidation of Variable Interest Entities,” because these entities are variable interest entities and the Company will absorb a majority of their expected losses. Prior to March 2007, the Company consolidated its interests in Alaska Native Broadband 1, LLC (“ANB 1”) and its wholly owned subsidiary Alaska Native Broadband 1 License, LLC (“ANB 1 License”) in accordance with FIN 46(R). The Company acquired the remaining interests in ANB 1 in March 2007 and merged ANB 1 and ANB 1 License into Cricket in December 2007. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results could differ from management’s estimates.

Certain prior period amounts have been reclassified to conform to the current year presentation.

Revenues

Cricket’s business revenues principally arise from the sale of wireless services, handsets and accessories. Wireless services are generally provided on a month-to-month basis. New and reactivating customers are required to pay for their service in advance, and generally, customers who activated their service prior to May 2006 pay in arrears. The Company does not require any of its customers to sign fixed-term service commitments or submit to a credit check. These terms generally appeal to less affluent customers who are considered more likely to terminate service for inability to pay than wireless customers in general. Consequently, the Company has concluded that collectibility of its revenues is not reasonably assured until payment has been received. Accordingly, service revenues are recognized only after services have been rendered and payment has been received.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

When the Company activates a new customer, it frequently sells that customer a handset and the first month of service in a bundled transaction. Under the provisions of Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables,” (“EITF 00-21”) the sale of a handset along with a month of wireless service constitutes a multiple element arrangement. Under EITF 00-21, once a company has determined the fair value of the elements in the sales transaction, the total consideration received from the customer must be allocated among those elements on a relative fair value basis. Applying EITF 00-21 to these transactions results in the Company recognizing the total consideration received, less one month of wireless service revenue (at the customer’s stated rate plan), as equipment revenue.

Equipment revenues and related costs from the sale of handsets are recognized when service is activated by customers. Revenues and related costs from the sale of accessories are recognized at the point of sale. The costs of handsets and accessories sold are recorded in cost of equipment. In addition to handsets that the Company sells directly to its customers at Cricket-owned stores, the Company also sells handsets to third-party dealers. These dealers then sell the handsets to the ultimate Cricket customer, and that customer also receives the first month of service in a bundled transaction (identical to the sale made at a Cricket-owned store). Sales of handsets to third-party dealers are recognized as equipment revenues only when service is activated by customers, since the level of price reductions ultimately available to such dealers is not reliably estimable until the handsets are sold by such dealers to customers. Thus, handsets sold to third-party dealers are recorded as consigned inventory and deferred equipment revenue until they are sold to, and service is activated by, customers.

Through a third-party provider, the Company’s customers may elect to participate in an extended handset warranty/insurance program. The Company recognizes revenue on replacement handsets sold to its customers under the program when the customer purchases a replacement handset.

Sales incentives offered without charge to customers and volume-based incentives paid to the Company’s third-party dealers are recognized as a reduction of revenue and as a liability when the related service or equipment revenue is recognized. Customers have limited rights to return handsets and accessories based on time and/or usage; as a result, customer returns of handsets and accessories have historically been negligible.

Amounts billed by the Company in advance of customers’ wireless service periods are not reflected in accounts receivable or deferred revenue as collectibility of such amounts is not reasonably assured. Deferred revenue consists primarily of cash received from customers in advance of their service period and deferred equipment revenue related to handsets and accessories sold to third-party dealers.

Costs and Expenses

The Company’s costs and expenses include:

Cost of Service.  The major components of cost of service are: charges from other communications companies for long distance, roaming and content download services provided to the Company’s customers; charges from other communications companies for their transport and termination of calls originated by the Company’s customers and destined for customers of other networks; and expenses for tower and network facility rent, engineering operations, field technicians and related utility and maintenance charges, and salary and overhead charges associated with these functions.

Cost of Equipment.  Cost of equipment primarily includes the cost of handsets and accessories purchased from third-party vendors and resold to the Company’s customers in connection with its services, as well as the lower of cost or market write-downs associated with excess and damaged handsets and accessories.

Selling and Marketing.  Selling and marketing expenses primarily include advertising expenses, promotional and public relations costs associated with acquiring new customers, store operating costs (such as retail associates’ salaries and rent), and overhead charges associated with selling and marketing functions.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

General and Administrative.  General and administrative expenses primarily include call center and other customer care program costs and salary, overhead and outside consulting costs associated with the Company’s customer care, billing, information technology, finance, human resources, accounting, legal and executive functions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity at the time of purchase of three months or less to be cash equivalents. The Company invests its cash with major financial institutions in money market funds, short-term U.S. Treasury securities, obligations of U.S. government agencies and other securities such as prime-rated short-term commercial paper and investment grade corporate fixed-income securities. The Company has not experienced any significant losses on its cash and cash equivalents.

Short-Term Investments

Short-term investments generally consist of highly liquid, fixed-income investments with an original maturity at the time of purchase of greater than three months. Such investments consist of commercial paper, asset-backed commercial paper, auction rate securities, obligations of the U.S. government, and investment grade fixed-income securities guaranteed by U.S. government agencies.

Investments are classified as available-for-sale and stated at fair value. The net unrealized gains or losses on available-for-sale securities are reported as a component of comprehensive income (loss). The specific identification method is used to compute the realized gains and losses on investments. Investments are periodically reviewed for impairment. If the carrying value of an investment exceeds its fair value and the decline in value is determined to be other-than-temporary, an impairment loss is recognized for the difference.

Restricted Cash, Cash Equivalents and Short-Term Investments

Restricted cash, cash equivalents and short-term investments consist primarily of amounts that the Company has set aside to satisfy remaining allowed administrative claims and allowed priority claims against Leap and Cricket following their emergence from bankruptcy and investments in money market accounts or certificates of deposit that have been pledged to secure operating obligations.

Inventories

Inventories consist of handsets and accessories not yet placed into service and units designated for the replacement of damaged customer handsets, and are stated at the lower of cost or market using the first-in, first-out method.

Property and Equipment

Property and equipment are initially recorded at cost. Additions and improvements are capitalized, while expenditures that do not enhance the asset or extend its useful life are charged to operating expenses as incurred. Depreciation is applied using the straight-line method over the estimated useful lives of the assets once the assets are placed in service.

The following table summarizes the depreciable lives for property and equipment (in years):

Depreciable Life

Network equipment:
Switches	10
Switch power equipment	15
Cell site equipment, and site acquisitions and improvements	7
Towers	15
Antennae	3
Computer hardware and software	3-5
Furniture, fixtures, retail and office equipment	3-7

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company’s network construction expenditures are recorded as construction-in-progress until the network or assets are placed in service, at which time the assets are transferred to the appropriate property or equipment category. The Company capitalizes salaries and related costs of engineering and technical operations employees as components of construction-in-progress during the construction period to the extent time and expense are contributed to the construction effort. The Company also capitalizes certain telecommunications and other related costs as construction-in-progress during the construction period to the extent they are incremental and directly related to the network under construction. In addition, interest is capitalized on the carrying values of both wireless licenses and equipment during the construction period and is depreciated over an estimated useful life of ten years. During the years ended December 31, 2007 and 2006, the Company capitalized interest of $45.6 million and $16.7 million, respectively, to property and equipment.

Property and equipment to be disposed of by sale is not depreciated and is carried at the lower of carrying value or fair value less costs to sell. As of December 31, 2007 and 2006, there was no property or equipment classified as assets held for sale.

Wireless Licenses

The Company and LCW Wireless operate broadband PCS networks under wireless licenses granted by the FCC that are specific to a particular geographic area on spectrum that has been allocated by the FCC for such services. In addition, through the Company’s and Denali License’s participation in Auction #66 in December 2006, it and Denali License acquired a number of AWS licenses that can be used to provide services comparable to the PCS services the Company currently provides, in addition to other advanced wireless services. Wireless licenses are initially recorded at cost and are not amortized. Although FCC licenses are issued with a stated term, ten years in the case of PCS licenses and fifteen years in the case of AWS licenses, wireless licenses are considered to be indefinite-lived intangible assets because the Company and LCW Wireless expect to continue to provide wireless service using the relevant licenses for the foreseeable future, PCS and AWS licenses are routinely renewed for a nominal fee, and management has determined that no legal, regulatory, contractual, competitive, economic, or other factors currently exist that limit the useful life of the Company’s or its consolidated joint ventures’ PCS and AWS licenses. On a quarterly basis, the Company evaluates the remaining useful life of its indefinite lived wireless licenses to determine whether events and circumstances, such as any legal, regulatory, contractual, competitive, economic or other factors, continue to support an indefinite useful life. If a wireless license is subsequently determined to have a finite useful life, the Company tests the wireless license for impairment in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” (“SFAS 142”). The wireless license would then be amortized prospectively over its estimated remaining useful life. In addition to its quarterly evaluation of the indefinite useful lives of its wireless licenses, the Company also tests its wireless licenses for impairment in accordance with SFAS 142 on an annual basis. As of December 31, 2007 and 2006, the carrying value of the Company’s and its consolidated joint ventures’ wireless licenses was $1.9 billion and $1.6 billion, respectively. Wireless licenses to be disposed of by sale are carried at the lower of carrying value or fair value less costs to sell. As of December 31, 2007 there were no wireless licenses classified as assets held for sale. As of December 31, 2006, wireless licenses with a carrying value of $8.1 million were classified as assets held for sale.

The spectrum that the Company and Denali License purchased in Auction #66 currently is used by U.S. federal government and/or incumbent commercial licensees. FCC rules require winning bidders to avoid interfering with these existing users or to clear the incumbent users from the spectrum through specified relocation procedures. The Company’s and Denali License’s spectrum clearing costs are capitalized to wireless licenses as incurred. During the year ended December 31, 2007, the Company and Denali License incurred approximately $3.0 million in spectrum clearing costs. No such costs were incurred during 2006.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Goodwill and Other Intangible Assets

Goodwill represents the excess of reorganization value over the fair value of identified tangible and intangible assets recorded in connection with fresh-start reporting as of July 31, 2004. Other intangible assets were recorded upon adoption of fresh-start reporting and consist of customer relationships and trademarks which are being amortized on a straight-line basis over their estimated useful lives of four and 14 years, respectively. At December 31, 2007 and 2006, there were no other intangible assets classified as assets held for sale.

Impairment of Long-Lived Assets

The Company assesses potential impairments to its long-lived assets, including property and equipment and certain intangible assets, when there is evidence that events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss may be required to be recognized when the undiscounted cash flows expected to be generated by a long-lived asset (or group of such assets) is less than its carrying value. Any required impairment loss would be measured as the amount by which the asset’s carrying value exceeds its fair value and would be recorded as a reduction in the carrying value of the related asset and charged to results of operations.

Impairment of Indefinite-Lived Intangible Assets

The Company assesses potential impairments to its indefinite-lived intangible assets, including wireless licenses and goodwill, on an annual basis or when there is evidence that events or changes in circumstances indicate that an impairment condition may exist. The annual impairment test is conducted during the third quarter of each year.

The Company’s wireless licenses in its operating markets are combined into a single unit of accounting for purposes of testing impairment because management believes that utilizing these wireless licenses as a group represents the highest and best use of the assets, and the value of the wireless licenses would not be significantly impacted by a sale of one or a portion of the wireless licenses, among other factors. The Company’s non-operating licenses are tested for impairment on an individual basis. An impairment loss is recognized when the fair value of a wireless license is less than its carrying value and is measured as the amount by which the license’s carrying value exceeds its fair value. Estimates of the fair value of the Company’s wireless licenses are based primarily on available market prices, including successful bid prices in FCC auctions and selling prices observed in wireless license transactions and qualitative demographic and economic information concerning the areas that comprise its markets. Any required impairment losses are recorded as a reduction in the carrying value of the wireless license and charged to results of operations. As a result of the annual impairment test of wireless licenses, the Company recorded impairment charges of $1.0 million and $4.7 million during the years ended December 31, 2007 and 2006, respectively, to reduce the carrying values of certain non-operating wireless licenses to their estimated fair values. No impairment charges were recorded for the Company’s licenses in its operating markets as the fair value of these licenses, as a group, exceeded the carrying value.

The goodwill impairment test involves a two-step process. First, the book value of the Company’s net assets, which are combined into a single reporting unit for purposes of the impairment test of goodwill, is compared to the fair value of the Company’s net assets. If the fair value was determined to be less than book value, a second step would be performed to measure the amount of the impairment, if any. During September 2007, the Company completed the first step of the goodwill impairment test and did not identify any indicia of impairment.

The accounting estimates for the Company’s wireless licenses and goodwill require management to make significant assumptions about fair value. Management’s assumptions regarding fair value require significant judgment about economic factors, industry factors and technology considerations, as well as its views regarding the Company’s business prospects. Changes in these judgments may have a significant effect on the estimated fair values.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Derivative Instruments and Hedging Activities

From time to time, the Company hedges the cash flows of a portion of its long-term debt using interest rate swaps. The Company enters into these derivative contracts to manage its exposure to interest rate changes by achieving a desired proportion of fixed rate versus variable rate debt. In an interest rate swap, the Company agrees to exchange the difference between a variable interest rate and either a fixed or another variable interest rate, multiplied by a notional principal amount. The Company does not use derivative instruments for trading or other speculative purposes.

The Company records all derivatives in other assets or other liabilities on its consolidated balance sheet at their fair values. If the derivative is designated as a cash flow hedge and the hedging relationship qualifies for hedge accounting, the effective portion of the change in fair value of the derivative is recorded in other comprehensive income (loss) and reclassified to interest expense when the hedged debt affects interest expense. The ineffective portion of the change in fair value of the derivative qualifying for hedge accounting and changes in the fair values of derivative instruments not qualifying for hedge accounting are recognized in interest expense in the period of the change.

At inception of the hedge and quarterly thereafter, the Company performs a quantitative and qualitative assessment to determine whether changes in the fair values or cash flows of the derivatives are deemed highly effective in offsetting changes in the fair values or cash flows of the hedged items. If at any time subsequent to the inception of the hedge, the correlation assessment indicates that the derivative is no longer highly effective as a hedge, the Company discontinues hedge accounting and recognizes all subsequent derivative gains and losses in results of operations.

Investments in Other Entities

The Company uses the equity method to account for investments in common stock of corporations in which it has a voting interest of between 20% and 50% or in which the Company otherwise has the ability to exercise significant influence, and in limited liability companies that maintain specific ownership accounts in which it has more than a minor but not greater than a 50% ownership interest. Under the equity method, the investment is originally recorded at cost and is adjusted to recognize the Company’s share of net earnings or losses of the investee. During the year ended December 31, 2007, the Company’s share of its equity method investee losses was $2.3 million. No such amounts were recorded during 2006 as the Company did not have any equity method investments during that year.

The Company regularly monitors and evaluates the realizable value of its investments. When assessing an investment for an other-than-temporary decline in value, the Company considers such factors as, among other things, the performance of the investee in relation to its business plan, the investee’s revenue and cost trends, liquidity and cash position, market acceptance of the investee’s products or services, any significant news that has been released regarding the investee, and the outlook for the overall industry in which the investee operates. If events and circumstances indicate that a decline in the value of these assets has occurred and is other-than-temporary, the Company records a reduction to the carrying value of its investment and a corresponding charge to the consolidated statements of operations.

Concentrations

The Company generally relies on one key vendor for billing services and one key vendor for handset logistics. Loss or disruption of these services could adversely affect the Company’s business.

The Company does not have a national network, and it must pay fees to other carriers who provide the Company with roaming services. Currently, the Company has roaming agreements with several other carriers which allow its customers to roam on such carriers’ networks. If it were unable to cost-effectively provide roaming services to customers, the Company’s competitive position and business prospects could be adversely affected.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Operating Leases

Rent expense is recognized on a straight-line basis over the initial lease term and those renewal periods that are reasonably assured as determined at lease inception. The difference between rent expense and rent paid is recorded as deferred rent and is included in other long-term liabilities in the consolidated balance sheets. Rent expense totaled $127.0 million, $85.8 million and $59.3 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Asset Retirement Obligations

The Company recognizes an asset retirement obligation and an associated asset retirement cost when it has a legal obligation in connection with the retirement of tangible long-lived assets. These obligations arise from certain of the Company’s leases and relate primarily to the cost of removing its equipment from such lease sites and restoring the sites to their original condition. When the liability is initially recorded, the Company capitalizes the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. The liability is initially recorded at its present value and is accreted to its then present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Accretion expense is recorded in cost of service in the consolidated statements of operations. Upon settlement of the obligation, any difference between the cost to retire the asset and the liability recorded is recognized in operating expenses in the consolidated statements of operations.

The following table summarizes the Company’s asset retirement obligations as of and for the years ended December 31, 2007 and 2006 (in thousands):

	Year Ended December 31,
	2007	2006

Asset retirement obligations, beginning of year	$20,489	$13,961
Liabilities incurred	1,602	5,174
Liabilities settled(1)	(7,944)	(263)
Accretion expense	1,666	1,617

Asset retirement obligations, end of year	$15,813	$20,489

(1)	During 2007, the Company negotiated amendments to agreements that reduced its liability for the removal of equipment on certain of its cell sites at the end of the lease term, resulting in a reduction to its liability of $7.9 million.

Debt Issuance Costs

Debt issuance costs are amortized and recognized as interest expense under the effective interest method over the expected term of the related debt. Unamortized debt issuance costs related to extinguished debt are expensed at the time the debt is extinguished and recorded in other income (expense), net in the consolidated statements of operations.

Fair Value of Financial Instruments

The carrying values of certain of the Company’s financial instruments, including cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities, approximate fair value due to their short-term maturities. The fair value of Cricket’s term loans, based on quoted market prices, was $859.9 million as of December 31, 2007. The carrying values of LCW Operations’ term loans approximate their fair values due to the floating rates of interest on such loans. The fair value of the Company’s unsecured senior notes, based on quoted market prices, was $1,034 million as of December 31, 2007.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs totaled $63.9 million, $48.0 million and $25.8 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Share-Based Compensation

The Company accounts for share-based awards exchanged for employee services in accordance with SFAS No. 123(R), “Share-Based Payment” (“SFAS 123(R)”). Under SFAS 123(R), share-based compensation expense is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense, net of estimated forfeitures, over the employee’s requisite service period. Prior to 2006, the Company recognized compensation expense for employee share-based awards based on their intrinsic value on the grant date pursuant to Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees,” and provided the required pro forma disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”).

The Company adopted SFAS 123(R) using the modified prospective approach under SFAS 123(R) and, as a result, has not retroactively adjusted results from prior periods. The valuation provisions of SFAS 123(R) apply to new awards and to awards that are outstanding on the effective date and subsequently modified or cancelled. Compensation expense, net of estimated forfeitures, for awards outstanding on the effective date is recognized over the remaining service period using the compensation cost calculated for pro forma disclosure purposes in prior periods.

Income Taxes

The Company calculates income taxes in each of the jurisdictions in which it operates. This process involves calculating the actual current tax expense and any deferred income tax expense resulting from temporary differences arising from differing treatments of items for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities. Deferred tax assets are also established for the expected future tax benefits to be derived from net operating loss carryforwards, capital loss carryforwards, and income tax credits.

The Company must then periodically assess the likelihood that its deferred tax assets will be recovered from future taxable income, which assessment requires significant judgment. To the extent the Company believes it is more likely than not that its deferred tax assets will not be recovered, it must establish a valuation allowance. As part of this periodic assessment for the year ended December 31, 2007, the Company weighed the positive and negative factors with respect to this determination and, at this time, except with respect to the realization of a $2.5 million Texas Margins Tax (“TMT”) credit, does not believe there is sufficient positive evidence and sustained operating earnings to support a conclusion that it is more likely than not that all or a portion of its deferred tax assets will be realized. The Company will continue to closely monitor the positive and negative factors to determine whether its valuation allowance should be released. Deferred tax liabilities associated with wireless licenses, tax goodwill and investments in certain joint ventures cannot be considered a source of taxable income to support the realization of deferred tax assets because these deferred tax liabilities will not reverse until some indefinite future period.

At such time as the Company determines that it is more likely than not that all or a portion of the deferred tax assets are realizable, the valuation allowance will be reduced. Pursuant to American Institute of Certified Public Accountants’ Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”), up to $218.5 million in future decreases in the valuation allowance established in fresh-start reporting will be accounted for as a reduction of goodwill rather than as a reduction of income tax expense if the valuation allowance decrease occurs prior to the effective date of SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”). Effective January 1, 2009, SFAS 141(R) provides that any reduction in the valuation allowance established in fresh-start reporting be accounted for as a reduction to income tax expense.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On January 1, 2007, the Company adopted the provisions of FIN No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109,” (“FIN 48”). At the date of adoption and during the year ended December 31, 2007, the Company’s unrecognized income tax benefits and uncertain tax positions were not material. Interest and penalties related to uncertain tax positions are recognized by the Company as a component of income tax expense but were immaterial on the date of adoption and for the year ended December 31, 2007. All of the Company’s tax years from 1998 to 2006 remain open to examination by federal and state taxing authorities.

The Company changed its tax accounting method for amortizing wireless licenses during the year ended December 31, 2007. Under the prior method, the Company began amortizing wireless licenses for tax purposes on the date a license was placed into service. Under the new tax accounting method, the Company generally begins amortizing wireless licenses for tax purposes on the date the wireless license is acquired. The new tax accounting method generally allows the Company to amortize wireless licenses for tax purposes at an earlier date and allows it to accelerate its tax deductions. At the same time, the new method increases the Company’s income tax expense due to the deferred tax effect of accelerating amortization on wireless licenses. The Company has applied the new method as if it had been in effect for all of its prior tax periods, and the resulting increase to income tax expense of $28.9 million was recorded during the year ended December 31, 2007. This tax accounting method change also affects the characterization of certain income tax gains and losses on the sale of non-operating wireless licenses. Under the prior method, gains or losses on the sale of non-operating licenses were characterized as capital gains or losses; however, under the new method, gains or losses on the sale of non-operating licenses for which the Company had commenced tax amortization prior to the sale are characterized as ordinary gains or losses. As a result of this change, $64.7 million of net income tax losses previously reported as capital loss carryforwards have been recharacterized as net operating loss carryforwards. These net operating loss carryforwards can be used to offset future taxable income and reduce the amount of cash required to settle future tax liabilities.

Basic and Diluted Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the sum of the weighted-average number of common shares outstanding during the period and the weighted-average number of dilutive common share equivalents outstanding during the period, using the treasury stock method. Dilutive common share equivalents are comprised of stock options, restricted stock awards, employee stock purchase rights and warrants.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value for accounting purposes, establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America and expands disclosure regarding fair value measurements. In February 2008, the FASB deferred for one year the requirement to adopt SFAS 157 for nonfinancial assets and liabilities that are not remeasured on a recurring basis. However, the Company will be required to adopt SFAS 157 in the first quarter of 2008 with respect to financial assets and liabilities and nonfinancial assets and liabilities that are remeasured at fair value on a recurring basis. The Company does not expect adoption of SFAS 157 to have a material impact to its consolidated financial statements with respect to financial assets and liabilities and nonfinancial assets and liabilities that are remeasured on a recurring basis and is currently evaluating what impact SFAS 157 will have on its consolidated financial statements with respect to nonfinancial assets and liabilities that are not remeasured on a recurring basis.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115” (“SFAS 159”), which permits all entities to choose, at specified election dates, to measure eligible items at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. The Company will be required to adopt SFAS 159 in the first quarter of 2008.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company is currently evaluating what impact, if any, SFAS 159 will have on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), which expands the definition of a business and a business combination, requires the fair value of the purchase price of an acquisition including the issuance of equity securities to be determined on the acquisition date, requires that all assets, liabilities, contingent consideration, contingencies and in-process research and development costs of an acquired business be recorded at fair value at the acquisition date, requires that acquisition costs generally be expensed as incurred, requires that restructuring costs generally be expensed in periods subsequent to the acquisition date, and requires changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period to impact income tax expense. The Company will be required to adopt SFAS 141(R) on January 1, 2009. The Company is currently evaluating what impact, if any, SFAS 141(R) may have on its consolidated financial statements; however, since it has significant deferred tax assets recorded through fresh-start reporting for which full valuation allowances were recorded at the date of its emergence from bankruptcy, this standard could materially affect its results of operations if changes in the valuation allowances occur once it adopts the standard.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51” (“SFAS 160”), which changes the accounting and reporting for minority interests such that minority interests will be recharacterized as noncontrolling interests and will be required to be reported as a component of equity, and requires that purchases or sales of equity interests that do not result in a change in control be accounted for as equity transactions and, upon a loss of control, requires the interest sold, as well as any interest retained, to be recorded at fair value with any gain or loss recognized in earnings. The Company will be required to adopt SFAS 160 on January 1, 2009. The Company is currently evaluating what impact SFAS 160 will have on its consolidated financial statements.

Note 3.	Financial Instruments

Short-Term Investments

As of December 31, 2007 and 2006, all of the Company’s short-term investments were debt securities with contractual maturities of less than one year and were classified as available-for-sale. Available-for-sale securities were comprised as follows as of December 31, 2007 and 2006 (in thousands):

	As of December 31, 2007
		Unrealized	Unrealized
	Cost	Gain	Loss	Fair Value

Commercial paper	$69,333	$—	$(135)	$69,198
Asset-backed commercial paper	26,962	—	—	26,962
U.S. government or government agency securities	52,972	103	(2)	53,073
Auction rate securities	30,000	—	—	30,000

	$179,267	$103	$(137)	$179,233

	As of December 31, 2006
		Unrealized	Unrealized
	Cost	Gain	Loss	Fair Value

Asset-backed commercial paper	$42,498	$—	$(5)	$42,493
Commercial paper	8,238	—	—	8,238
Certificate of deposit	15,669	—	—	15,669

	$66,405	$—	$(5)	$66,400

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2007, through its non-controlled consolidated subsidiary, Denali, the Company held investments in asset-backed commercial paper, which were purchased as highly rated investment grade securities, with a par value of $32.9 million. These securities, which are collateralized, in part, by residential mortgages, have declined in value. As a result, the Company recognized an other-than-temporary impairment loss related to these investments in asset-backed commercial paper of approximately $5.4 million to other income (expense), net, in its consolidated statements of operations during the year ended December 31, 2007 to bring the carrying value to $27.5 million. The impairment loss was calculated based on market valuations provided by the Company’s investment broker as well as an analysis of the underlying collateral.

As of January 31, 2008, after an additional $11.3 million in asset-backed commercial matured, the Company held investments in asset-backed commercial paper with a par value of $21.6 million. During January 2008, the value of these securities declined by an additional $0.9 million to bring the carrying value to $15.3 million. Additionally, during January, the Company liquidated its remaining investments in auction rate securities. The Company did not realize any losses on the sale or maturity of these auction rate securities. Future volatility and uncertainty in the financial markets could result in additional losses.

Note 4.	Supplementary Financial Information

Supplementary Balance Sheet Information (in thousands):

	As of December 31,
	2007	2006

Other current assets:
Accounts receivable, net(1)	$21,158	$38,257
Prepaid expenses	16,076	11,808
Other	865	2,916

	$38,099	$52,981

Property and equipment, net:(2)
Network equipment	$1,421,648	$1,128,127
Computer equipment and other	184,224	100,496
Construction-in-progress	341,742	238,579

	1,947,614	1,467,202
Accumulated depreciation	(630,957)	(388,681)

	$1,316,657	$1,078,521

Other intangible assets, net:
Customer relationships	$124,715	$124,715
Trademarks	37,000	37,000

	161,715	161,715
Accumulated amortization customer relationships(3)	(106,583)	(75,500)
Accumulated amortization trademarks(3)	(9,030)	(6,387)

	$46,102	$79,828

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	As of December 31,
	2007	2006

Accounts payable and accrued liabilities:
Trade accounts payable	$109,781	$218,020
Accrued payroll and related benefits	41,048	29,450
Other accrued liabilities	74,906	69,623

	$225,735	$317,093

Other current liabilities:
Deferred service revenue(4)	$45,387	$32,929
Deferred equipment revenue(5)	14,615	16,589
Accrued sales, telecommunications, property and other taxes payable	20,903	15,865
Accrued interest	18,508	13,671
Other	15,395	5,621

	$114,808	$84,675

(1)	Accounts receivable consists primarily of amounts billed to third-party dealers for handsets and accessories.

(2)	As of December 31, 2007, approximately $49.5 million of gross assets were held by the Company under capital lease arrangements. Accumulated amortization relating to these assets totaled $5.6 million at December 31, 2007.

(3)	Amortization expense for other intangible assets for the years ended December 31, 2007, 2006 and 2005 was $33.7 million, $33.7 million and $34.5 million, respectively. Estimated amortization expense for intangible assets for 2008 is $20.8 million, from 2009 through 2012 is $2.6 million in each year and totals $14.8 million thereafter.

(4)	Deferred service revenue consists primarily of cash received from customers in advance of their service period.

(5)	Deferred equipment revenue relates to handsets and accessories sold to third-party dealers.

Supplementary Cash Flow Information (in thousands):

	December 31,
	2007	2006	2005

Supplementary disclosure of cash flow information:
Cash paid for interest	$161,280	$61,360	$55,653
Cash paid for income taxes	$506	$1,034	$305
Supplementary disclosure of non-cash investing activities:
Contribution of wireless licenses	$25,130	$16,100	$—
Supplementary disclosure of non-cash financing activities:
Assets acquired through capital lease arrangements	$40,799	$—	$—

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 5.	Basic and Diluted Earnings (Loss) Per Share

A reconciliation of basic weighted-average shares outstanding to diluted weighted-average shares outstanding used in calculating basic and diluted earnings (loss) per share is as follows (in thousands):

	December 31,
	2007	2006	2005

Basic weighted-average shares outstanding	67,100	61,645	60,135
Effect of dilutive common share equivalents:
Non-qualified stock options	—	—	130
Restricted stock awards	—	—	472
Warrants	—	—	266

Diluted weighted-average shares outstanding	67,100	61,645	61,003

The Company incurred losses for the years ended December 31, 2007 and 2006; therefore, 5.4 million and 4.9 million common share equivalents were excluded in computing diluted earnings (loss) per share for those periods, respectively. The number of common share equivalents not included in the computation of diluted earnings per share, because the effect of their inclusion would have been antidilutive, totaled 0.5 million for the year ended December 31, 2005.

Note 6.	Long-Term Debt

Long-term debt at December 31, 2007 and 2006 was comprised of the following (in thousands):

	As of December 31,
	2007	2006

Term loans under senior secured credit facilities	$926,500	$935,500
Unamortized deferred lender fees	(1,898)	—
Senior notes	1,100,000	750,000
Unamortized premium on senior notes	19,800	—

	2,044,402	1,685,500
Current maturities of long-term debt	(10,500)	(9,000)

	$2,033,902	$1,676,500

Senior Secured Credit Facilities

Cricket Communications

The senior secured credit facility under the Company’s Credit Agreement (the “Credit Agreement”) consists of a six year $895.5 million term loan and an undrawn $200 million revolving credit facility. As of December 31, 2007, the outstanding indebtedness was $886.5 million.

Outstanding borrowings under the term loan must be repaid in 22 quarterly payments of $2.25 million each (which commenced on March 31, 2007) followed by four quarterly payments of $211.5 million (which commence on September 30, 2012).

As of December 31, 2007, the interest rate on the term loan was the London Interbank Offered Rate (LIBOR) plus 3.00% or the bank base rate plus 2.00%, as selected by Cricket. This represents an increase of 25 basis points to the interest rate applicable to the term loan borrowings in effect on December 31, 2006. On November 20, 2007, the Company entered into a second amendment (the “Second Amendment”) to the Credit Agreement, in which the

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

lenders waived defaults and potential defaults under the Credit Agreement arising from the Company’s breach and potential breach of representations regarding the presentation of its prior consolidated financial statements and the associated delay in filing its Quarterly Report on Form 10-Q for the three months ended September 30, 2007. In connection with this waiver, the Second Amendment also amended the applicable interest rates to term loan borrowings and the revolving credit facility.

Outstanding borrowings under the revolving credit facility, to the extent that there are any borrowings, are due in June 2011. As of December 31, 2007, the revolving credit facility was undrawn. The commitment of the lenders under the revolving credit facility may be reduced in the event mandatory prepayments are required under the Credit Agreement. As of December 31, 2007, borrowings under the revolving credit facility accrued interest at LIBOR plus 3.00% or the bank base rate plus 2.00%, as selected by Cricket. This represents an increase of 25 basis points to the interest rate applicable to the revolving credit facility in effect on December 31, 2006, which increase was made under the Second Amendment, as described above.

The facilities under the Credit Agreement are guaranteed by Leap and all of its direct and indirect domestic subsidiaries (other than Cricket, which is the primary obligor, and LCW Wireless and Denali and their respective subsidiaries) and are secured by substantially all of the present and future personal property and real property owned by Leap, Cricket and such direct and indirect domestic subsidiaries. Under the Credit Agreement, the Company is subject to certain limitations, including limitations on its ability to: incur additional debt or sell assets, with restrictions on the use of proceeds; make certain investments and acquisitions; grant liens; pay dividends; and make certain other restricted payments. In addition, the Company will be required to pay down the facilities under certain circumstances if it issues debt, sells assets or property, receives certain extraordinary receipts or generates excess cash flow (as defined in the Credit Agreement). The Company is also subject to a financial covenant with respect to a maximum consolidated senior secured leverage ratio and, if a revolving credit loan or uncollateralized letter of credit is outstanding or requested, with respect to a minimum consolidated interest coverage ratio, a maximum consolidated leverage ratio and a minimum consolidated fixed charge coverage ratio. The Company was in compliance with the covenants as of December 31, 2007. The Credit Agreement also prohibits the occurrence of a change of control, which includes the acquisition of beneficial ownership of 35% or more of Leap’s equity securities, a change in a majority of the members of Leap’s board of directors that is not approved by the board and the occurrence of a “change of control” under any of the Company’s other credit instruments. In addition to investments in the Denali joint venture, the Credit Agreement allows the Company to invest up to $85 million in LCW Wireless and its subsidiaries and up to $150 million plus an amount equal to an available cash flow basket in other joint ventures, and allows the Company to provide limited guarantees for the benefit of Denali, LCW Wireless and other joint ventures.

Affiliates of Highland Capital Management, L.P. (a beneficial stockholder of Leap and an affiliate of James D. Dondero, a former director of Leap) participated in the syndication of the term loan in an amount equal to $222.9 million. Additionally, Highland Capital Management continues to hold a $40 million commitment under the $200 million revolving credit facility.

At December 31, 2007, the effective interest rate on the term loan was 7.9%, including the effect of interest rate swaps. The terms of the Credit Agreement require the Company to enter into interest rate swap agreements in a sufficient amount so that at least 50% of the Company’s outstanding indebtedness for borrowed money bears interest at a fixed rate. The Company is in compliance with this requirement. The Company has entered into interest rate swap agreements with respect to $355 million of its debt. These interest rate swap agreements effectively fix the LIBOR interest rate on $150 million of indebtedness at 8.3% and $105 million of indebtedness at 7.3% through June 2009 and $100 million of indebtedness at 8.0% through September 2010. The fair value of the swap agreements at December 31, 2007 and December 31, 2006 was a liability of $7.2 million and an asset of $3.2 million, respectively, and was recorded in other liabilities and other assets, respectively, in the consolidated balance sheets.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

LCW Operations

LCW Operations has a senior secured credit agreement consisting of two term loans for $40 million in the aggregate. The loans bear interest at LIBOR plus the applicable margin ranging from 2.7% to 6.3%. At December 31, 2007, the effective interest rate on the term loans was 9.1%, and the outstanding indebtedness was $40 million. In January 2007, LCW Operations entered into an interest rate cap agreement which effectively caps the three month LIBOR interest rate at 7.0% on $20 million of its outstanding borrowings. The obligations under the loans are guaranteed by LCW Wireless and LCW Wireless License, LLC, a wholly owned subsidiary of LCW Operations (and are non-recourse to Leap, Cricket and their other subsidiaries). Outstanding borrowings under the term loans must be repaid in varying quarterly installments starting in June 2008, with an aggregate final payment of $24.5 million due in June 2011. Under the senior secured credit agreement, LCW Operations and the guarantors are subject to certain limitations, including limitations on their ability to: incur additional debt or sell assets with restrictions on the use of proceeds; make certain investments and acquisitions; grant liens; pay dividends; and make certain other restricted payments. In addition, LCW Operations will be required to pay down the facilities under certain circumstances if it or the guarantors issue debt, sell assets or generate excess cash flow. The senior secured credit agreement requires that LCW Operations and the guarantors comply with financial covenants related to earnings before interest, taxes, depreciation and amortization, gross additions of subscribers, minimum cash and cash equivalents and maximum capital expenditures, among other things. LCW was in compliance with the covenants as of December 31, 2007.

Senior Notes

In October 2006, Cricket issued $750 million of unsecured senior notes due 2014 in a private placement to institutional buyers. During the second quarter of 2007, the Company offered to exchange the notes for identical notes that had been registered with the Securities and Exchange Commission (“SEC”), and all notes were tendered for exchange.

The notes bear interest at the rate of 9.375% per year, payable semi-annually in cash in arrears, which interest payments commenced in May 2007. The notes are guaranteed on an unsecured senior basis by Leap and each of its existing and future domestic subsidiaries (other than Cricket, which is the issuer of the notes, and LCW Wireless and Denali and their respective subsidiaries) that guarantee indebtedness for money borrowed of Leap, Cricket or any subsidiary guarantor. The notes and the guarantees are Leap’s, Cricket’s and the guarantors’ general senior unsecured obligations and rank equally in right of payment with all of Leap’s, Cricket’s and the guarantors’ existing and future unsubordinated unsecured indebtedness. The notes and the guarantees are effectively junior to Leap’s, Cricket’s and the guarantors’ existing and future secured obligations, including those under the Credit Agreement, to the extent of the value of the assets securing such obligations, as well as to future liabilities of Leap’s and Cricket’s subsidiaries that are not guarantors, and of LCW Wireless and Denali and their respective subsidiaries. In addition, the notes and the guarantees are senior in right of payment to any of Leap’s, Cricket’s and the guarantors’ future subordinated indebtedness.

Prior to November 1, 2009, Cricket may redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 109.375% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, thereon to the redemption date, from the net cash proceeds of specified equity offerings. Prior to November 1, 2010, Cricket may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the applicable premium and any accrued and unpaid interest. The applicable premium is calculated as the greater of (i) 1.0% of the principal amount of such notes and (ii) the excess of (a) the present value at such date of redemption of (1) the redemption price of such notes at November 1, 2010 plus (2) all remaining required interest payments due on such notes through November 1, 2010 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of such notes. The notes may be redeemed, in whole or in part, at any time on or after November 1, 2010, at a redemption price of 104.688% and 102.344% of the principal amount thereof if redeemed

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

during the twelve months ending October 31, 2011 and 2012, respectively, or at 100% of the principal amount if redeemed during the twelve months ending October 31, 2013 or thereafter, plus accrued and unpaid interest.

If a “change of control” occurs (which includes the acquisition of beneficial ownership of 35% or more of Leap’s equity securities, a sale of all or substantially all of the assets of Leap and its restricted subsidiaries and a change in a majority of the members of Leap’s board of directors that is not approved by the board), each holder of the notes may require Cricket to repurchase all of such holder’s notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest.

Affiliates of Highland Capital Management, L.P. (a beneficial stockholder of Leap and an affiliate of James D. Dondero, a former director of Leap) purchased an aggregate of $25 million principal amount of unsecured senior notes in the October 2006 private placement. In March 2007, these notes were sold by the Highland entities to a third party.

In June 2007, Cricket issued an additional $350 million of unsecured senior notes due 2014 in a private placement to institutional buyers at an issue price of 106% of the principal amount. These notes are an additional issuance of the 9.375% unsecured senior notes due 2014 discussed above and are treated as a single class with these notes. The terms of these additional notes are identical to the existing notes, except for certain applicable transfer restrictions. The $21 million premium the Company received in connection with the issuance of the notes has been recorded in long-term debt in the consolidated financial statements and is being amortized as a reduction to interest expense over the term of the notes. At December 31, 2007, the effective interest rate on the $350 million of unsecured senior notes was 8.6%, which included the effect of the premium amortization.

In connection with the private placement of the additional senior notes, the Company entered into a registration rights agreement with the purchasers in which the Company agreed to file a registration statement with the SEC to permit the holders to exchange or resell the notes. The Company must use reasonable best efforts to file such registration statement within 150 days after the issuance of the notes, have the registration statement declared effective within 270 days after the issuance of the notes and then consummate any exchange offer within 30 business days after the effective date of the registration statement. In the event that the registration statement is not filed or declared effective or the exchange offer is not consummated within these deadlines, the agreement provides that additional interest will accrue on the principal amount of the notes at a rate of 0.50% per annum during the 90-day period immediately following any of these events and will increase by 0.50% per annum at the end of each subsequent 90-day period, but in no event will the penalty rate exceed 1.50% per annum. There are no other alternative settlement methods and, other than the 1.50% per annum maximum penalty rate, the agreement contains no limit on the maximum potential amount of penalty interest that could be paid in the event the Company does not meet the registration statement filing requirements. Due to the Company’s restatement of its historical consolidated financial results during the fourth quarter of 2007, the Company was unable to file the registration statement within 150 days after issuance of the notes. Based on the anticipated filing date of the registration statement and the penalty rate applicable to the associated registration default event, the Company accrued additional interest expense of approximately $1.1 million as of December 31, 2007.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 7.	Income Taxes

The components of the Company’s income tax provision are summarized as follows (in thousands):

	December 31,
	2007	2006	2005

Current provision:
Federal	$(422)	$422	$—
State	1,704	21	63

	1,282	443	63

Deferred provision:
Federal	39,044	7,389	17,958
State	(2,960)	1,445	3,594

	36,084	8,834	21,552

	$37,366	$9,277	$21,615

A reconciliation of the amounts computed by applying the statutory federal income tax rate to income before income taxes to the amounts recorded in the consolidated statements of operations is summarized as follows (in thousands):

	December 31,
	2007	2006	2005

Amounts computed at statutory federal rate	$(13,496)	$(5,335)	$18,305
Non-deductible expenses	2,910	421	929
State income tax expense (benefit), net of federal income tax impact	(816)	(425)	2,335
Net tax expense related to joint venture	2,645	1,751	—
Other	—	—	46
Change in valuation allowance	46,123	12,865	—

	$37,366	$9,277	$21,615

The components of the Company’s deferred tax assets (liabilities) are summarized as follows (in thousands):

	As of December 31,
	2007	2006

Deferred tax assets:
Net operating loss carryforwards	$276,361	$171,104
Wireless licenses	17,950	41,854
Capital loss carryforwards	4,200	29,592
Reserves and allowances	16,024	12,446
Share-based compensation	14,190	9,006
Deferred charges	20,112	6,419
Investments and deferred tax on unrealized losses	6,105	—
Other	8,560	3,834

Gross deferred tax assets	363,502	274,255

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	As of December 31,
	2007	2006

Deferred tax liabilities:
Intangible assets	(17,727)	(31,168)
Property and equipment	(58,967)	(7,689)
Deferred revenues	—	(2,311)
Deferred tax on unrealized gains	—	(1,243)
Other	—	(390)

Net deferred tax assets	286,808	231,454
Valuation allowance	(284,301)	(231,454)
Other deferred tax liabilities:
Wireless licenses	(172,492)	(139,278)
Goodwill	(8,688)	(6,169)
Investment in joint venture	(6,225)	(3,367)

Net deferred tax liabilities	$(184,898)	$(148,814)

Deferred tax assets (liabilities) are reflected in the accompanying consolidated balance sheets as follows (in thousands):

	As of December 31,
	2007	2006

Current deferred tax liabilities (included in other current liabilities)	$(2,063)	$(479)
Long-term deferred tax liabilities	(182,835)	(148,335)

	$(184,898)	$(148,814)

As of December 31, 2007 and 2006, except with respect to a $2.5 million TMT recorded during the year ended December 31, 2007, the Company established a full valuation allowance against its net deferred tax assets due to the uncertainty surrounding the realization of such assets. The valuation allowance is based on available evidence, including the Company’s historical operating losses. Deferred tax liabilities associated with wireless licenses, tax goodwill and investments in certain joint ventures cannot be considered a source of taxable income to support the realization of deferred tax assets because these deferred tax liabilities will not reverse until some indefinite future period.

At December 31, 2007, the Company estimated it had federal net operating loss carryforwards of approximately $715 million which begin to expire in 2022, and state net operating loss carryforwards of approximately $872 million which begin to expire in 2008. In addition, the Company had federal capital loss carryforwards of approximately $10.7 million which begin to expire in 2010. Included in the Company’s federal and state net operating loss carryforwards are $12.7 million of losses which, when utilized, will increase additional paid-in capital by approximately $4.9 million.

Pursuant to SOP 90-7, the tax benefits of deferred tax assets recorded in fresh-start reporting will be recorded as a reduction of goodwill if the benefit is recognized in the Company’s financial statements prior to January 1, 2009. These tax benefits will not reduce income tax expense for GAAP purposes, although such assets, when recognized as a deduction for tax income tax return purposes, may reduce U.S. federal and certain state taxable income, if any, and may therefore reduce income taxes payable. Effective for years beginning after December 15, 2008, SFAS 141(R) provides that any tax benefit related to deferred tax assets recorded in fresh-start reporting be accounted for as a reduction to income tax expense. During the year ended December 31, 2005, approximately $25.1 million of fresh-start related net deferred tax assets were utilized and, therefore, the Company recorded a

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

corresponding reduction to goodwill. No such net deferred tax assets were utilized during 2006 and 2007. As of December 31, 2007, the balance of fresh-start related net deferred tax assets was $218.5 million, which was subject to a full valuation allowance.

Note 8.	Stockholders’ Equity

Forward Sale Agreements

In August 2006, in connection with a public offering of Leap common stock, Leap entered into forward sale agreements for the sale of an aggregate of 6,440,000 shares of its common stock, including an amount equal to the underwriters’ over-allotment option in the public offering (which was fully exercised). The initial forward sale price was $40.11 per share, which was equivalent to the public offering price less the underwriting discount, and was subject to daily adjustment based on a floating interest factor equal to the federal funds rate, less a spread of 1.0%. The forward sale agreements allowed the Company to elect to physically settle the transactions, or to issue shares of its common stock in satisfaction of its obligations under the forward sale agreements, in all circumstances (unless the Company had previously elected otherwise). As a result, these forward sale agreements were initially measured at fair value and reported in permanent equity. Subsequent changes in fair value were not recognized as the forward sale agreements continued to be classified as permanent equity. In October 2006, Leap issued 6,440,000 shares of its common stock to physically settle its forward sale agreements and received aggregate cash proceeds of $260.0 million (before expenses) from such physical settlements. Upon such full settlement, the forward sale agreements were fully performed.

Warrants

On the Effective Date of the plan of reorganization, Leap issued warrants to purchase 600,000 shares of Leap common stock at an exercise price of $16.83 per share, which expire on March 23, 2009. All of these warrants were outstanding as of December 31, 2007.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 9.	Share-Based Compensation

The Company allows for the grant of stock options, restricted stock awards and deferred stock units to employees, independent directors and consultants under its 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan (the “2004 Plan”). A total of 4,800,000 shares of common stock were initially reserved for issuance under the 2004 Plan and, during May 2007, the Company reserved an additional 3,500,000 shares of common stock for issuance under the 2004 Plan. The additional shares reserved resulted in 8,300,000 aggregate shares of common stock reserved for issuance under the 2004 Plan of which 2,773,568 shares of common stock were available for future awards under the 2004 Plan as of December 31, 2007. Certain of the Company’s stock options and restricted stock awards include both a service condition and a performance condition that relates only to the timing of vesting. These stock options and restricted stock awards generally vest in full three or five years from the grant date. These awards also provide for the possibility of annual accelerated performance-based vesting of a portion of the awards if the Company achieves specified performance conditions. In addition, the Company has granted stock options and restricted stock awards that vest periodically over a fixed term, usually four years. These awards do not contain any performance conditions. Share-based awards also generally provide for accelerated vesting if there is a change in control (as defined in the 2004 Plan) and, in some cases, if additional conditions are met. The stock options are exercisable for up to 10 years from the grant date. Compensation expense is amortized on a straight-line basis over the requisite service period for the entire award, which is generally the maximum vesting period of the award, and if necessary, is adjusted to ensure that the amount recognized is at least equal to the vested (earned) compensation. No share-based compensation expense has been capitalized as part of inventory or fixed assets.

Stock Options

The estimated fair value of the Company’s stock options is determined using the Black-Scholes model. All stock options were granted with an exercise price equal to the fair value of the common stock on the grant date. The weighted-average grant date fair value of employee stock options granted during the years ended December 31, 2007 and 2006 was $34.50 and $25.74 per share, respectively, which was estimated using the following weighted-average assumptions:

	As of December 31,
	2007	2006

Expected volatility	47%	46%
Expected term (in years)	6.3	6.3
Risk-free interest rate	4.30%	4.72%
Expected dividend yield	—	—

The determination of the fair value of stock options using an option valuation model is affected by the Company’s stock price, as well as assumptions regarding a number of complex and subjective variables. The volatility assumption is based on a combination of the historical volatility of the Company’s common stock and the volatilities of similar companies over a period of time equal to the expected term of the stock options. The volatilities of similar companies are used in conjunction with the Company’s historical volatility because of the lack of sufficient relevant history for the Company’s common stock equal to the expected term. The expected term of employee stock options represents the weighted-average period the stock options are expected to remain outstanding. The expected term assumption is estimated based primarily on the options’ vesting terms and remaining contractual life and employees’ expected exercise and post-vesting employment termination behavior. The risk-free interest rate assumption is based upon observed interest rates at the end of the period in which the grant occurred appropriate for the term of the employee stock options. The dividend yield assumption is based on the expectation of no future dividend payouts by the Company.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the Company’s stock option award activity as of and for the years ended December 31, 2007 and 2006 is as follows (in thousands, except per share data):

		Weighted-	Weighted-
		Average	Average
		Exercise	Remaining
	Number of	Price per	Contractual	Aggregate
	Shares	Share	Term	Intrinsic Value
			(In years)

Options outstanding at December 31, 2005	1,892	$28.94

Options exercisable at December 31, 2005	35	$26.50

Options granted	1,277	$50.04
Options forfeited	(99)	34.21
Options exercised	—	—

Options outstanding at December 31, 2006	3,070	$37.55

Options exercisable at December 31, 2006	76	$26.50

Options granted	956	$67.11
Options forfeited	(374)	51.08
Options exercised	(278)	29.33

Options outstanding at December 31, 2007	3,374	$45.12	8.28	$28,419

Options exercisable at December 31, 2007	270	$38.71	7.85	$3,370

As share-based compensation expense under SFAS 123(R) is based on awards ultimately expected to vest, it is reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

At December 31, 2007, total unrecognized compensation cost related to unvested stock options was $45.5 million, which is expected to be recognized over a weighted-average period of 2.7 years.

Upon option exercise, the Company issues new shares of common stock. Cash received from stock option exercises was $8.2 million during the year ended December 31, 2007. The Company did not recognize any income tax benefits from stock option exercises. The total intrinsic value of stock options exercised was $10.7 million during the year ended December 31, 2007.

Restricted Stock

Under SFAS 123(R), the fair value of the Company’s restricted stock awards is based on the grant date fair value of the Company’s common stock. All restricted stock awards were granted with a purchase price of $0.0001 per share. The weighted-average grant date fair value of the restricted stock awards was $56.86 and $51.86 per share during the years ended December 31, 2007 and 2006, respectively.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the Company’s restricted stock award activity as of and for the years ended December 31, 2007 and 2006 is as follows (in thousands, except per share data):

		Weighted-
		Average
		Grant Date
	Number of	Fair Value
	Shares	Per Share

Restricted stock awards outstanding at December 31, 2005	895	$28.56
Shares issued	286	51.86
Shares forfeited	(35)	30.40
Shares vested	(28)	27.35

Restricted stock awards outstanding at December 31, 2006	1,118	34.50
Shares issued	529	56.86
Shares forfeited	(74)	50.48
Shares vested	(168)	29.24

Restricted stock awards outstanding at December 31, 2007	1,405	$42.70

The following table summarizes information about restricted stock awards that vested during the years ended December 31, 2007, 2006 and 2005 (in thousands):

	Year Ended December 31,
	2007	2006	2005

Fair value on vesting date of vested restricted stock awards	$10,525	$1,519	$993

At December 31, 2007, total unrecognized compensation cost related to unvested restricted stock awards was $33.0 million, which is expected to be recognized over a weighted-average period of 2.3 years.

The terms of the restricted stock grant agreements allow the Company to repurchase unvested shares at the option, but not the obligation, of the Company for a period of sixty days, commencing ninety days after the employee has a termination event. If the Company elects to repurchase all or any portion of the unvested shares, it may do so at the original purchase price per share.

Employee Stock Purchase Plan

The Company’s Employee Stock Purchase Plan (the “ESP Plan”) allows eligible employees to purchase shares of common stock during a specified offering period. The purchase price is 85% of the lower of the fair market value of such stock on the first or last day of the offering period. Employees may authorize the Company to withhold up to 15% of their compensation during any offering period for the purchase of shares under the ESP Plan, subject to certain limitations. A total of 800,000 shares of common stock were initially reserved for issuance under the ESP Plan, and a total of 732,439 shares remained available for issuance under the ESP Plan as of December 31, 2007. The most recent offering period under the ESP Plan was from July 1, 2007 through December 31, 2007.

Deferred Stock Units

Under SFAS 123(R), the fair value of the Company’s deferred stock units is based on the grant date fair value of the common stock. No deferred stock units were granted during the years ended December 31, 2007 and 2006. During the year ended December 31, 2005, 246,484 deferred stock units with a purchase price of $0.0001 per share were granted at a weighted-average grant date fair value of $27.87 per share. These awards were recorded as an expense on the grant date as they were immediately vested.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Allocation of Share-Based Compensation Expense

Total share-based compensation expense related to all of the Company’s share-based awards for the years ended December 31, 2007, 2006 and 2005 was allocated as follows (in thousands, except per share data):

	Year Ended December 31,
	2007	2006	2005

Cost of service	$2,156	$1,245	$1,204
Selling and marketing expenses	3,330	1,970	1,021
General and administrative expenses	23,853	16,510	10,254

Share-based compensation expense before tax	29,339	19,725	12,479
Related income tax benefit	—	—	—

Share-based compensation expense, net of tax	$29,339	$19,725	$12,479

Net share-based compensation expense per share:
Basic	$0.44	$0.32	$0.21

Diluted	$0.44	$0.32	$0.20

Effect of SFAS 123(R) Adoption

Forfeitures were accounted for as they occurred in the Company’s pro forma disclosures under SFAS 123. The Company recorded a gain of $0.6 million for the year ended December 31, 2006 as the cumulative effect of a change in accounting principle related to the change in accounting for forfeitures under SFAS 123(R). In addition, upon adoption of SFAS 123(R) during 2006, the Company recorded decreases in additional paid-in capital and unearned share-based compensation of $20.9 million. The adoption of SFAS 123(R) did not affect the share-based compensation expense associated with the Company’s restricted stock awards as they were already recorded at fair value on the grant date and recognized as an expense over the requisite service period. As a result, the incremental share-based compensation expense recognized upon adoption of SFAS 123(R) related only to stock options and the ESP Plan.

Pro Forma Information under SFAS 123 for Periods Prior to Fiscal 2006

For stock options granted prior to the adoption of SFAS 123(R), the following table illustrates the pro forma effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of SFAS 123 in determining share-based compensation (in thousands, except per share data):

Year Ended
December 31,
2005

As reported net income	$30,685
Add: Share-based compensation expense included in net income	12,479
Deduct: Net pro forma compensation expense	(20,085)

Pro forma net income	$23,079

Basic earnings per share:
As reported	$0.51

Pro forma	$0.38

Diluted earnings per share:
As reported	$0.50

Pro forma	$0.38

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For purposes of pro forma disclosures under SFAS 123, the estimated fair value of the stock options was amortized on a straight-line basis over the maximum vesting period of the awards.

Note 10.	Employee Savings and Retirement Plan

The Company’s 401(k) plan allows eligible employees to contribute up to 30% of their salary, subject to annual limits. The Company matches a portion of the employee contributions and may, at its discretion, make additional contributions based upon earnings. The Company’s contributions were approximately $1,571,000, $1,698,000 and $1,485,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

Note 11.	Significant Acquisitions and Dispositions

In January 2007, the Company completed the sale of three wireless licenses that it was not using to offer commercial service for an aggregate sales price of $9.5 million, resulting in a net gain of $1.3 million.

In June and August 2007, the Company purchased approximately 20% of the outstanding membership units of a regional wireless service provider for an aggregate purchase price of $18.0 million. In October 2007, the Company contributed an additional $1.0 million. The Company uses the equity method to account for its investment. The Company’s equity in net earnings or losses are recorded two months in arrears to facilitate the timely inclusion of such equity in net earnings or losses in the Company’s consolidated financial statements. During the year ended December 31, 2007, the Company’s share of its net losses of the entity were $2.3 million.

In December 2007, the Company agreed to purchase Hargray Communications Group’s wireless subsidiary for $30 million. This subsidiary owns a 15 MHz wireless license covering approximately 0.8 million POPs and operates a wireless business in Georgia and South Carolina, which complements the Company’s existing market in Charleston, South Carolina. Completion of this transaction is subject to customary closing conditions, including FCC approval. The FCC issued its approval of the transaction in February 2008, but this approval has not yet become final.

In January 2008, the Company agreed to exchange an aggregate of 20 MHz of disaggregated spectrum under certain of its existing PCS licenses in Tennessee, Georgia and Arkansas for an aggregate of 30 MHz of disaggregated and partitioned spectrum in New Jersey and Mississippi under certain of Sprint Nextel’s existing wireless licenses. Completion of this transaction is subject to customary closing conditions, including FCC approval.

Note 12.	Segment and Geographic Data

The Company operates in a single operating segment as a wireless communications carrier that offers digital wireless service in the United States of America. As of and for the years ended December 31, 2007, 2006 and 2005, all of the Company’s revenues and long-lived assets related to operations in the United States of America.

Note 13.	Commitments and Contingencies

Patent Litigation

On June 14, 2006, the Company sued MetroPCS in the United States District Court for the Eastern District of Texas, Marshall Division, for infringement of U.S. Patent No. 6,813,497 “Method for Providing Wireless Communication Services and Network and System for Delivering Same,” issued to it. The Company’s complaint seeks damages and an injunction against continued infringement. On August 3, 2006, MetroPCS (i) answered the complaint, (ii) raised a number of affirmative defenses, and (iii) together with certain related entities (referred to, collectively with MetroPCS, as the “MetroPCS entities”), counterclaimed against Leap, Cricket, numerous Cricket subsidiaries, Denali License, and current and former employees of Leap and Cricket, including the Company’s chief executive officer, S. Douglas Hutcheson. MetroPCS has since amended its

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

complaint and Denali License has been dismissed, without prejudice, as a counterclaim defendant. The countersuit now alleges claims for breach of contract, misappropriation, conversion and disclosure of trade secrets, fraud, misappropriation of confidential information and breach of confidential relationship, relating to information provided by MetroPCS to such employees, including prior to their employment by Leap, and asks the court to award attorneys fees and damages, including punitive damages, impose an injunction enjoining the Company from participating in any auctions or sales of wireless spectrum, impose a constructive trust on the Company’s business and assets for the benefit of the MetroPCS entities, transfer the Company’s business and assets to MetroPCS, and declare that the MetroPCS entities have not infringed U.S. Patent No. 6,813,497 and that such patent is invalid. MetroPCS’s claims allege that the Company and the other counterclaim defendants improperly obtained, used and disclosed trade secrets and confidential information of the MetroPCS entities and breached confidentiality agreements with the MetroPCS entities. On October 31, 2007, pursuant to a stipulation between the parties, the court administratively closed the case for a period not to exceed six months. The parties stipulated that neither will move the court to reopen the case until at least 90 days following the administrative closure. On November 1, 2007, MetroPCS formally withdrew its September 4, 2007 unsolicited merger proposal, which the Company’s board of directors had previously rejected on September 16, 2007. On February 14, 2008, in response to the Company’s motion, the court re-opened the case. On September 22, 2006, Royal Street Communications, LLC, or Royal Street, an entity affiliated with MetroPCS, filed an action in the United States District Court for the Middle District of Florida, Tampa Division, seeking a declaratory judgment that the Company’s U.S. Patent No. 6,813,497 (the same patent that is the subject of the Company’s infringement action against MetroPCS) is invalid and is not being infringed by Royal Street or its PCS systems. Upon the Company’s request, the court has transferred the Royal Street case to the United States District Court for the Eastern District of Texas due to the affiliation between MetroPCS and Royal Street. On February 25, 2008, the Company filed an answer to the Royal Street complaint, together with counterclaims for patent infringement. The Company intends to vigorously defend against the counterclaims filed by the MetroPCS entities and the action brought by Royal Street. Due to the complex nature of the legal and factual issues involved, however, the outcome of these matters is not presently determinable. If the MetroPCS entities were to prevail in these matters, it could have a material adverse effect on the Company’s business, financial condition and results of operations.

On August 17, 2006, the Company was served with a complaint filed by certain MetroPCS entities, along with another affiliate, MetroPCS California, LLC, in the Superior Court of the State of California, which names Leap, Cricket, certain of its subsidiaries, and certain current and former employees of Leap and Cricket, including Mr. Hutcheson, as defendants. In response to demurrers by the Company and by the court, two of the plaintiffs amended their complaint twice, dropped the other plaintiffs and have filed a third amended complaint. In the current complaint, the plaintiffs allege statutory unfair competition, statutory misappropriation of trade secrets, breach of contract, intentional interference with contract, and intentional interference with prospective economic advantage, seek preliminary and permanent injunction, and ask the court to award damages, including punitive damages, attorneys fees, and restitution. The Company has filed a demurrer to the third amended complaint. On October 25, 2007, pursuant to a stipulation between the parties, the court entered a stay of the litigation for a period of 90 days. On January 28, 2008, the court ordered that the stay remain in effect for a further 120 days, or until May 27, 2008. If and when the case proceeds, the Company intends to vigorously defend against these claims. Due to the complex nature of the legal and factual issues involved, however, the outcome of this matter is not presently determinable. If the MetroPCS entities were to prevail in this action, it could have a material adverse effect on the Company’s business, financial condition and results of operations.

On June 6, 2007, the Company was sued by Minerva Industries, Inc., or Minerva, in the United States District Court for the Eastern District of Texas, Marshall Division, for infringement of U.S. Patent No. 6,681,120 entitled “Mobile Entertainment and Communication Device.” Minerva alleges that certain handsets sold by the Company infringe a patent relating to mobile entertainment features, and the complaint seeks damages (including enhanced damages), an injunction and attorneys’ fees. The Company filed an answer to the complaint and counterclaims of invalidity on January 7, 2008. On January 21, 2008, Minerva filed another suit against the Company in the United

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

States District Court for the Eastern District of Texas, Marshall Division, for infringement of its newly issued U.S. Patent No. 7,321,738 entitled “Mobile Entertainment and Communication Device.” This matter has been transferred to the judge overseeing the first Minerva action, and it is likely the two actions will be consolidated. On June 7, 2007, the Company was sued by Barry W. Thomas (“Thomas”) in the United States District Court for the Eastern District of Texas, Marshall Division, for infringement of U.S. Patent No. 4,777,354 entitled “System for Controlling the Supply of Utility Services to Consumers.” Thomas alleges that certain handsets sold by the Company infringe a patent relating to actuator cards for controlling the supply of a utility service, and the complaint seeks damages (including enhanced damages) and attorneys’ fees. The Company and other co-defendants have filed a motion to stay the litigation pending the determination of similar litigation in the Western District of North Carolina. The Company intends to vigorously defend against these matters brought by Minerva and Thomas. Due to the complex nature of the legal and factual issues involved, however, the outcome of these matters is not presently determinable. The Company has notified its handset suppliers of these lawsuits, the majority of whom were also sued by Minerva and Thomas in other actions, and the Company anticipates that it will be indemnified by such suppliers for the costs of defense and any damages arising with respect to such lawsuits.

On June 8, 2007, the Company was sued by Ronald A. Katz Technology Licensing, L.P. (“Katz”) in the United States District Court for the District of Delaware, for infringement of 19 U.S. patents, 15 of which have expired. Katz alleged that the Company has infringed patents relating to automated telephone systems, including customer service systems, and the complaint sought damages (including enhanced damages), an injunction, and attorneys’ fees. The Company has since settled this matter with Katz.

On October 15, 2007, Leap was sued by Visual Interactive Phone Concepts, Inc., or Visual Interactive, in the United States District Court for the Southern District of California for infringement of U.S. Patent No. 5,724,092 entitled “Videophone Mailbox Interactive Facility System and Method of Processing Information” and U.S. Patent No. 5,606,361 entitled “Videophone Mailbox Interactive Facility System and Method of Processing Information.” Visual Interactive alleged that Leap infringed these patents relating to interactive videophone systems, and the complaint sought an accounting for damages under 35 U.S.C. § 284, an injunction and attorneys’ fees. The Company filed its answer to the complaint on December 13, 2007, and on the same day, Cricket filed a complaint against Visual Interactive in the United States District Court for the Southern District of California seeking a declaration by the court that the patents alleged against the Company are neither valid nor infringed by it. Visual Interactive agreed to dismiss its complaint against Leap and file an amended complaint against Cricket, and Cricket filed its answer on January 23, 2008. The Company intends to vigorously defend against this matter. Due to the complex nature of the legal and factual issues involved, however, the outcome of this matter is not presently determinable.

On December 10, 2007, the Company was sued by Freedom Wireless, Inc., or Freedom Wireless, in the United States District Court for the Eastern District of Texas, Marshall Division, for infringement of U.S. Patent No. 5,722,067 entitled “Security Cellular Telecommunications System,” U.S. Patent No. 6,157,823 entitled “Security Cellular Telecommunications System,” and U.S. Patent No. 6,236,851 entitled “Prepaid Security Cellular Telecommunications System.” Freedom Wireless alleges that its patents claim a novel cellular system that enables prepaid services subscribers to both place and receive cellular calls without dialing access codes or using modified telephones. The complaint seeks unspecified monetary damages, increased damages under 35 U.S.C. § 284 together with interest, costs and attorneys’ fees, and an injunction. On February 15, 2008, the Company filed a motion to sever and stay the proceedings against Cricket or, alternatively, to transfer the case to the United States District Court for the Northern District of California. The Company intends to vigorously defend against this matter. Due to the complex nature of the legal and factual issues involved, however, the outcome of this matter is not presently determinable.

On February 4, 2008, the Company and certain other wireless carriers were sued by Electronic Data Systems Corporation (“EDS”) in the United States District Court for the Eastern District of Texas, Marshall Division, for infringement of U.S. Patent No. 7,156,300 entitles “System and Method for Dispensing a Receipt Reflecting

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Prepaid Phone Services” and a U.S. Patent No. 7,255,268 entitled “System for Purchase of Prepaid Telephone Services.” EDS alleges that the sale and marketing by the Company of prepaid wireless cellular telephone services infringes these patents, and the complaint seeks an injunction against further infringement, damages (including enhanced damages) and attorneys’ fees. The Company intends to vigorously defend against this lawsuit. Due to the complex nature of the legal and factual issues involved, however, the outcome of this lawsuit is not presently determinable.

American Wireless Group

On December 31, 2002, several members of American Wireless Group, LLC (“AWG”) filed a lawsuit against various officers and directors of Leap in the Circuit Court of the First Judicial District of Hinds County, Mississippi, referred to herein as the Whittington Lawsuit. Leap purchased certain FCC wireless licenses from AWG and paid for those licenses with shares of Leap stock. The complaint alleges that Leap failed to disclose to AWG material facts regarding a dispute between Leap and a third party relating to that party’s claim that it was entitled to an increase in the purchase price for certain wireless licenses it sold to Leap. In their complaint, plaintiffs seek rescission and/or damages according to proof at trial of not less than the aggregate amount paid for the Leap stock (alleged in the complaint to have a value of approximately $57.8 million in June 2001 at the closing of the license sale transaction), plus interest, punitive or exemplary damages in the amount of not less than three times compensatory damages, and costs and expenses. Plaintiffs contend that the named defendants are the controlling group that was responsible for Leap’s alleged failure to disclose the material facts regarding the third party dispute and the risk that the shares held by the plaintiffs might be diluted if the third party was successful with respect to its claim. The defendants in the Whittington Lawsuit filed a motion to compel arbitration or, in the alternative, to dismiss the Whittington Lawsuit. The motion noted that plaintiffs, as members of AWG, agreed to arbitrate disputes pursuant to the license purchase agreement, that they failed to plead facts that show that they are entitled to relief, that Leap made adequate disclosure of the relevant facts regarding the third party dispute and that any failure to disclose such information did not cause any damage to the plaintiffs. The court denied defendants’ motion and the defendants appealed the denial of the motion to the Mississippi Supreme Court. On November 15, 2007, the Mississippi Supreme Court issued an opinion denying the appeal and remanded the action to the trial court. The defendants have since filed a motion to stay the remand pending application to the United States Supreme Court for a writ of certiorari. The Mississippi Supreme Court granted the motion and the remand is now stayed until at least April 2, 2008.

In a related action to the action described above, in June 2003, AWG filed a lawsuit in the Circuit Court of the First Judicial District of Hinds County, Mississippi (“AWG Lawsuit”) against the same individual defendants named in the Whittington Lawsuit. The complaint generally sets forth the same claims made by the plaintiffs in the Whittington Lawsuit. In its complaint, plaintiff seeks rescission and/or damages according to proof at trial of not less than the aggregate amount paid for the Leap stock (alleged in the complaint to have a value of approximately $57.8 million in June 2001 at the closing of the license sale transaction), plus interest, punitive or exemplary damages in the amount of not less than three times compensatory damages, and costs and expenses. Defendants filed a motion to compel arbitration or, in the alternative, to dismiss the AWG Lawsuit, making arguments similar to those made in their motion to dismiss the Whittington Lawsuit. AWG has since agreed to arbitrate this lawsuit. The arbitration is proceeding and a briefing schedule for motions for summary judgment has been set.

Although Leap is not a defendant in either the Whittington or AWG Lawsuits, several of the defendants have indemnification agreements with the Company. Management believes that the defendants’ liability, if any, from the AWG and Whittington Lawsuits and any further indemnity claims of the defendants against Leap is not presently determinable.

Securities Litigation

Two shareholder derivative lawsuits were filed in the California Superior Court for the County of San Diego in November 2007 and January 2008, and one shareholder derivative lawsuit was filed in the United States District

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Court for the Southern District of California in February 2008 against certain of the Company’s current and former directors and executive officers, and against Leap as a nominal defendant. Plaintiffs in one of the state shareholder derivative lawsuits have indicated that they have filed a notice of dismissal of the lawsuit. The claims asserted in these lawsuits include breaches of fiduciary duty, gross mismanagement, waste of corporate assets, unjust enrichment and violations of the Securities Exchange Act of 1934 (the “Exchange Act”) arising from Leap’s restatement of its financial statements as described in Note 2 to the Company’s consolidated financial statements included in “Part II — Item 8. Financial Statements and Supplementary Data” of its Annual Report on Form 10-K, as amended, for the year ended December 31, 2006, filed with the SEC on December 26, 2007, the September 2007 unsolicited merger proposal from MetroPCS and sales of Leap common stock by certain of the defendants between December 2004 and June 2007. The complaints variously seek unspecified damages, equitable and/or injunctive relief, a constructive trust, disgorgement and reasonable attorneys fees and costs. Due to the complex nature of the legal and factual issues involved, the outcome of these matters is not presently determinable.

The Company and certain of its current and former officers and directors have been named as defendants in multiple securities class action lawsuits filed in the United States District Court for the Southern District of California between November 2007 and February 2008 purportedly on behalf of investors who purchased Leap common stock between May 16, 2004 and November 9, 2007. The Company’s independent registered public accounting firm, PricewaterhouseCoopers, LLP, has been named in one of these lawsuits. The class action lawsuits allege that all defendants violated Section 10(b) of the Exchange Act and Rule 10b-5, and allege the individual defendants violated Section 20(a) of the Exchange Act, by making false and misleading statements about the Company’s business and financial results arising from Leap’s November 9, 2007 announcement of its restatement of its financial statements as described in Note 2 to the Company’s consolidated financial statements included in “Part II — Item 8. Financial Statements and Supplementary Data” of its Annual Report on Form 10-K, as amended, for the year ended December 31, 2006, filed with the SEC on December 26, 2007. Some of these lawsuits also allege false and misleading statements revealed by Leap’s August 7, 2007 second quarter 2007 earnings release. The class action lawsuits seek, among other relief, determinations that the actions are proper class actions, unspecified damages and reasonable attorneys’ fees and costs. Plaintiffs have filed motions for the appointment of lead plaintiff, lead plaintiffs’ counsel and consolidation of all related cases, and these motions are scheduled to be heard on March 28, 2008. The Company intends to vigorously defend against these lawsuits. Due to the complex nature of the legal and factual issues involved, however, the outcome of these matters is not presently determinable.

Other Litigation

In addition to the matters described above, the Company is often involved in certain other claims, arising in the ordinary course of business, seeking monetary damages and other relief, none of which claims, based upon current information, is currently expected to have a material adverse effect on the Company’s business, financial condition and results of operations.

Spectrum Clearing Obligations

The AWS spectrum that was auctioned in Auction #66 is currently used by U.S. government and/or incumbent commercial licensees. FCC rules require winning bidders to avoid interfering with these existing users or to clear the incumbent users from the spectrum through specified relocation procedures. To facilitate the clearing of this spectrum, the FCC adopted a transition and cost-sharing plan whereby incumbent non-governmental users may be reimbursed for costs they incur in relocating from the spectrum by AWS licensees benefiting from the relocation. In addition, this plan requires the AWS licensees and the applicable incumbent non-governmental user to negotiate for a period of two or three years (depending on the type of incumbent user and whether the user is a commercial or non-commercial licensee), triggered from the time that an AWS licensee notifies the incumbent user that it desires the incumbent to relocate. If no agreement is reached during this period of time, the FCC rules provide that an AWS licensee may force the incumbent non-governmental user to relocate at the licensee’s expense. The FCC rules also provide that a portion of the proceeds raised in Auction #66 will be used to reimburse the costs of governmental

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

users relocating from the AWS spectrum. However, some such users may delay relocation for an extended and undetermined period of time. The Company is currently evaluating its spectrum clearing obligations and the potential costs that may be incurred could be material.

FCC Hurricane Katrina Order

The FCC regulates the licensing, construction, modification, operation, ownership, sale and interconnection of wireless communications systems, as do some state and local regulatory agencies. The FCC recently released an order implementing certain recommendations of an independent panel reviewing the impact of Hurricane Katrina on communications networks, which requires wireless carriers to provide emergency back-up power sources for their equipment and facilities, including 24 hours of emergency power for mobile switch offices and up to eight hours for cell site locations. The order was expected to become effective sometime in 2008. However, on February 28, 2008, the United States Court of Appeals for the District of Columbia Circuit stayed the effective date of the order pending resolution of a petition for review of the FCC’s rules. In order for the Company to comply with the requirements of the order, it would likely need to purchase additional equipment, obtain additional state and local permits, authorizations and approvals and incur additional operating expenses. The Company is currently evaluating its compliance with this order should it become effective and the potential costs that may be incurred to achieve compliance could be material.

System Equipment Purchase Agreements

In June 2007, the Company entered into certain system equipment purchase agreements. The agreements generally have a term of three years pursuant to which the Company agreed to purchase and/or license wireless communications systems, products and services designed to be AWS functional at a current estimated cost to the Company of approximately $266 million, which commitments are subject, in part, to the necessary clearance of spectrum in the markets to be built. Under the terms of the agreements, the Company is entitled to certain pricing discounts, credits and incentives, which credits and incentives are subject to the Company’s achievement of its purchase commitments, and to certain technical training for the Company’s personnel. If the purchase commitment levels per the agreements are not achieved, the Company may be required to refund previous credits and incentives it applied to historical purchases.

Capital and Operating Leases

The Company has entered into non-cancelable operating lease agreements to lease its administrative and retail facilities, and sites for towers, equipment and antennae required for the operation of its wireless network. These leases typically include renewal options and escalation clauses, some of which escalation clauses are based on the consumer price index. In general, site leases have five-year initial terms with four five-year renewal options. In addition, the Company has entered into capital lease agreements for its primary billing and activation system and for certain equipment required for the operation of its wireless network. Under its lease agreement for its billing and activation system, the Company must make contingent payments to the lessor based on specified levels of active customers. No such contingent payments were made during the year ended December 31, 2007. The following table summarizes the approximate future minimum rentals under non-cancelable operating leases, including renewals

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

that are reasonably assured, and future minimum capital lease payments in effect at December 31, 2007 (in thousands):

	Capital	Operating
Years Ended December 31:	Leases	Leases

2008	$16,716	$121,712
2009	16,716	121,519
2010	16,716	121,139
2011	2,466	115,676
2012	2,466	114,530
Thereafter	6,458	461,518

Total minimum lease payments	$61,538	$1,056,094

Less amount representing interest	(10,848)

Present value of minimum lease payments	$50,690

Outstanding Letters of Credit and Surety Bonds

As of December 31, 2007, the Company had approximately $4.6 million of letters of credit outstanding, which were collateralized by restricted cash, related to contractual commitments under certain of its administrative facility leases, surety bond programs and workers’ compensation insurance program. Approximately $2.0 million of these letters of credit were issued pursuant to the Company’s $200 million revolving credit facility and are considered as usage for purposes of determining the maximum available credit line and excess availability.

As of December 31, 2007, the Company had approximately $2.1 million of surety bonds outstanding to guarantee to government municipalities the Company’s own performance with respect to removal of equipment from its cell sites.

Note 14.	Guarantor Financial Information

The $1,100 million of unsecured senior notes issued by Cricket (the “Issuing Subsidiary”) are due in 2014 and are jointly and severally guaranteed on a full and unconditional basis by Leap (the “Guarantor Parent Company”) and certain of its direct and indirect wholly owned subsidiaries, including Cricket’s subsidiaries that hold real property interests or wireless licenses (collectively, the “Guarantor Subsidiaries”).

The indenture governing the notes limits, among other things, Leap’s, Cricket’s and the Guarantor Subsidiaries’ ability to: incur additional debt; create liens or other encumbrances; place limitations on distributions from restricted subsidiaries; pay dividends; make investments; prepay subordinated indebtedness or make other restricted payments; issue or sell capital stock of restricted subsidiaries; issue guarantees; sell assets; enter into transactions with its affiliates; and make acquisitions or merge or consolidate with another entity.

Consolidating financial information of the Guarantor Parent Company, the Issuing Subsidiary, the Guarantor Subsidiaries, non-guarantor subsidiaries and total consolidated Leap and subsidiaries as of for the years ended December 31, 2007 and 2006 and for the year ended December 31, 2005 is presented below. The equity method of accounting is used to account for ownership interests in subsidiaries, where applicable.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consolidating Balance Sheet as of December 31, 2007

	Guarantor				Consolidating
	Parent	Issuing	Guarantor	Non-Guarantor	and Eliminating
	Company	Subsidiary	Subsidiaries	Subsidiaries	Adjustments	Consolidated
	(In thousands)

Assets
Cash and cash equivalents	$62	$399,153	$—	$34,122	$—	$433,337
Short-term investments	—	163,258	—	15,975	—	179,233
Restricted cash, cash equivalents and short-term investments	7,671	7,504	—	375	—	15,550
Inventories	—	64,583	—	625	—	65,208
Other current assets	102	37,201	—	796	—	38,099

Total current assets	7,835	671,699	—	51,893	—	731,427
Property and equipment, net	30	1,254,856	—	66,901	(5,130)	1,316,657
Investments in and advances to affiliates and consolidated subsidiaries	1,728,602	1,903,009	173,922	5,325	(3,810,858)	—
Wireless licenses	—	18,533	1,519,638	328,182	—	1,866,353
Goodwill	—	425,782	—	—	—	425,782
Other intangible assets, net	—	45,948	—	154	—	46,102
Deposits for wireless licenses	—	—	—	—	—	—
Other assets	41	44,464	—	2,172	—	46,677

Total assets	$1,736,508	$4,364,291	$1,693,560	$454,627	$(3,815,988)	$4,432,998

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$6,459	$210,707	$7	$8,562	$—	$225,735
Current maturities of long-term debt	—	9,000	—	1,500	—	10,500
Intercompany payables	5,727	179,248	726	2,986	(188,687)	—
Other current liabilities	—	112,626	—	2,182	—	114,808

Total current liabilities	12,186	511,581	733	15,230	(188,687)	351,043
Long-term debt	—	1,995,402	—	311,052	(272,552)	2,033,902
Deferred tax liabilities	—	19,606	163,229	—	—	182,835
Other long-term liabilities	—	88,570	—	1,602	—	90,172

Total liabilities	12,186	2,615,159	163,962	327,884	(461,239)	2,657,952
Minority interests	—	20,530	—	—	30,194	50,724
Membership units subject to repurchase	—	—	—	37,879	(37,879)	—
Stockholders’ equity	1,724,322	1,728,602	1,529,598	88,864	(3,347,064)	1,724,322

Total liabilities and stockholders’ equity	$1,736,508	$4,364,291	$1,693,560	$454,627	$(3,815,988)	$4,432,998

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consolidating Balance Sheet as of December 31, 2006

	Guarantor				Consolidating
	Parent	Issuing	Guarantor	Non-Guarantor	and Eliminating
	Company	Subsidiary	Subsidiaries	Subsidiaries	Adjustments	Consolidated
	(In thousands)

Assets
Cash and cash equivalents	$206	$329,240	$—	$43,366	$—	$372,812
Short-term investments	—	66,400	—	—	—	66,400
Restricted cash, cash equivalents and short-term investments	8,093	4,753	—	735	—	13,581
Inventories	—	89,383	—	802	—	90,185
Other current assets	105	52,404	—	472	—	52,981

Total current assets	8,404	542,180	—	45,375	—	595,959
Property and equipment, net	117	1,040,380	—	38,024	—	1,078,521
Investments in and advances to affiliates and consolidated subsidiaries	1,779,514	1,867,876	142,072	—	(3,789,462)	—
Wireless licenses	—	—	1,527,574	36,384	—	1,563,958
Assets held for sale	—	—	8,070	—	—	8,070
Goodwill	—	425,782	—	—	—	425,782
Other intangible assets, net	—	79,409	—	419	—	79,828
Deposits for wireless licenses	—	—	—	274,084	—	274,084
Other assets	815	56,875	—	1,827	(772)	58,745

Total assets	$1,788,850	$4,012,502	$1,677,716	$396,113	$(3,790,234)	$4,084,947

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$6,792	$300,070	$—	$10,231	$—	$317,093
Current maturities of long-term debt	—	9,000	—	—	—	9,000
Intercompany payables	10,265	142,072	—	9,893	(162,230)	—
Other current liabilities	—	84,844	—	604	(773)	84,675

Total current liabilities	17,057	535,986	—	20,728	(163,003)	410,768
Long-term debt	—	1,636,500	—	271,443	(231,443)	1,676,500
Deferred tax liabilities	—	9,057	139,278	—	—	148,335
Other long-term liabilities	—	46,622	—	986	—	47,608

Total liabilities	17,057	2,228,165	139,278	293,157	(394,446)	2,283,211
Minority interests	—	4,821	—	—	25,122	29,943
Stockholders’ equity	1,771,793	1,779,516	1,538,438	102,956	(3,420,910)	1,771,793

Total liabilities and stockholders’ equity	$1,788,850	$4,012,502	$1,677,716	$396,113	$(3,790,234)	$4,084,947

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consolidating Statement of Operations for the Year Ended December 31, 2007

	Guarantor				Consolidating
	Parent	Issuing	Guarantor	Non-Guarantor	and Eliminating
	Company	Subsidiary	Subsidiaries	Subsidiaries	Adjustments	Consolidated
	(In thousands)

Revenues:
Service revenues	$—	$1,360,801	$—	$34,866	$—	$1,395,667
Equipment revenues	—	230,457	—	4,679	—	235,136
Other revenues	—	38	54,424	—	(54,462)	—

Total revenues	—	1,591,296	54,424	39,545	(54,462)	1,630,803

Operating expenses:
Cost of service (exclusive of items shown separately below)	—	(424,022)	—	(14,494)	54,388	(384,128)
Cost of equipment	—	(392,062)	—	(13,935)	—	(405,997)
Selling and marketing	(8)	(196,803)	—	(9,402)	—	(206,213)
General and administrative	(4,979)	(259,325)	(132)	(7,174)	74	(271,536)
Depreciation and amortization	(65)	(293,621)	—	(8,515)	—	(302,201)
Impairment of assets	—	(383)	(985)	—	—	(1,368)

Total operating expenses	(5,052)	(1,566,216)	(1,117)	(53,520)	54,462	(1,571,443)
Gain (loss) on sale or disposal of assets	—	(349)	1,251	—	—	902

Operating income (loss)	(5,052)	24,731	54,558	(13,975)	—	60,262
Minority interests in consolidated subsidiaries	—	(2,067)	—	—	3,884	1,817
Equity in net loss of consolidated subsidiaries	(70,838)	(7,708)	—	—	78,546	—
Equity in net loss of investee	—	(2,309)	—	—	—	(2,309)
Interest income	38	63,024	—	985	(35,108)	28,939
Interest expense	—	(119,734)	—	(34,296)	32,799	(121,231)
Other expense, net	(75)	(5,933)	—	(31)	—	(6,039)

Income (loss) before income taxes	(75,927)	(49,996)	54,558	(47,317)	80,121	(38,561)
Income tax expense	—	(20,842)	(16,524)	—	—	(37,366)

Net income (loss)	$(75,927)	$(70,838)	$38,034	$(47,317)	$80,121	$(75,927)

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consolidating Statement of Operations for the Year Ended December 31, 2006

	Guarantor				Consolidating
	Parent	Issuing	Guarantor	Non-Guarantor	and Eliminating
	Company	Subsidiary	Subsidiaries	Subsidiaries	Adjustments	Consolidated
	(In thousands)

Revenues:
Service revenues	$—	$952,921	$—	$3,444	$—	$956,365
Equipment revenues	—	210,123	—	1,474	(775)	210,822
Other revenues	—	364	39,943	—	(40,307)	—

Total revenues	—	1,163,408	39,943	4,918	(41,082)	1,167,187

Operating expenses:
Cost of service (exclusive of items shown separately below)	—	(300,949)	—	(3,156)	39,943	(264,162)
Cost of equipment	—	(309,223)	—	(2,386)	775	(310,834)
Selling and marketing	—	(155,615)	—	(3,642)	—	(159,257)
General and administrative	(7,178)	(186,931)	(937)	(1,922)	364	(196,604)
Depreciation and amortization	(100)	(223,576)	—	(3,071)	—	(226,747)
Impairment of assets	—	—	(7,912)	—	—	(7,912)

Total operating expenses	(7,278)	(1,176,294)	(8,849)	(14,177)	41,082	(1,165,516)
Gain on sale or disposal of assets	—	21,300	754	—	—	22,054

Operating income (loss)	(7,278)	8,414	31,848	(9,259)	—	23,725
Minority interests in consolidated subsidiaries	—	(695)	—	—	2,188	1,493
Equity in net income (loss) of consolidated subsidiaries	(19,116)	4,869	—	—	14,247	—
Interest income	37	30,317	—	664	(7,955)	23,063
Interest expense	—	(61,219)	—	(8,070)	7,955	(61,334)
Other income (expense), net	2,000	(4,650)	—	—	—	(2,650)

Income (loss) before income taxes and cumulative effect of change in accounting principle	(24,357)	(22,964)	31,848	(16,665)	16,435	(15,703)
Income tax (expense) benefit	—	3,225	(12,502)	—	—	(9,277)

Income (loss) before cumulative effect of change in accounting principle	(24,357)	(19,739)	19,346	(16,665)	16,435	(24,980)
Cumulative effect of change in accounting principle	—	623	—	—	—	623

Net income (loss)	$(24,357)	$(19,116)	$19,346	$(16,665)	$16,435	$(24,357)

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consolidating Statement of Operations for the Year Ended December 31, 2005

	Guarantor				Consolidating
	Parent	Issuing	Guarantor	Non-Guarantor	and Eliminating
	Company	Subsidiary	Subsidiaries	Subsidiaries	Adjustments	Consolidated
	(In thousands)

Revenues:
Service revenues	$—	$768,916	$—	$—	$—	$768,916
Equipment revenues	—	188,855	—	—	—	188,855
Other revenues	625	—	31,165	—	(31,790)	—

Total revenues	625	957,771	31,165	—	(31,790)	957,771

Operating expenses:
Cost of service (exclusive of items shown separately below)	—	(234,713)	—	—	31,165	(203,548)
Cost of equipment	—	(230,520)	—	—	—	(230,520)
Selling and marketing	—	(100,042)	—	—	—	(100,042)
General and administrative	(3,345)	(156,396)	(625)	—	625	(159,741)
Depreciation and amortization	(643)	(194,819)	—	—	—	(195,462)
Impairment of assets	—	—	(12,043)	—	—	(12,043)

Total operating expenses	(3,988)	(916,490)	(12,668)	—	31,790	(901,356)
Gain on sale or disposal of assets	—	—	14,587	—	—	14,587

Operating income (loss)	(3,363)	41,281	33,084	—	—	71,002
Minority interests in consolidated subsidiaries	—	(31)	—	—	—	(31)
Equity in net income of consolidated subsidiaries	32,361	18,962	—	—	(51,323)	—
Interest income	—	9,957	—	—	—	9,957
Interest expense	—	(30,051)	—	—	—	(30,051)
Other income (expense), net	1,687	(264)	—	—	—	1,423

Income before income taxes	30,685	39,854	33,084	—	(51,323)	52,300
Income tax expense	—	(7,493)	(14,122)	—	—	(21,615)

Net income	$30,685	$32,361	$18,962	$—	$(51,323)	$30,685

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consolidating Statement of Cash Flows for the Year Ended December 31, 2007

	Guarantor				Consolidating
	Parent	Issuing	Guarantor	Non-Guarantor	and Eliminating
	Company	Subsidiary	Subsidiaries	Subsidiaries	Adjustments	Consolidated
	(In thousands)

Operating activities:
Net cash provided by (used in) operating activities	$(1,166)	$316,746	$(3,756)	$(16,168)	$20,525	$316,181

Investing activities:
Purchases of and changes in prepayments for property and equipment	—	(463,389)	—	(28,550)	—	(491,939)
Purchases of and deposits for wireless licenses and spectrum clearing costs	—	—	(5,744)	452	—	(5,292)
Proceeds from sale of wireless licenses and operating assets	—	—	9,500	—	—	9,500
Purchases of investments	—	(642,513)	—	—	—	(642,513)
Sales and maturities of investments	—	530,956	—	—	—	530,956
Investments in and advances to affiliates and consolidated subsidiaries	(9,690)	(4,706)	—	—	9,690	(4,706)
Purchase of membership units	—	(18,955)	—	—	—	(18,955)
Other	1,022	(426)	—	(375)	—	221

Net cash provided by (used in) investing activities	(8,668)	(599,033)	3,756	(28,473)	9,690	(622,728)

Financing activities:
Principal payments on capital lease obligation	—	(5,213)	—	—	—	(5,213)
Proceeds from long-term debt	—	370,480	—	6,000	(6,000)	370,480
Issuance of related party debt	—	(6,000)	—	—	6,000	—
Repayment of long-term debt	—	(9,000)	—	—	—	(9,000)
Payment of debt issuance costs	—	(7,757)	—	(8)	—	(7,765)
Capital contributions, net	9,690	9,690	—	29,405	(30,215)	18,570
Proceeds from issuance of common stock, net	—	—	—	—	—	—

Net cash provided by financing activities	9,690	352,200	—	35,397	(30,215)	367,072

Net increase (decrease) in cash and cash equivalents	(144)	69,913	—	(9,244)	—	60,525
Cash and cash equivalents at beginning of period	206	329,240	—	43,366	—	372,812

Cash and cash equivalents at end of period	$62	$399,153	$—	$34,122	$—	$433,337

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consolidating Statement of Cash Flows for the Year Ended December 31, 2006

	Guarantor				Consolidating
	Parent	Issuing	Guarantor	Non-Guarantor	and Eliminating
	Company	Subsidiary	Subsidiaries	Subsidiaries	Adjustments	Consolidated
	(In thousands)

Operating activities:
Net cash provided by operating activities	$6,933	$269,947	$—	$12,991	$—	$289,871

Investing activities:
Purchases of and changes in prepayments for property and equipment	—	(567,518)	—	(27,623)	—	(595,141)
Purchases of and deposits for wireless licenses	—	—	(743,688)	(275,144)	—	(1,018,832)
Proceeds from sale of wireless licenses and operating assets	—	6,887	33,485	—	—	40,372
Purchases of investments	—	(150,488)	—	—	—	(150,488)
Sales and maturities of investments	—	177,932	—	—	—	177,932
Investments in and advances to affiliates and consolidated subsidiaries	(259,898)	(777,291)	—	—	1,037,189	—
Changes in restricted cash, cash equivalents and short-term investments, net	(6,773)	1,571	—	735	—	(4,467)

Net cash used in investing activities	(266,671)	(1,308,907)	(710,203)	(302,032)	1,037,189	(1,550,624)

Financing activities:
Proceeds from long-term debt	—	2,220,000	—	263,378	(223,378)	2,260,000
Issuance of related party debt	—	(223,378)	—	—	223,378	—
Repayment of long-term debt	—	(1,168,944)	—	—	—	(1,168,944)
Capital contributions, net	259,898	268,783	710,203	70,605	(1,037,189)	272,300
Payment of debt issuance costs	—	(21,288)	—	(1,576)	—	(22,864)

Net cash provided by financing activities	259,898	1,075,173	710,203	332,407	(1,037,189)	1,340,492

Net increase in cash and cash equivalents	160	36,213	—	43,366	—	79,739
Cash and cash equivalents at beginning of period	46	293,027	—	—	—	293,073

Cash and cash equivalents at end of period	$206	$329,240	$—	$43,366	$—	$372,812

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consolidating Statement of Cash Flows for the Year Ended December 31, 2005

	Guarantor				Consolidating
	Parent	Issuing	Guarantor	Non-Guarantor	and Eliminating
	Company	Subsidiary	Subsidiaries	Subsidiaries	Adjustments	Consolidated
	(In thousands)

Operating activities:
Net cash provided by operating activities	$364	$307,916	$—	$—	$—	$308,280

Investing activities:
Purchases of and changes in prepayments for property and equipment	—	(218,636)	—	—	—	(218,636)
Purchases of and deposits for wireless licenses	—	—	(243,960)	—	—	(243,960)
Proceeds from sale of wireless licenses and operating assets	—	20,300	88,500	—	—	108,800
Purchases of investments	—	(307,021)	—	—	—	(307,021)
Sales and maturities of investments	—	329,043	—	—	—	329,043
Investments in and advances to affiliates and consolidated subsidiaries	—	(191,408)	—	—	191,408	—
Changes in restricted cash, cash equivalents and short-term investments, net	(338)	—	—	—	—	(338)

Net cash used in investing activities	(338)	(367,722)	(155,460)	—	191,408	(332,112)

Financing activities:
Proceeds from long-term debt	—	600,000	—	—	—	600,000
Repayment of long-term debt	—	(377,912)	(40,373)	—	—	(418,285)
Capital contributions, net	—	1,000	191,408	—	(191,408)	1,000
Payment of debt issuance costs	—	(6,951)	—	—	—	(6,951)

Net cash provided by financing activities	—	216,137	151,035	—	(191,408)	175,764

Net increase (decrease) in cash and cash equivalents	26	156,331	(4,425)	—	—	151,932
Cash and cash equivalents at beginning of period	20	136,696	4,425	—	—	141,141

Cash and cash equivalents at end of period	$46	$293,027	$—	$—	$—	$293,073

Performance Measurement Comparison of Stockholder Returns

The following graphs compare total stockholder return on our common stock (a) from August 17, 2004 (upon our emergence from Chapter 11 proceedings) to December 31, 2007 and (b) from January 1, 2003 to July 31, 2004, to two indices: the Nasdaq Composite Index and the Nasdaq Telecommunications Index.

Our stock performance is divided into two graphs because when Leap emerged from Chapter 11 proceedings on August 16, 2004, all of our formerly outstanding common stock was cancelled in accordance with our plan of reorganization and our former common stockholders ceased to have any ownership interest in us. The first graph below includes the period from August 17, 2004 (the first trading date for our new common stock) to December 31, 2007 (the end of our last fiscal year). The second graph below reflects a period prior to our emergence from Chapter 11 proceedings, from January 1, 2003 through July 31, 2004. The trading value of one share of our new common stock bears no relation to the value of one share of our old common stock.

The Nasdaq Composite Index is a broad-based index that tracks the aggregate price performance of over 3,000 domestic and international based common type stocks listed on The Nasdaq Stock Market. The Nasdaq Telecommunications Index tracks securities of Nasdaq-listed companies classified according to the Industry Classification Benchmark as Telecommunications and Telecommunications Equipment, including providers of fixed-line and mobile telephone services, and makers and distributors of high-technology communication products. The total return for our stock and for each index assumes the reinvestment of dividends, and is based on the returns of the component companies weighted according to their capitalizations as of the end of each annual period.

Comparison of Cumulative Total Return on Investment
(from August 17, 2004 to December 31, 2007)

	Base	Indexed Returns
	Period	Years Ending
Company Name / Index	8/17/2004	12/31/2004	12/31/2005	12/31/2006	12/31/2007

Leap Wireless International, Inc.	$100	$107.14	$150.32	$235.99	$185.08

Nasdaq Composite Index	$100	$120.98	$123.64	$136.33	$149.86

Nasdaq Telecommunications Index	$100	$130.15	$123.68	$162.62	$136.29

Comparison of Cumulative Total Return on Investment
(from January 1, 2003 to July 31, 2004)

	Base	Indexed Returns
	Period	Years Ending
Company Name / Index	1/1/2003	7/31/2003	7/31/2004

Leap Wireless International, Inc.	$100	$5.49	$1.10

Nasdaq Composite Index	$100	$130.60	$142.25

Nasdaq Telecommunications Index	$100	$160.98	$156.27

Mark Here THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” THE NOMINEES FOR DIRECTOR AND “FOR” PROPOSAL 2 LISTED BELOW for Address Change orComments PLEASE SEE REVERSE SIDE FOR WITHHELD FOR ALL FOR AGAINST ABSTAIN PROPOSAL 1: Election of Directors PROPOSAL 2: To ratify the selection ofPricewaterhouseCoopers LLP as Nominees: Leap’s independent registered 01 John D. Harkey, Jr. pubic accounting firm for the fiscal 02 S. Douglas Hutcheson year ending December 31, 2008 03 Robert V. LaPenta 04 Mark H. Rachesky, M.D. 05 Michael B. Targoff Withheld for the nominees you list here: (Write that nominee’s nameYES NO in the space provided below.) Do you plan to attendthe Annual Meeting? THE PROXIES OF THE UNDERSIGNED MAY VOTE IN THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY CONTINUATION, ADJOURNMENT OR POSTPONEMENT THEREOF. SignatureSignatureDate NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. FOLD AND DETACH HERE Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. You can view the Annual Report and Proxy Statement online at proxy.leapwireless.com

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LEAP WIRELESS INTERNATIONAL, INC. The undersigned hereby appoints S. DOUGLAS HUTCHESON and ROBERT J. IRVING, JR., and each of them, with full power to act without the other and with power of substitution, asproxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided onthe other side, all the shares of LEAP WIRELESS INTERNATIONAL, INC. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business asmay properly come before the Annual Meeting of Stockholders of Leap to be held May 29, 2008 at 1:00 p.m. local time or at any continuation, adjournment or postponement thereof, with allpowers which the undersigned would possess if present at the Meeting. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. (Continued, and to be marked, dated and signed, on the other side) Address Change/Comments (Mark the corresponding box on the reverse side) FOLD AND DETACH HERE You can now access your Leap Wireless International, Inc. account online. Access your Leap Wireless International, Inc. stockholder account online via Investor ServiceDirect® (ISD). The transfer agent for Leap Wireless International, Inc., now makes it easy and convenient to get current information on your stockholder account. · View account status • View payment history for dividends • View certificate history · Make address changes • View book-entry information • Obtain a duplicate 1099 tax form • Establish/change your PIN Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time ****TRY IT OUT**** www.bnymellon.com/shareowner/isd Investor ServiceDirect® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163